     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1998


                                                      REGISTRATION NO. 333-49767
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                            SCC COMMUNICATIONS CORP.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           7374                          84-0796285
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                               6285 LOOKOUT ROAD
                            BOULDER, COLORADO 80301
                                 (303) 581-5600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------
                            MR. GEORGE K. HEINRICHS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SCC COMMUNICATIONS CORP.
                               6285 LOOKOUT ROAD
                            BOULDER, COLORADO 80301
                                 (303) 581-5600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

          JEREMY W. MAKARECHIAN, ESQ.                         MARK L. JOHNSON, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                      FOLEY, HOAG & ELIOT LLP
            1125 SEVENTEENTH STREET                           ONE POST OFFICE SQUARE
                   SUITE 2525                              BOSTON, MASSACHUSETTS 02109
             DENVER, COLORADO 80202                               (617) 832-1000
                 (303) 293-0760

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 23, 1998


                                   [SCC LOGO]

                                3,300,000 SHARES

                                  COMMON STOCK
                         ------------------------------

     Of the 3,300,000 shares of Common Stock offered hereby, 2,100,000 shares are being sold by SCC Communications Corp. ("SCC" or the "Company"), and 1,200,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the method of determining the initial public offering price. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. Application has been made to have the Common Stock quoted on the Nasdaq National Market under the proposed symbol "SCCX."
                         ------------------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                         ------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

============================================================================================================================
                                                             UNDERWRITING
                                        PRICE TO            DISCOUNTS AND           PROCEEDS TO            PROCEEDS TO
                                         PUBLIC              COMMISSIONS             COMPANY(1)        SELLING STOCKHOLDERS
----------------------------------------------------------------------------------------------------------------------------
Per Share.......................           $                      $                      $                      $
----------------------------------------------------------------------------------------------------------------------------
Total(2)........................           $                      $                      $                      $
============================================================================================================================

(1) Before deducting expenses payable by the Company estimated at $800,000.

(2) The Company and certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 495,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $        , $        , $        and $        , respectively.
                         ------------------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about             , 1998.

BANCAMERICA ROBERTSON STEPHENS                                 HAMBRECHT & QUIST

               THE DATE OF THIS PROSPECTUS IS             , 1998

Diagram consisting of four boxes encircled in text (starting at top, moving clockwise):

     WIRELESS  ILECS-CLECS WIRELINE  PCS-CELLULAR

     Tag line above Diagram:

        9-1-1 is an Essential Part of the Operational Support Systems Market

     Upper left box text:

          Planning & Engineering
               Decision support
               Network design and optimization
               Product planning and development

     Upper right box text:

          Service Provisioning
               Inventory management
               Provisionary/assignment
               Service activation
               Service order processing
               [With 9-1-1 Database Management logo]

     Lower left box text:

          Operations
               HR/payroll/financial
               Network management
               Repair/craft interface
               Security
               Workforce management
               [With 9-1-1 Network Management logo]

     Lower right box text:

          Customer Care & Billing
               Billing
               Customer service and support
               Marketing and sales
               Pricing/rating

SCC logo below diagram

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET FOR THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Inside Panel:

SCC Solution Set

SCC provides 9-1-1 OSS services to ILECs, CLECs and wireless carriers throughout North America. SCC focuses on developing innovative and automated solutions to provide customers with a comprehensive system for managing large amounts of dynamic subscriber information.

NDSC Services

Through its NDSC, SCC offers a comprehensive, cost-effective solution to the 9-1-1 service provisioning needs of ILECs, CLECs and wireless carriers by enabling them to outsource virtually all aspects of the operations of their 9-1-1 data management. Services include system activation, routine data administration, event transaction processing and performance management, with a high level of security and survivability.

Enhanced Public Safety Services

SCC offers enhancements to its 9-1-1 OSS services that provide additional features and functionality. Services currently include 9-1-1Net, Private Switch ALI and 9-1-1Connect. In addition, SCC expects to introduce Subscriber ALI and Emergency Warning & Evacuation System by late 1998.

License Products

SCC offers 9-1-1 OSS software to customers that elect to manage their own 9-1-1 data records rather than outsourcing such operations. SCC also provides custom software development services to customers with specific or local requirements through its engineering department. The engineering department develops, customizes and enhances the software using a structured approach to perform requirements analysis, software development and quality assurance.

Commercial Services

SCC is developing new products and services such as dynamic call routing for multi-location call centers for both telecommunication carriers and others and improved address information for the billing, ordering and provisioning departments of telecommunication carriers.

[SCC logo Above Map]

Tag Line Above Map:

Providing 9-1-1 OSS Services Throughout North America...

Continued Tag Line Below Map:

and Leveraging Our Infrastructure and Expertise Beyond 9-1-1...

[Map of United States Communications Network]

Text Underneath Map:

This map is an artistic impression of SCC's contracted network and processing elements

Customer Names Below Map:

Ameritech AT&T Wireless Bell Canada Nextel 360 degrees Communications Time Warner Telecom US WEST Communications Vanguard Cellular WorldCom, Inc. ...and others

SCC Strategy -- Key Elements

Maintain and extend leadership in wireline 9-1-1 data management market

Capitalize on emerging wireless carrier opportunities

Maintain and extend leadership position in National Clearinghouse Services

Provide additional services to telecommunications carriers

Develop applications for new commercial products

Expand international operations

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    7
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Financial Data.....................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   30
Management..................................................   41
Certain Transactions........................................   47
Principal and Selling Stockholders..........................   48
Description of Capital Stock................................   51
Shares Eligible for Future Sale.............................   53
Underwriting................................................   55
Legal Matters...............................................   57
Experts.....................................................   57
Additional Information......................................   57
Glossary of Terms...........................................   58
Index to Financial Statements...............................  F-1

                         ------------------------------

     9-1-1 Extended Architecture, 9-1-1NRC, 9-1-1XA, 9-1-1 National Reference Center, 9-1-1 Net and 9-1-1 Connect are trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this Prospectus. Certain terms used herein are defined under the heading "Glossary of Terms."

                                  THE COMPANY

     SCC is the leading provider of 9-1-1 operations support systems ("OSS") services to incumbent local exchange carriers ("ILECs"), competitive local exchange carriers ("CLECs") and wireless carriers in the United States. The Company has redefined the U.S. market for 9-1-1 OSS by creating the first and largest 9-1-1 service bureau, the SCC National Data Services Center ("NDSC"), with over 70 million subscriber data records under management throughout North America. The Company manages the data that enable a 9-1-1 call to be routed to the appropriate public safety agency along with accurate and timely information about the caller's identification and location. Through SCC's NDSC, the Company offers a comprehensive, cost-effective solution to the 9-1-1 service provisioning needs of ILECs, CLECs and wireless carriers by enabling them to outsource virtually all aspects of the operations of their 9-1-1 data management services, including system activation, routine data administration, event transaction processing and performance management, with a high level of security and survivability. In addition, the Company licenses its 9-1-1 OSS software to carriers that wish to manage the delivery of 9-1-1 data management services in-house. Representative carriers using SCC's 9-1-1 OSS solution include Ameritech, AT&T Wireless Services, BellSouth, MCI, Sprint PCS and Worldcom Network SVCS.

     Today, 9-1-1 is a fundamental element of local exchange service and carriers' OSS infrastructure. 9-1-1 service involves the routing of emergency calls to the appropriate public safety answering point ("PSAP") responsible for dispatching police, fire and other emergency services. When a caller dials 9-1-1, information about the caller's location, telephone number and the jurisdictionally appropriate PSAP must be quickly accessed from carriers' network and mission-critical data servers. Thus, delivery of 9-1-1 service presents a difficult OSS challenge for carriers because it requires the coordination of data from multiple sources, the review and processing of the data, the resolution of data errors and conflicts, and the insertion of the data into network and mission-critical data servers. ILECs, CLECs and wireless carriers require a 9-1-1 solution that addresses these OSS challenges and cost effectively provides a high degree of data integrity and reliability, allows them to comply with regulatory mandates, and addresses their need to provide additional value-added services. ILECs are seeking to reduce the significant capital expenditures associated with supporting rapidly evolving 9-1-1 infrastructure and upgrading their 9-1-1 data management and network control services to meet PSAP requirements and technological advancements. CLECs and wireless carriers, many of which are relatively small and new to the markets in which they are now competing, are seeking to increase their own subscriber bases while minimizing their investment in OSS technology infrastructure and personnel, as well as the relationships with PSAPs necessary to provide 9-1-1 service. Carriers with these requirements may choose to develop their own proprietary solutions, to license the 9-1-1 software and manage the delivery of 9-1-1 service themselves, or to outsource their 9-1-1 OSS needs.

     Through SCC's NDSC, the Company provides the data management services that ILECs, CLECs and wireless carriers need to deliver 9-1-1 calls to the appropriate PSAP, along with critical information such as caller location and call-back number that PSAPs need to respond effectively to emergencies. Complex data screening and preparation are completed to initialize properly the underlying systems necessary for 9-1-1 call routing and information display for the call taker. SCC's NDSC frequently receives and processes electronic transmissions from ILECs, CLECs and wireless carriers detailing subscriber and coverage updates and public safety jurisdiction boundary changes from PSAPs. Records identified as potentially having problems are automatically separated for manual review and analysis by SCC data integrity analysts. Using the updated information, SCC's 9-1-1 OSS then provides the information to route the 9-1-1 call and transmit essential information to the emergency service provider.

     The Company's objective is to be the leading national provider of 9-1-1 OSS and other complementary services to ILECs, CLECs and wireless carriers. SCC focuses on developing innovative and automated solutions to provide customers with a comprehensive system for managing large amounts of dynamic subscriber information. Key elements of the Company's strategy are to: (i) maintain and extend its leadership position in the 9-1-1 wireline data management market;
(ii) capitalize on emerging wireless carrier opportunities; (iii) maintain and extend its leadership position in national clearinghouse services; (iv) provide additional services to telecommunications carriers; (v) develop applications for new commercial products; and (vi) expand international operations.

     The Company was incorporated in July 1979 in the State of Colorado under the name of Systems Concepts of Colorado, Inc., and was reincorporated in September 1993 in the State of Delaware under the name SCC Communications Corp. The Company's principal executive offices are located at 6285 Lookout Road, Boulder, Colorado 80301. Its telephone number is (303)581-5600.

                                  THE OFFERING

Common Stock Offered by the Company................  2,100,000 shares
Common Stock Offered by the Selling Stockholders...  1,200,000 shares
Common Stock to be Outstanding after the             10,442,853 shares(1)
  Offering.........................................
Use of Proceeds....................................  For repayment of certain indebtedness, working capital and other general corporate purposes,
                                                     and possible acquisitions. See "Use of
                                                     Proceeds."
Proposed Nasdaq National Market Symbol.............  SCCX

------------

(1) Based on shares outstanding as of April 30, 1998. Includes 6,383,723 shares of Common Stock to be issued upon conversion of convertible preferred stock and exercise of a warrant concurrently with the closing of the offering made hereby. Excludes 1,114,046 shares of Common Stock issuable upon exercise of stock options outstanding as of April 30, 1998 at a weighted average exercise price of $3.11 per share, and 286,078 shares of Common Stock reserved for grant of future options as of April 30, 1998, under the Company's 1990 Stock Option Plan. On the effective date of the Registration Statement of which this Prospectus is a part, an additional 500,000 share reserve will be created under the Company's 1998 Stock Incentive Plan. See "Management -- Benefit Plans -- 1998 Stock Incentive Plan."

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                  ---------------------------   ---------------
                                                   1995      1996      1997      1997     1998
                                                  -------   -------   -------   ------   ------
STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $ 7,413   $14,802   $27,072   $5,132   $7,902
Costs and expenses..............................    6,727    13,329    23,738    4,639    6,940
Other expense, net..............................      368       527       879      150      301
Income from continuing operations before income
  taxes.........................................      318       946     2,455      343      661
Provision (benefit) for income taxes............       16         9    (2,328)      24       46
Net income from continuing operations...........      302       937     4,783      319      615
Loss from discontinued operations, net of tax
  and disposal of discontinued division.........   (1,746)     (562)   (2,908)    (253)      --
Net income (loss)...............................   (1,444)      375     1,875       66      615
Net income (loss) from continuing operations per
  share(1):
  Basic.........................................  $ (0.02)  $  0.15   $  2.17   $ 0.07   $ 0.20
  Diluted.......................................  $ (0.02)  $  0.11   $  0.54   $ 0.04   $ 0.07
Net income (loss) per share(1):
  Basic.........................................  $ (1.07)  $ (0.17)  $  0.61   $(0.07)  $ 0.20
  Diluted.......................................  $ (1.07)  $  0.05   $  0.21   $ 0.01   $ 0.07



                                                                        MARCH 31, 1998
                                                          ------------------------------------------
                                                                                        PRO FORMA
                                                           ACTUAL     PRO FORMA(2)    AS ADJUSTED(3)
                                                          --------   --------------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $  1,177      $ 1,177          $23,109
Working capital.........................................    (2,031)      (2,031)          20,351
Total assets............................................    23,328       23,328           45,260
Long-term debt..........................................     9,642        9,642            6,998
Total stockholders' equity (deficit)....................   (11,485)       4,810           29,836


------------

(1) See Note 2 of Notes to Financial Statements for an explanation of the determination of shares used in computing net income (loss) from continuing operations per share.

(2) Reflects the conversion of convertible preferred stock into an aggregate of 6,188,575 shares of Common Stock and the exercise of an outstanding warrant to acquire 195,148 shares of Common Stock. See Note 4 of Notes to Financial Statements.

(3) Reflects the conversion of convertible preferred stock into an aggregate of 6,188,575 shares of Common Stock, the exercise of an outstanding warrant to acquire 195,148 shares of Common Stock, the sale of 2,100,000 shares of Common Stock by the Company and the application of the estimated net proceeds therefrom (assuming an initial public offering price of $14.00). See "Use of Proceeds," "Capitalization" and Note 4 of Notes to Financial Statements.

                         ------------------------------

     Except as otherwise indicated herein, all information presented in this Prospectus (i) gives effect to a 1-for-3 reverse stock split, (ii) reflects the conversion of all outstanding shares of the Company's mandatorily redeemable, convertible preferred stock, par value $.001 (the "Convertible Preferred Stock"), into an aggregate of 6,188,575 shares of Common Stock and the exercise of an outstanding warrant to acquire 195,148 shares of Common Stock, (iii) gives effect to the filing of an Amended and Restated Certificate of Incorporation upon the closing of this offering to, among other things, create a new class of undesignated preferred stock and (iv) assumes no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as that discussed elsewhere in this Prospectus.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. Although the Company was profitable in seven of its last eight quarters, there can be no assurance that the Company's profitability will continue in the future or, if the Company is profitable, that its levels of profitability will not vary significantly between quarters.


     The Company experienced a net loss of approximately $453,000 in 1997, exclusive of the benefit for income taxes, as a result of losses from discontinued operations of approximately $876,000 and losses on the disposal of such operations of approximately $2.0 million. The Company's operating results may fluctuate as a result of many factors, including the length of the sales cycle for new or existing customers, the size, timing or duration of significant customer contracts, fluctuations in the number of subscriber records under management, timing of new service offerings, demand by license customers for new development services, customer acceptance of service offerings, ability of the Company to hire, train and retain qualified personnel, increased competition, changes in operating expenses, changes in the Company's strategy, the financial performance of the Company's customers, changes in telecommunications legislation and regulations that may affect the competitive environment for the Company's services, and general economic factors. The Company's contracts for data management services generally include a non-recurring initial fee, and therefore, the Company may recognize significantly increased revenue for a short period of time upon commencing services for a new customer.


     The Company's expense levels are based in significant part on its expectations regarding future revenue. The Company's revenue is difficult to forecast because the market for the Company's services is evolving rapidly and the length of the Company's sales cycle, the size and timing of significant customer contracts and license fees and the timing of recognition of non-recurring initial fees vary substantially among customers. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Any significant shortfall could therefore have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company hired a significant number of employees in 1996, 1997 and the first quarter of 1998, and expects to continue hiring additional employees during the remainder of 1998. The Company expects that this increase will affect the Company's operating margins for the short term. There can be no assurance that the Company can continue to report operating profits, and failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     Based on all of the foregoing, the Company believes that future revenue, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance. Furthermore, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail, or are perceived to prevail, with respect to the Company's business or generally, the market price of the Company's Common Stock would likely be materially adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LENGTHY SALES CYCLE

     Potential customers of the Company typically commit significant resources to the technical evaluation of the Company's services and products and the Company typically spends substantial time, effort and money providing education regarding the Company's 9-1-1 OSS solution. The evaluation process often results in an extensive and lengthy sales cycle, typically ranging between six months and two years, making it difficult for the Company to forecast the timing and magnitude of sales contracts. Delays associated with customers' internal approval and contracting procedures, procurement practices, and testing and acceptance processes are common. For example, customers' budgetary constraints and internal acceptance reviews may cause potential customers to delay or forego a purchase. The delay or failure to complete one or more large contracts could have a material adverse effect on the Company's business, financial condition and results of operations and cause the Company's operating results to vary significantly from quarter to quarter. See "-- Significant Fluctuations in Quarterly Results of Operations" and "Business -- Sales and Marketing."

RELIANCE ON SIGNIFICANT CUSTOMERS


     The Company historically has depended on, and expects to continue to depend on, large contracts from a limited number of significant customers. During the year ended December 31, 1996, the Company recognized approximately 82% of its total revenue from continuing operations from Ameritech and U.S. WEST, each of which accounted for greater than 10% of the Company's revenue in such year. During the year ended December 31, 1997, the Company recognized approximately 81% of its total revenue from continuing operations from Ameritech, BellSouth Inc. and U.S. WEST, each of which accounted for greater than 10% of the Company's revenue in such year. The Company believes that these customers will continue to represent a substantial portion of the Company's total revenue in the future. Certain of the Company's contracts with these customers allow them to cancel their contracts with the Company in the event of changes in regulatory, legal, labor or business conditions. The Company's contracts with these customers expire between 2004 and 2005. The loss of any of these customers would have a material adverse effect on the Company's business, financial condition and results of operations. Recently SBC Communications, Inc., which is not a customer of the Company, agreed to acquire Ameritech. The Company cannot predict what effect, if any, this acquisition will have on the Company and there can be no assurance that this acquisition or any future consolidation in the telecommunications industry will not have a material adverse effect on the Company's business, financial condition and results of operation. None of the Company's major customers has any obligation to purchase additional products or additional services beyond those currently contemplated by their existing contracts. Consequently, the failure by the Company to develop relationships with significant new customers could have a material adverse effect on the rate of growth in the Company's revenue, if any. If the Company fails to monitor and maintain adequately the quality and expand the breadth of its services and products, advance its technology or continue to price its services and products competitively, one or more of its major customers may select alternative providers or seek to develop services and products internally. See "Business -- Customers."


RATE OF ADOPTION BY PUBLIC SAFETY ANSWERING POINTS

     A growing percentage of the Company's revenue is derived from the management of 9-1-1 data records for wireless carriers. Recognizing the public safety need for improved wireless 9-1-1 service, the Federal Communications Commission (the "FCC") issued Report & Order 94-102 (the "Order") on June 12, 1996, a directive that mandated the adoption of 9-1-1 technology by wireless carriers in two phases. Phase I required wireless carriers to provide to requesting PSAPs at the time of a 9-1-1 call, the caller's telephone number and location of the receiving cell site. Wireless carriers had to comply with Phase I mandates by the later of April 1, 1998, or six months after the PSAP request. Phase II requires wireless carriers to locate a 9-1-1 caller to within 125 meters, subject to FCC guidelines. Wireless carriers must comply with Phase II mandates for requesting PSAPs by October 1, 2001. The Company believes that the technological challenges confronting wireless carriers attempting to comply with the Order will encourage them to outsource their 9-1-1 services. If many wireless carriers decide not to outsource such services, the Company's business, financial condition and results of operations could be materially and adversely affected. If PSAPs delay demanding services complying with the Order from wireless carriers, the Company would experience a delay in receiving revenue under its current wireless contracts that, because the Company has already incurred costs in expectation of such revenue, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON NEW PRODUCTS AND SERVICES; RAPID TECHNOLOGICAL CHANGE

     The market for the Company's services is characterized by rapid technological change, frequent new product or service introductions, evolving industry standards and changing customer needs. The Company currently intends to begin offering in late 1998 both its Subscriber ALI product, which will allow subscribers to enter personal information into their 9-1-1 records, and its Emergency Warning and Evacuation System, which will allow PSAPs to call all numbers in a given area and warn of imminent danger. The introduction of products and services embodying new technologies and the emergence of new industry and technology standards can render existing products and services obsolete and unmarketable in short periods of time. The Company expects other vendors regularly to introduce new products and services, as well as enhancements to their existing products and services, that will compete with the services and products offered by the Company. As a result, the life cycles of the Company's services and products are difficult to estimate. The Company believes that its future success will depend in large part on its ability to maintain and enhance its current service and product offerings, to develop and introduce regularly new services and products that will keep pace with technological advances and satisfy evolving customer requirements, and to achieve acceptable levels of sales of its new services and products through its current customers that resell the Company's solutions to their subscribers. However, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of such new services and products or that its new services and products will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new service and product offerings by the Company or its competitors may cause customers to defer the purchase of existing Company services and products. The Company's inability to develop on a timely basis new services or products, or the failure of such new services or products to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations. The development of new, technologically advanced products and services is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new services and products. Furthermore, services and products such as those offered by the Company may contain undetected or unresolved errors when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing by the Company, errors will not be found in new services and products after commencement of commercial availability, resulting in delay in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Significant delays in meeting deadlines for announced service or product introductions or performance problems with such products or upgrades could result in an undermining of customer confidence in the Company's services and products, which would materially adversely affect its customer relationships as well.

     In addition, the Company plans to introduce transaction-based services and software products to industries different from those the Company has traditionally supported. There can be no assurance that the Company will be successful in developing and marketing these new services and products or that its current or new services and products will adequately meet the demands of its new markets. Because it is generally not possible to predict the time required and costs involved in reaching certain research, development and engineering objectives related to entering new markets, actual development costs could exceed budgeted amounts and estimated development schedules could require extensions. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services and products. If the Company is unable to develop and introduce new services and products to these new markets in a timely manner, or if a new release of a product or service to such new markets does not achieve market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected.

DEPENDENCE ON A SINGLE SERVICE OFFERING; SUSTAINABILITY OF GROWTH

     The Company currently derives substantially all of its revenue from the provision of its 9-1-1 OSS solution to ILECs, CLECs and wireless carriers. Accordingly, the Company is susceptible to adverse trends affecting this market segment, such as government regulation, technological obsolescence and the entry of new competition. The Company expects that this market will continue to account for substantially all of its revenue in the near future. As a result, the Company's future success will depend on its ability to continue to sell its 9-1-1 OSS solution to ILECs, CLECs and wireless carriers, maintain and increase its market share by providing other value-added services to the market, and successfully adapt its technology and services to other related markets. There can be no assurance that markets for the Company's existing services and products will continue to expand or that the Company will be successful in its efforts to penetrate new markets. See "Business -- Strategy."

FIXED PRICE CONTRACTS AND OTHER PROJECT RISKS

     During 1997, approximately 75% of the Company's revenue was generated on a fixed price per subscriber basis. The Company generally enters into contracts with a ten-year term for wireline data management services and with a two-to-five-year term for wireless data management services for which the Company generally receives a fixed monthly fee based upon the number of subscribers and upon the services selected by the customer. Therefore, the Company's failure to estimate accurately the resources required for a fixed price per subscriber contract could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     The Company provides 9-1-1 OSS services that are critical to the public's perception of its customers. The Company's failure to meet a customer's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business, and may have a material adverse effect upon its business, financial condition and results of operations. The Company has undertaken, and in the future may undertake, projects in which the Company guarantees performance based upon defined operating specifications. Unsatisfactory performance may result in client dissatisfaction and a reduction in payment to, or payment of damages by, SCC, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because the Company's services and products are utilized by its customers to provide critical 9-1-1 services, the provision of services and licensing of software by the Company may entail the risk of product liability and related claims. The Company's agreements with its customers typically require the Company to indemnify its customers for the Company's own acts of negligence. The Company currently has product liability insurance that, subject to liability limitations and customary exclusions, covers claims resulting from the failure of the Company's services or products to perform the function or serve the purpose intended. To the extent that any claims are not covered by such insurance, the Company's business, financial condition and results of operations may be materially and adversely affected by a successful product liability claim.

EMERGING TELECOMMUNICATIONS MARKET AND NEW CARRIERS; REGULATORY UNCERTAINTY

     The Company provides its 9-1-1 OSS solution to telecommunications carriers in the wireline and wireless markets. Although these markets have experienced significant growth and have been characterized by increased deregulation and competition in recent years, there can be no assurance that such trends will continue at similar rates or that the Company will be able to market and sell effectively its products and services in such markets. In addition, many of the new entrants in the telecommunications market are companies that lack significant financial and other resources. To cultivate relationships with such new market entrants, the Company may be required to offer alternative pricing arrangements, which may provide for deferred payments. However, there can be no assurance that the Company will be able to develop such relationships or that new carriers that become customers of the Company will gain market acceptance for their telecommunications services. If the Company permits customers that do not have adequate financial resources to pay the Company for its services on a deferred basis, the Company ultimately may be unable to collect payments for such services. Because the Company historically has depended on a limited number of long-term customer relationships, the failure of the Company to develop relationships with, make sales to, or collect payments from new telecommunications carriers, or the failure of the Company's customers to compete effectively in the telecommunications market, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the telecommunications industry is experiencing substantial consolidations and changes that are unpredictable, and any such consolidation or change could have a material adverse effect on the Company's business, financial condition and results of operations.

     9-1-1 services generally are funded by a locally imposed fee per subscriber per month. A portion of this tax is paid to the local carrier providing the 9-1-1 services. The Company generally receives a monthly fee per subscriber from its customers for management of 9-1-1 data records, allowing the carrier to match its fixed revenue stream for 9-1-1 services with a fixed cost for record management. Changes by local governments in the funding mechanism for 9-1-1 services or the parties responsible for the provision of such services could have a material adverse effect on the Company's business, financial condition and results of operations.

     The market for the Company's services and products has been influenced by the adoption of regulations under the Telecommunications Act of 1996 (the "1996 Act"), the new duties imposed on ILECs by the 1996 Act to open the local telephone markets to competition, and the new requirements imposed on wireless carriers by the Order. Therefore, any changes to such legal requirements, the adoption of new regulations by federal or state regulatory authorities under the 1996 Act or any legal challenges to the 1996 Act could have a material adverse effect upon the market for the Company's services and products. Although the 1996 Act was designed to expand competition in the telecommunications industry, the realization of the objectives of the 1996 Act is subject to many uncertainties, including judicial and administrative proceedings designed to define rights and obligations pursuant to the 1996 Act, actions or inactions by ILECs and other carriers that affect the pace at which changes contemplated by the 1996 Act occur, resolution of questions concerning which parties will finance such changes, and other regulatory, economic and political factors.

     The Company is aware of certain litigation challenging the validity of the 1996 Act and the local telephone competition rules adopted by the FCC to implement the 1996 Act. The U.S. Eighth Circuit Court of Appeals has invalidated the pricing methodology and unbundling requirements adopted by the FCC while upholding a portion of the FCC's local competition rules, and both the U.S. federal government and ILECs have filed petitions for review with the U.S. Supreme Court. In a recent decision, a U.S. District Court in Texas declared unconstitutional the provisions of the 1996 Act requiring the Regional Bell Operating Companies (the "RBOCs") to comply with certain conditions, including local number portability ("LNP"), in order to receive regulatory approval to enter long distance markets. The U.S. Department of Justice, representing the FCC, has appealed this decision. Such litigation may serve to delay implementation of the 1996 Act, which could adversely affect demand for the Company's services and products. Any delays in the deadlines imposed by the 1996 Act, the FCC or the Order, or any invalidation, repeal or modification in the requirements imposed by the 1996 Act, the FCC or the Order, could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, customers may require, or the Company otherwise may deem it necessary or advisable, that the Company modify its services and products to address actual or anticipated changes in the regulatory environment. Any other delays in implementation of the 1996 Act, or other regulatory changes, could materially adversely affect the Company's business, financial condition and results of operations.

RISK OF SYSTEM FAILURES

     The Company's operations are dependent upon its ability to maintain its computer and telecommunications equipment and systems in effective working order, and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although all of the Company's mission-critical systems and equipment are designed with built-in redundancy and security, there can be no assurance that a fire, natural disaster, power loss, telecommunications failure or similar event would not result in an interruption of the Company's services. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any future addition or expansion of the Company's facilities to increase capacity could increase the Company's exposure to damage from fire, natural disaster, power loss, telecommunications failure or similar events. There can be no assurance that the Company's property and business interruption insurance will be adequate to compensate the Company for any losses that may occur in the event of a system failure or that such insurance will continue to be available to the Company at all or, if available, that it will be available on commercially reasonable terms. See "Business -- Products and Services."

MANAGEMENT OF CHANGE

     The Company has expanded its operations rapidly over the past several years, placing significant demands on its administrative, operational and financial personnel and systems. Additional expansion by the Company may further strain its management, operational, financial reporting, and other systems and resources. There can be no assurance that the Company's systems, resources, procedures, controls and existing space will be adequate to support such expansion of the Company's operations. The Company's future operating results will depend substantially on the ability of its officers and key employees to manage changing business conditions and to implement and improve its management, operational, financial control and other reporting systems. In addition, the Company's future operating results depend on its ability to attract, train and retain qualified consulting, technical, sales, financial, marketing and management personnel. Failure to hire, train or retain qualified personnel necessary to keep pace with the Company's development of products and services could have a material adverse effect on the Company's business, financial condition and results of operations. Continued expansion will require the Company's management to: enhance management information and reporting systems; standardize implementation methodologies of SCC's NDSC; further develop its infrastructure; and continue to maintain customer satisfaction. If the Company is unable to respond to and manage changing business conditions, the quality of the Company's products and services, its ability to retain key personnel and its business, financial condition and results of operation could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

HIGHLY COMPETITIVE MARKET; COMPETITION

     The market for 9-1-1 OSS solutions is intensely competitive and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the market for 9-1-1 OSS services include flexibility, reliability, manageability, technical features, wireless support, performance, ease of use, price, scope of product offerings, and customer service and support. Although the Company believes that its solution competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, support service, technical and other competitive resources.

     The Company's principal competitors generally fall within one of three categories: internal development departments of major carriers or consulting firms that support such departments; relatively smaller companies that offer applications with limited scope; and larger companies that are either in the process of entering the Company's market or have the potential to develop products and services that compete with the Company's service offerings.

     A number of companies currently market or have under development software products and services to provide 9-1-1 administration. The Company competes with a few smaller companies, including XYPoint Corporation, for the provision of 9-1-1 data management services to wireless carriers, although the Company expects more significant competition in the future. Mergers or consolidations among these competitors or acquisitions of these companies by larger competitors would make them more formidable competitors to the Company. There can be no assurance that the Company's current and potential competitors will not develop products and services that may be more effective than the Company's current or future 9-1-1 solutions or that the Company's technologies and offerings will not be rendered obsolete by such developments.

     Finally, there are a number of companies that market and sell various products and services to telecommunications carriers, such as billing software and advanced telecommunications equipment, that have been broadly adopted by the Company's customers and potential customers. In addition, vendors of telecommunications software and hardware in the future may enhance their products to include functionality that is currently provided by the Company's solutions. The widespread inclusion of the functionality of the Company's service offerings as standard features of other telecommunications software or hardware could render the Company's services obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's services. Furthermore, even if the 9-1-1 functionality provided as standard features by telecommunications software or networking hardware is more limited than that of the Company's services, there can be no assurance that a significant number of customers would not elect to accept more limited functionality in lieu of purchasing additional products or services. For example, Lucent Technologies offers carriers software systems with functionality similar to the Company's services. Many of these larger companies have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products and services, than the Company. If these companies were to introduce products or services that effectively compete with the Company's service offerings, they could be in a position to substantially lower the price of their 9-1-1 products and services or to bundle such products and services with their other product and service offerings.

     For the foregoing reasons, there can be no assurance that the Company will be able to compete successfully against its current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key management, sales, product development and operational personnel, including George Heinrichs, President and Chief Executive Officer, John Sims, Chief Operating Officer, and Nancy Hamilton, Chief Financial Officer, and on the Company's ability to continue to attract, motivate and retain highly qualified employees, including technical, managerial and sales and marketing personnel. Additionally, the Company expects to continue to expand the number of employees engaged in sales, marketing and product development. However, competition in the recruitment of highly qualified personnel in the software and telecommunications services industry is intense and has become particularly significant in the Denver metropolitan area. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon the Company's current business, development efforts and future business prospects. If such personnel do not remain active in the Company's business, the Company's operations could be materially adversely affected. The Company currently maintains a key person life insurance policy only with respect to Mr. Heinrichs. The Company is the named beneficiary of this $1,000,000 policy. See "Business -- Employees" and "Management."

DEPENDENCE ON PROPRIETARY RIGHTS

     The Company's success and its ability to compete depends significantly upon its proprietary rights. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. Further, the Company may be subject to additional risks as it enters into transactions in foreign countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources, and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology, or to prevent an unauthorized third party from copying or otherwise obtaining and using the

Company's technology. There also can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

     As the number of entrants to the Company's markets increases and the functionality of the Company's services and products increases and overlaps with the products and services of other companies, the Company may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In certain of its customer agreements, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the revenue the Company may have received from the customer. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future product or service offerings. Any claims or litigation, with or without merit, could be time consuming, result in costly litigation or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     Although substantially all of the Company's revenue is generated from sales to customers in the United States, the Company has generated revenue in Canada and intends to enter additional international markets, which will require significant management attention and financial resources. International sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, and in translating products and related materials into foreign languages. International operations are also subject to difficulties in collecting accounts receivable, staffing, managing personnel and enforcing intellectual property rights. Other factors that can adversely affect international operations include fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. Furthermore, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Strategy."

RISKS RELATING TO POTENTIAL ACQUISITIONS

     As part of its overall strategy, the Company regularly evaluates opportunities to enter into strategic acquisitions, including potential business combinations and significant investments in complementary companies, assets, products and technologies, although the Company has no present arrangements, commitments or agreements with respect to any acquisition. Acquisitions involve a number of operating risks that could materially adversely affect the Company's business, financial condition and results of operations, including the diversion of management's attention to assimilate the operations, products and personnel of the acquired companies, the amortization of acquired intangible assets, and the potential loss of key employees of the acquired companies. Furthermore, acquisitions may involve businesses in which the Company lacks experience. Because management has limited experience in acquisitions and the Company has no experience in integrating acquired companies or technologies into its operations, there can be no assurance that the Company will be able to manage one or more acquisitions successfully, or that the Company will be able to integrate the operations, products or personnel gained through any such acquisitions without a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

YEAR 2000 CAPABILITY

     Many currently installed computer and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     The Company believes that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase services such as those offered by the Company. Additionally, Year 2000 issues could cause a significant number of companies, including current customers of the Company, to re-evaluate their current system needs, and as a result, consider switching to other systems or suppliers. This could have a material adverse effect on the Company's business, financial condition and results of operations.

     Certain of the Company's current contracts with its customers require that the Company warrant Year 2000 capability by a certain date. Any failure to achieve Year 2000 compliance by such date could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company is designing its services and products to be Year 2000 capable and tests third-party software that is incorporated with the Company's services and products, there can be no assurance that the Company's services and products, particularly when such products and services incorporate third-party software, will contain all necessary date code changes in time. The Company expects to incur approximately $125,000 in costs in 1998 in making its services and products Year 2000 compliant. Any additional unanticipated expenses could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company utilizes off-the-shelf and custom software developed internally and by third parties. To the extent that such software and systems do not comply with Year 2000 requirements, there can be no assurance that potential systems interruptions or the cost necessary to update such software will not have a material adverse effect on the Company's business, financial condition and results of operations.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiation among the Company and the Underwriters based upon several factors. See "Underwriting" for a discussion of the method of determining the initial public offering price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION


     The purchasers of Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of their Common Stock. At an assumed initial public offering price of $14.00 per share and after deducting estimated offering expenses payable by the Company and estimated underwriting discounts and commissions, investors in this offering will incur dilution of $11.04 per share. See "Dilution."


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of the BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens, in its sole discretion and at any time without notice, may release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, BancAmerica Robertson Stephens may consider, among other factors, the holder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. As a result of these restrictions, based on shares outstanding and options granted as of April 9, 1998, assuming no options are exercised between April 9, 1998 and the date of this Prospectus, the following shares of Common Stock will be eligible for future sale: on the date of this Prospectus, 3,361,469 shares (including the 3,300,000 shares offered hereby) will be eligible for sale; an additional 6,774,435 shares will be eligible for sale 180 days after the date of this Prospectus. In addition, the Company intends to register on a registration statement on Form S-8, approximately 90 days following the effective date of this offering, a total of 1,901,055 shares of Common Stock subject to outstanding options or reserved for issuance under the 1998 Stock Incentive Plan. Upon expiration of the lock-up agreements referred to above, holders of approximately 6,383,723 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Shares Eligible for Future Sale."

CONTROL BY EXISTING STOCKHOLDERS; EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Following the completion of this offering, members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, will beneficially own approximately 52.7% of the outstanding shares of Common Stock of the Company. Accordingly, these stockholders will be able to elect all members of the Company's Board of Directors and determine the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. This level of ownership by such persons and entities may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Delaware law and equity incentive plans also may discourage certain transactions involving a change in control of the Company. This level of ownership by such persons and entities, when combined with the ability of the Board of Directors to issue "blank check" preferred stock without further stockholder approval, may have the effect of delaying, deferring or preventing a change in control of the Company. See "Management -- Directors and Executive Officers," "Certain Transactions," "Principal and Selling Stockholders" and "Description of Capital Stock."

MANAGEMENT'S DISCRETION OVER PROCEEDS OF THE OFFERING

     The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to obtain additional equity capital. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds from this offering, other than to pay $4,610,000 of outstanding bank indebtedness and a related prepayment premium; accordingly, the Company's management will have broad discretion as to the application of such net proceeds. Pending any such uses, the Company plans to invest the net proceeds in short-term, investment grade, interest-bearing securities. See "Use of Proceeds."

NO DIVIDENDS

     The Company has not paid any cash or other dividends on its Common Stock, nor does it expect to pay dividends in the foreseeable future. See "Dividend Policy."

BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS

     The completion of the offering made by this Prospectus will provide significant benefits to the current stockholders of the Company, including certain of its Directors and officers. The net proceeds to the Selling Stockholders from the sale of the 1,200,000 shares of Common Stock offered by them hereby, assuming an initial public offering price of $14.00 and after deducting estimated underwriting discounts and commissions, are estimated to be approximately $15.6 million. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The completion of this offering will also create a public market for the Common Stock and thereby is expected to increase the market value of the investment by current stockholders in the Company. Upon the closing of this offering at the assumed initial public offering price of

$14.00, the difference between the aggregate purchase price paid or payable by the Company's named executive officers for shares of Common Stock held by them or subject to options held by them and the aggregate market value of such shares will be approximately $11.1 million. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,100,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $14.00 and after deducting estimated expenses payable in connection with this offering and estimated underwriting discounts and commissions, are estimated to be approximately $26,542,000 ($30,643,000 if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The principal purposes of this offering are to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets and to increase the Company's equity capital.

     The Company intends to use $4.6 million of the proceeds to pay outstanding bank indebtedness and a related prepayment premium. Of this amount, $4.0 million will be used to prepay outstanding indebtedness and to pay a prepayment premium of $160,000, pursuant to the Company's loan agreement with a bank. Such indebtedness currently bears interest at the rate of 11% per annum and requires principal payments of $250,000 beginning on March 31, 2001 and each subsequent quarter end through December 31, 2002. Thereafter, principal payments of $500,000 are due on March 31, 2003 and each subsequent quarter end, with the final payment becoming due on November 30, 2003. Additionally, the Company intends to use a portion of the proceeds to repay $450,000 outstanding under its line of credit. Borrowings under the line of credit bear interest at prime rate plus 1% (9.5% at April 30, 1998) and are due on April 15, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company expects to use its remaining net proceeds (estimated to be approximately $21.9 million) for product development and general corporate purposes, including working capital. A portion of the net proceeds also may be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. While the Company regularly evaluates opportunities to enter into strategic acquisitions, including potential business combinations and investments in complementary companies, assets, products and technologies, the Company has no present arrangements, commitments or agreements with respect to any acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying cash dividends within the foreseeable future. Certain covenants contained in the Company's line of credit agreement and a loan agreement restrict the payment of any dividends without the lender's prior consent. Payments of future dividends, if any, will be at the discretion of the Company's Board of Directors, subject to the restrictions discussed above, after taking into account various factors, including the Company's financial condition, operating results, cash needs and expansion plans. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998: (i) on an actual basis; (ii) on a pro forma basis giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of an outstanding warrant to purchase shares of Common Stock, all upon the closing of this offering; and (iii) on a pro forma basis, as further adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,100,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                       MARCH 31, 1998
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Long-term debt............................................  $  9,642    $  9,642      $  6,998
                                                            ========    ========      ========
Mandatorily redeemable, convertible preferred stock
  (Series A, B, C, D, E and F), $.001 par value; 6,188,575
  shares authorized; 6,188,575 shares issued and
  outstanding, actual; none issued or outstanding, pro
  forma or pro forma as adjusted..........................    14,774          --            --
Putable common stock warrant..............................     1,521          --            --
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 15,000,000 shares
     authorized; none issued or outstanding...............        --          --            --
  Common stock, $.001 par value; 30,000,000 shares
     authorized; 1,958,284 shares outstanding, actual;
     8,342,007 shares outstanding, pro forma; 10,442,007
     shares outstanding, pro forma as adjusted(1).........         2           8            10
  Additional paid-in capital..............................       453      16,742        43,282
  Treasury stock, 36,250 shares, at cost..................        (3)         (3)           (3)
  Stock subscriptions receivable..........................       (99)        (99)          (99)
  Accumulated deficit.....................................   (11,838)    (11,838)      (13,354)
                                                            --------    --------      --------
          Total stockholders' equity (deficit)............   (11,485)      4,810        29,836
                                                            --------    --------      --------
          Total capitalization............................  $ 14,452    $ 14,452      $ 36,834
                                                            ========    ========      ========


------------

(1) Excludes 1,116,126 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1998 at a weighted average exercise price of $3.13 per share, and 117,442 shares of Common Stock reserved for grant of future options as of March 31, 1998, under the 1990 Stock Option Plan. From April 1, 1998 to April 30, 1998, the Company issued 846 shares of Common Stock upon the exercise of outstanding options and granted options to purchase 3,333 shares of Common Stock pursuant to the 1990 Stock Option Plan. In addition, the number of shares reserved for issuance under the 1990 Stock Option Plan was increased by 166,667 shares effective April 7, 1998. On the effective date of the Registration Statement of which this Prospectus is a part, an additional 500,000 share reserve will be created under the Company's 1998 Stock Incentive Plan. See "Management -- Benefit
    Plans -- 1998 Stock Incentive Plan."

                                    DILUTION


     The pro forma net tangible book value of the Company at March 31, 1998 was approximately $4,354,000, or $0.52 per share. Pro forma net tangible book value per share represents the total amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding Convertible Preferred Stock and the exercise of an outstanding warrant. After giving effect to the sale of 2,100,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $14.00 per share and after deducting estimated offering expenses payable by the Company and estimated underwriting discounts and commissions, the Company's pro forma net tangible book value at March 31, 1998, would have been $30,896,000, or $2.96 per share. This represents an immediate dilution of $11.04 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this dilution:



Assumed initial public offering price per share.............              $  14.00
  Pro forma net tangible book value per share as of March
     31, 1998...............................................  $   0.52
  Increase per share attributable to new investors..........      2.44
                                                              --------
Pro forma net tangible book value per share after the
  offering..................................................                  2.96
                                                                          --------
Net tangible book value dilution per share to new
  investors.................................................              $  11.04
                                                                          ========


     The following table summarizes, on a pro forma basis as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and to be paid by new investors at an assumed initial public offering price of $14.00 per share (before deducting estimated underwriting discounts and commissions and other expenses of this offering):

                               SHARES PURCHASED(1)      TOTAL CONSIDERATION
                              ---------------------    ----------------------    AVERAGE PRICE
                                NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                              ----------    -------    -----------    -------    -------------
Existing stockholders(1)....   8,342,007      79.9%    $12,932,000      30.5%       $ 1.55
New investors(1)............   2,100,000      20.1      29,400,000      69.5        $14.00
                              ----------     -----     -----------     -----
          Total.............  10,442,007     100.0%    $42,332,000     100.0%
                              ==========     =====     ===========     =====

------------

(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by the existing stockholders to 7,142,007 or approximately 68.4% of the total number of shares of Common Stock outstanding after this offering, and will increase the number of shares to be purchased by new investors to 3,300,000 or approximately 31.6% of the total number of shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders."

     The foregoing tables assume no exercise of outstanding options. As of March 31, 1998, there were outstanding stock options to purchase an aggregate of 1,116,126 additional shares of Common Stock at a weighted average exercise price of $3.13 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management -- Benefit Plans -- 1998 Stock Incentive Plan" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data are qualified by reference to and should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited Financial Statements and Notes included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1994 and 1993 and the balance sheet data at December 31, 1993, 1994 and 1995 are derived from audited financial statements not included in this Prospectus. The data presented as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are derived from unaudited Financial Statements included elsewhere in this Prospectus. In the opinion of management, these unaudited Financial Statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                                                                        THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                     ----------------------------------------------   -----------------
                                                      1993     1994      1995      1996      1997      1997      1998
                                                     ------   -------   -------   -------   -------   -------   -------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Data management services.........................  $   --   $   170   $ 3,531   $13,165   $24,005   $ 4,861   $ 7,533
  Licenses and implementation services.............   4,799     1,830     3,882     1,637     3,067       271       369
                                                     ------   -------   -------   -------   -------   -------   -------
        Total revenue..............................   4,799     2,000     7,413    14,802    27,072     5,132     7,902
Costs and expenses:
  Cost of data management services.................      --     1,137     2,840     7,996    15,378     3,123     4,798
  Cost of licenses and implementation services.....   2,148       789     1,041       596     1,283        98       153
  Sales and marketing..............................   1,080     1,262     2,016     3,204     3,850       933       843
  General and administrative.......................     439       227       830     1,533     3,227       485     1,146
                                                     ------   -------   -------   -------   -------   -------   -------
        Total costs and expenses...................   3,667     3,415     6,727    13,329    23,738     4,639     6,940
                                                     ------   -------   -------   -------   -------   -------   -------
Income (loss) from operations......................   1,132    (1,415)      686     1,473     3,334       493       962
Other expenses, net................................       8        10       368       527       879       150       301
                                                     ------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing operations before
  income taxes.....................................   1,124    (1,425)      318       946     2,455       343       661
Provision (benefit) for income taxes...............     298        53        16         9    (2,328)       24        46
                                                     ------   -------   -------   -------   -------   -------   -------
Net income (loss) from continuing operations.......     826    (1,478)      302       937     4,783       319       615
Income (loss) from operations of discontinued
  division, net of tax.............................     103    (1,956)   (1,746)     (562)     (876)     (253)       --
Loss from disposal of discontinued division........      --        --        --        --    (2,032)       --        --
                                                     ------   -------   -------   -------   -------   -------   -------
Net income (loss)..................................  $  929   $(3,434)  $(1,444)  $   375   $ 1,875   $    66   $   615
                                                     ======   =======   =======   =======   =======   =======   =======
PER SHARE DATA(1):
Net income (loss) from continuing operations per
  share:
  Basic............................................  $ 0.68   $ (1.36)  $ (0.02)  $  0.15   $  2.17   $   .07   $   .20
                                                     ======   =======   =======   =======   =======   =======   =======
  Diluted..........................................  $ 0.15   $ (1.36)  $ (0.02)  $  0.11   $  0.54   $   .04   $   .07
                                                     ======   =======   =======   =======   =======   =======   =======
Net income (loss) per share:
  Basic............................................  $ 0.78   $ (3.02)  $ (1.07)  $ (0.17)  $  0.61   $ (0.07)  $  0.20
                                                     ======   =======   =======   =======   =======   =======   =======
  Diluted..........................................  $ 0.16   $ (3.02)  $ (1.07)  $  0.05   $  0.21   $  0.01   $  0.07
                                                     ======   =======   =======   =======   =======   =======   =======



                                                                           DECEMBER 31,
                                                         -------------------------------------------------   MARCH 31,
                                                          1993      1994      1995       1996       1997       1998
                                                         -------   -------   -------   --------   --------   ---------
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................  $ 1,139   $   721   $ 1,004   $     32   $  2,503   $  1,177
Working capital (deficit)..............................   (3,729)   (7,468)   (8,135)    (7,345)    (2,670)    (2,031)
Total assets...........................................    6,150     6,422    11,755     18,482     21,106     23,328
Long-term debt.........................................      230       494     1,934      3,318      6,891      9,642
Total stockholders' deficit(2).........................   (2,547)   (5,845)   (4,614)   (13,068)   (11,867)   (11,485)


------------

(1) See Note 2 of Notes to Financial Statements for an explanation of the determination of the shares used in computing net income (loss) per share.

(2) The Company has never declared or paid dividends on any of its capital stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     SCC is the leading provider of 9-1-1 OSS services to ILECs, CLECs and wireless carriers in the United States. The Company manages the data that enable a 9-1-1 call to be routed to the appropriate public safety agency with accurate and timely information about the caller's identification and location. The Company was incorporated in July 1979 in the State of Colorado under the name Systems Concepts of Colorado, Inc. and was reincorporated in September 1993 in the State of Delaware under the name SCC Communications Corp. Prior to 1995, substantially all of the Company's revenue was derived from the sale of software licenses and related implementation services to ILECs and public safety agencies. During 1994, the Company began investing in infrastructure to provide its 9-1-1 OSS solution to telephone operating companies seeking to outsource such operations. The Company signed its first 9-1-1 data management services contract in August 1994 and added to the number of records under management during 1995, 1996 and 1997. The Company began to recognize revenue from wireless carriers in the third quarter of 1997, and a growing percentage of the Company's revenue has been derived from the management of 9-1-1 data records for wireless carriers.

     SCC's data management services revenue is derived from contracts with ILECs, CLECs and wireless carriers pursuant to which the Company provides an outsourcing solution for its customers' 9-1-1 data management. Revenue included in data management services generally includes a non-recurring initial fee for the design and implementation of the 9-1-1 OSS, conversion of the customer's data to the Company's systems, hiring and training of personnel, and other costs required to prepare for the processing of customer data. Non-recurring fees are recognized on the percentage-of-completion method over the period required to perform the tasks necessary to prepare for the processing of customer data. The Company also generally receives a monthly service fee based on the number of subscriber records under management, which is recognized in the period in which the services are rendered. Data management services revenue also may include revenue from enhanced products and services, which are recognized in the period to which the services are performed. Related costs are expensed as they are incurred. Data management services revenue comprised 48%, 89% and 89% of the Company's total revenue in the years ended December 31, 1995, 1996 and 1997, respectively, and 95% in the three months ended March 31, 1998.

     SCC's licenses and implementation services revenue is derived from contracts with ILECs pursuant to which the Company provides a 9-1-1 software license or related products and services such as implementation, training, software enhancements and interfaces to its customers' systems. Licenses and implementation services revenue is recognized using the percentage-of-completion method. The related costs include third-party licenses, direct labor and related expenses, and are expensed as incurred. Subsequent to system installation, the Company provides its customers with maintenance services that are recognized ratably over the related contract period on a straight-line basis. The Company's licenses and implementation services revenue is derived from a limited number of customers and consequently the concentration of customers can result in quarterly fluctuations based on the timing of the signing of new contracts and completion of existing contracts. Margins on such contracts also may fluctuate based on the elements included in the contract. Licenses and implementation services revenue comprised 52%, 11% and 11% of the Company's total revenue in the years ended December 31, 1995, 1996 and 1997, respectively, and 5% in the three months ended March 31, 1998.

     During the year ended December 31, 1996, the Company recognized approximately 82% of total revenue from continuing operations from Ameritech and U.S. WEST, each of which accounted for greater than 10% of the Company's total revenue in such periods. During the year ended December 31, 1997, the Company recognized approximately 81% of total revenue from Ameritech, BellSouth Inc. and U.S. WEST, each of which accounted for greater than 10% of the Company's total revenue in such periods. During the three months ended March 31, 1998, the Company recognized approximately 92% of total revenue from four customers, each of which accounted for greater than 10% of the Company's total revenue in such periods. See "Risk Factors -- Reliance on Significant Customers."


     As of December 31, 1997, the Company had net operating loss carryforwards of $9.6 million available to offset future net income for U.S. federal income tax purposes. Thus, the Company's income tax provision for past fiscal years consisted of alternative minimum taxes, state income taxes in states where the Company has not had net operating loss carryforwards to offset net income, and foreign taxes. As of December 31, 1997, the Company reversed $2.5 million of the valuation allowance on its deferred tax assets as the Company believes that it is more likely than not that such tax benefits will be realized. There is no assurance that the Company's remaining deferred tax benefit will be offset by future taxable income or will not be restricted in the future due to transactions entered into by the Company or changes in tax legislation.


     In June 1997, the Company sold the net assets of its Premise Products Division. The sale of the Company's Premise Products Division resulted in a net loss from the sale of $2.0 million. Net losses from operations of this division totaled $1.7 million, $562,000 and $876,000 in 1995, 1996 and 1997, respectively, and are presented in the Company's financial statements as loss from operations of discontinued division.

     Historically, substantially all of the Company's revenue has been generated from sales to customers in the United States. However, the Company has generated revenue in Canada and intends to enter additional international markets, which may require significant management attention and financial resources. International sales are subject to a variety of risks. See "Risk
Factors -- Risks Associated with International Sales."

     The Company's quarterly and annual operating results have varied significantly in the past. The variation in operating results will likely continue and may intensify. Although the Company was profitable in seven of its last eight quarters, there can be no assurance that the Company's profitability will continue in the future or, if the Company is profitable, that its levels of profitability will not vary significantly between quarters. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's operating results may fluctuate as a result of many factors, including the length of the sales cycles for new or existing customers, the size, timing or duration of significant customer contracts, fluctuations in number of subscriber records under management, timing or duration of service offerings, ability of the Company to hire, train and retain qualified personnel, increased competition, changes in operating expenses, changes in Company strategy, the financial performance of the Company's customers, changes in telecommunications legislation and regulations that may affect the competitive environment for the Company's services, and general economic factors. The Company's contracts for 9-1-1 OSS services generally include a non-recurring initial fee, and therefore, the Company may recognize significantly increased revenue for a short period of time upon commencing services for a new customer.

     The Company's expense levels are based in significant part on its expectations regarding future revenue. The Company's revenue is difficult to forecast because the market for the Company's 9-1-1 OSS services is rapidly evolving. In addition, the Company's sales cycle and the size and timing of significant customer contracts, license fees and non-recurring initial fees vary substantially among customers depending on the level of service provided. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Any significant shortfall could therefore have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company hired additional employees in 1996, 1997 and the three months ended March 31, 1998, and expects to continue hiring additional employees during 1998. The Company expects that this increase will affect the Company's operating margins for the short term. There can be no assurance that the Company can continue to report operating profits, and failure to do so is likely to have a material adverse effect on the Company's financial results. See "Risk Factors -- Significant Fluctuations in Quarterly Results of Operations" and "-- Management of Change."

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data of the Company expressed as a percentage of total revenue for the periods indicated:


                                                                         THREE MONTHS
                                                                            ENDED
                                             YEAR ENDED DECEMBER 31,      MARCH 31,
                                             -----------------------    --------------
                                             1995     1996     1997     1997     1998
                                             -----    -----    -----    -----    -----
STATEMENT OF OPERATIONS DATA:
Revenue:
  Data management services.................   47.6%    88.9%    88.7%    94.7%    95.3%
  Licenses and implementation services.....   52.4     11.1     11.3      5.3      4.7
                                             -----    -----    -----    -----    -----
          Total revenue....................  100.0    100.0    100.0    100.0    100.0
Costs and expenses:
  Cost of data management services.........   38.3     54.0     56.8     60.8     60.7
  Cost of licenses and implementation
     services..............................   14.0      4.0      4.7      1.9      1.9
  Sales and marketing......................   27.2     21.6     14.2     18.2     10.7
  General and administrative...............   11.2     10.4     11.9      9.5     14.5
                                             -----    -----    -----    -----    -----
          Total costs and expenses.........   90.7     90.0     87.6     90.4     87.8
                                             -----    -----    -----    -----    -----
Income from operations.....................    9.3     10.0     12.4      9.6     12.2
Other expenses, net........................    5.0      3.6      3.2      2.9      3.8
                                             -----    -----    -----    -----    -----
Net income from continuing operations
  before income taxes......................    4.3      6.4      9.2      6.7      8.4
Provision (benefit) for income taxes.......    0.2       --     (8.5)     0.5      0.6
                                             -----    -----    -----    -----    -----
Net income from continuing operations......    4.1      6.4     17.7      6.2      7.8
Loss from operations of discontinued
  division, net of tax.....................  (23.6)    (3.8)    (3.2)    (4.9)      --
Loss from disposal of discontinued
  division.................................     --       --     (7.5)      --       --
                                             -----    -----    -----    -----    -----
Net income (loss)..........................  (19.5)%    2.6%     7.0%     1.3%     7.8%
                                             =====    =====    =====    =====    =====
Cost of data management services as a
  percent of data management services
  revenue..................................   80.4%    60.7%    64.1%    64.2%    63.7%
                                             =====    =====    =====    =====    =====
Cost of licenses and implementation
  services as a percent of licenses and
  implementation services revenue..........   26.8%    36.4%    41.8%    36.2%    41.5%
                                             =====    =====    =====    =====    =====


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

  Revenue

     Total Revenue. Total revenue increased 54%, from $5.1 million in the first quarter of 1997 to $7.9 million in the first quarter of 1998.

     Data Management Services Revenue. Revenues from data management services increased 55%, from $4.9 million in the first quarter of 1997 to $7.5 million in the first quarter of 1998, representing approximately 95% of total revenue in both periods. The increase resulted primarily from (i) non-recurring and monthly fees from wireless customers in the first quarter of 1998, as the Company did not begin to earn revenue from wireless customers until the third quarter of 1997, (ii) increased monthly fees from wireline customers, as the Company had not completed the transition of records for a major customer in the first quarter of 1997, and (iii) non-recurring fees from enhanced services provided in the first quarter of 1998.

     Licenses and Implementation Services. Revenue from licenses and implementation services increased 36%, from $271,000 in the first quarter of 1997 to $369,000 in the first quarter of 1998, as the Company earned revenue in 1998 related to a contract that was not in place in the first quarter of 1997.

  Costs and Expenses

     Cost of Data Management Services. Cost of data management services consists primarily of labor and costs of interconnection with customers' systems and the Company's infrastructure. Cost of data management services increased 54%, from $3.1 million in the first quarter of 1997 to $4.8 million in the first quarter of 1998, representing 61% and 64% of total revenue and data management services revenue, respectively, in both periods. The dollar increase was due to the addition of personnel and expansion of facilities to accommodate growth in the Company's wireless and wireline operations.

     Cost of Licenses and Implementation Services. Cost of licenses and implementation services consists primarily of labor, license fees for third party software and related expenses. Cost of licenses and implementation services increased 56%, from $98,000 in the first quarter of 1997 to $153,000 in the first quarter of 1998, representing 2% of total revenue in both periods and 36% and 42% of licenses and implementation services revenue in the first quarter of 1997 and the first quarter of 1998, respectively. The increase in dollars and as a percent of licenses and implementation services revenue was due to work performed on a contract in the first quarter of 1998 which contained higher cost elements, including third-party software, than contracts in process in the first quarter of 1997.

     Sales and Marketing. Sales and marketing expenses consist primarily of expenses related to salaries and commissions, travel, trade shows and sales collateral. Sales and marketing expenses decreased 10%, from $933,000 in the first quarter of 1997 to $843,000 in the first quarter of 1998, representing 18% and 11% of total revenue in the first quarter of 1997 and the first quarter of 1998, respectively. The decrease was primarily due to decreased commissions and bonuses in the first quarter of 1998 caused by a change in the structure of the incentive plans and a bonus paid to an individual in the first quarter of 1997, as well as the transfer of a vice president to a general and administrative position. These decreases were offset by increased headcount and public relations costs.

     General and Administrative. General and administrative expenses consist primarily of expenses related to the Company's information systems, finance, human resources, legal, executive and financial planning departments. General and administrative expenses increased 136%, from $485,000 in the first quarter of 1997 to $1.1 million in the first quarter of 1998, representing 10% and 15% of total revenue in the first quarter of 1997 and the first quarter of 1998, respectively. The dollar increase was due to (i) the reassignment of certain continuing resources, infrastructure and related general and administrative expenses applicable to continuing operations, (ii) addition of personnel and computer equipment in the accounting, information systems and human resources departments to support the Company's growth and (iii) increased executive bonuses due to increased profitability in the first quarter of 1998.

     Other Expenses, Net. Net other expenses consist primarily of interest expense from the Company's borrowings and leases for capital equipment, offset by interest income earned on the Company's cash balances. Other expenses increased 101%, from $150,000 in the first quarter of 1997 to $301,000 in the first quarter of 1998, representing 3% and 4% of total revenue in the first quarter of 1997 and the first quarter of 1998, respectively. The dollar increase was primarily due to interest related to the 4.0 million loan from a bank that was outstanding in the first quarter of 1998, which was partially offset by decreased interest expense resulting from a lower balance outstanding on the Company's line of credit in the first quarter of 1998.

     Provision for income taxes. The Company's income tax provision increased from $24,000 in the first quarter of 1997 to $46,000 in the first quarter of 1998 due to increased income generated in states where the Company did not have net operating loss carryforwards available to offset net income.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenue

     Total Revenue. Total revenue increased 83%, from $14.8 million in 1996 to $27.1 million in 1997.

     Data Management Services Revenue. Revenue from data management services increased 82%, from $13.2 million in 1996 to $24.0 million in 1997, representing approximately 89% of total revenue in both years. This increase resulted from an increase in non-recurring and monthly fees from existing customers, increased sales of new services to existing customers, and the realization of non-recurring and monthly fees from both wireline and wireless customers.

     Licenses and Implementation Services Revenue. Revenue from licenses and implementation services increased 87%, from $1.6 million in 1996 to $3.1 million in 1997. The increase resulted from the addition of a new contract in 1997.

  Costs and Expenses

     Cost of Data Management Services. Cost of data management services increased 92%, from $8.0 million in 1996 to $15.4 million in 1997, representing 54% and 57%, respectively, of total revenue and 61% and 64%, respectively, of data management services revenue. The increase as a percentage of total revenue and data management services revenue resulted from the addition of employees and other resources in early 1997 in anticipation of wireless contracts, although the Company did not begin recognizing revenue from such contracts until the third quarter of 1997.

     Cost of Licenses and Implementation Services. Cost of licenses and implementation services increased 115%, from $596,000 in 1996 to $1.3 million in 1997, representing 4% and 5%, respectively, of total revenue and 36% and 42%, respectively, of licenses and implementation services revenue. The increase as a percentage of associated revenue was due to the inclusion of higher cost elements, including third-party software, in contracts performed in 1997.

     Sales and Marketing. Sales and marketing expenses increased 20%, from $3.2 million in 1996 to $3.9 million in 1997, representing 22% and 14%, respectively, of total revenue. The increase in dollar amount was primarily due to increases in salaries, recruiting, relocation and travel costs caused by an increase in the sales force and increased marketing activities in 1997. The remaining increase was due to the reassignment of marketing resources and related expenses to the Company's continuing operations.

     General and Administrative. General and administrative expenses increased 111%, from $1.5 million in 1996 to $3.2 million in 1997, representing 10% and 12%, respectively, of total revenue. Approximately $1.0 million of the increase is related to the reassignment of certain continuing resources, infrastructure and related general and administrative expenses applicable to the Company's continuing operations. The remaining dollar and percentage increases resulted primarily from increased costs necessary to develop and maintain the internal and customer support information systems, increased depreciation expense in 1997, increased executive bonuses paid and accrued in 1997, and expansion of the Company's facilities to accommodate the Company's growth.

     Other Expenses, Net. Other expenses increased 67%, from $527,000 in 1996 to $879,000 in 1997, representing 4% and 3% of total revenue in 1996 and 1997, respectively. The increase in dollar amount resulted from an increase in interest expense caused by an increase in capital leases, a higher average balance outstanding on the Company's line of credit in 1997, and interest expense related to a $4.0 million borrowing in November 1997. This increase was partially offset by an increase in interest income recognized, as the Company's average cash balance increased in 1997.


     Provision (Benefit) for Income Taxes. The Company's income tax provision (benefit) changed from a provision of $9,000 in 1996 to a benefit of $(2,328,000) in 1997. In 1997, the Company recorded an income tax benefit of $2.5 million due to the reversal of a portion of the Company's valuation allowance on its deferred tax assets. Excluding this benefit, the Company had an income tax provision of $172,000. This increase over 1996 was due to a foreign income tax refund received in 1996. In addition, the Company's state income tax provision increased in 1997, as the Company generated more income in states in which the Company did not have net operating loss carryforwards available to offset net income.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenue

     Total Revenue. Total revenue increased 100%, from $7.4 million in 1995 to $14.8 million in 1996.

     Data Management Services Revenue. Revenue from data management services increased 273%, from $3.5 million in 1995 to $13.2 million in 1996, representing 48% and 89%, respectively, of total revenue. The increase in dollar amount resulted from increased revenue from non-recurring and monthly fees in 1996 from both existing and new wireline customers.

     Licenses and Implementation Services Revenue. Revenue from licenses and implementation services decreased 58%, from $3.9 million in 1995 to $1.6 million in 1996, representing 52% and 11%, respectively, of total revenue. The decrease resulted from the implementation of a large project in 1995 without a comparable amount of new business in 1996.

  Costs and Expenses

     Cost of Data Management Services. Cost of data management services increased 182%, from $2.8 million in 1995 to $8.0 million in 1996, representing 38% and 54%, respectively, of total revenue and 80% and 61%, respectively, of data management services revenue. Cost of data management services was greater as a percentage of the related revenue in 1995 because the Company was building the infrastructure for its data management services business, including hiring and training employees, building the network infrastructure, preparing facilities and converting data to the Company's systems. Cost of data management services was higher as a percentage of total revenue in 1996 due to the increased percentage of data management services revenue.

     Cost of Licenses and Implementation Services. Cost of licenses and implementation services decreased 43%, from $1.0 million in 1995 to $596,000 in 1996, representing 14% and 4%, respectively, of total revenue and 27% and 36%, respectively, of licenses and implementation services revenue. The increase as a percentage of associated revenue was due to the inclusion of higher cost elements, including third-party software, on contracts in 1996.

     Sales and Marketing. Sales and marketing expenses increased 59%, from $2.0 million in 1995 to $3.2 million in 1996, representing 27% and 22%, respectively, of total revenue. The increase in dollar amount was primarily due to increased salary, travel and related facilities costs caused by an increase in the sales force, increased sales commissions and bonuses due to increased revenue, and increased costs for trade shows. The remaining increase was due to an increase in certain marketing expenses from the growth of continuing operations of the Company.

     General and Administrative. General and administrative expenses increased 85%, from $830,000 in 1995 to $1.5 million in 1996, representing 11% and 10%, respectively, of total revenue. This increase in dollar amount was primarily due to salaries, travel and other costs related to the hiring of management and other personnel in anticipation of growth in 1996. The increase was partially offset by decreased relocation, bad debt and consulting expenses.

     Other Expenses, Net. Net other expenses increased 43%, from $368,000 in 1995 to $527,000 in 1996, representing 5% and 4%, respectively, of total revenue. The increase in dollar amount was due to an increase in interest expense primarily related to additional capital leases for equipment required to operate the Company's data management services business. This increase was partially offset by a decrease in interest expense caused by the conversion to equity and repayment of certain notes payable in 1996.

     Provision for Income Taxes. The income tax provision decreased 44%, from $16,000 in 1995 to $9,000 in 1996. This decrease was primarily due to a foreign income tax refund received in 1996, offset by additional income generated in 1996 in states in which the Company did not have net operating loss carryforwards available to offset net income.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth quarterly results of operations data in dollars and as a percentage of total revenue for each of the nine quarters in the period ended March 31, 1998. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented, when read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors -- Significant Fluctuations in Quarterly Operating Results of Operations."


                                                                          QUARTER ENDED
                                 ------------------------------------------------------------------------------------------------
                                 MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,
                                   1996       1996       1996       1996       1997       1997       1997       1997       1998
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Data management services.....   $2,253     $3,241     $3,573     $4,098     $4,861    $ 5,241     $6,394     $7,509     $7,533
  Licenses and implementation
    services...................      567        596        238        236        271        536        834      1,426        369
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
        Total revenue..........    2,820      3,837      3,811      4,334      5,132      5,777      7,228      8,935      7,902
Costs and expenses:
  Cost of data management
    services...................    1,435      1,732      2,236      2,593      3,123      3,434      4,174      4,647      4,798
  Cost of licenses and
    implementation services....      258        207        120         11         98        254        457        474        153
  Sales and marketing..........      539        949        752        964        933      1,067        901        949        843
  General and administrative...      309        370        419        435        485        525        930      1,287      1,146
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
        Total costs and
          expenses.............    2,541      3,258      3,527      4,003      4,639      5,280      6,462      7,357      6,940
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Income from operations.........      279        579        284        331        493        497        766      1,578        962
Other expenses, net............      102        112        150        163        150        208        193        328        301
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Income from continuing
  operations before income
  taxes........................      177        467        134        168        343        289        573      1,250        661
Provision (benefit) for income
  taxes........................       12         34        (53)        16         24         20         40     (2,412)        46
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Net income from continuing
  operations...................      165        433        187        152        319        269        533      3,662        615
Loss from operations of
  discontinued division, net of
  tax..........................      (30)      (366)       (39)      (127)      (253)      (623)        --         --         --
Loss from disposal of
  discontinued division........       --         --         --         --         --     (2,032)        --         --         --
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Net income (loss)..............   $  135     $   67     $  148     $   25     $   66    $(2,386)    $  533     $3,662     $  615
                                  ======     ======     ======     ======     ======    =======     ======     ======     ======
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  Data management services.....     79.9%      84.5%      93.8%      94.6%      94.7%      90.7%      88.5%      84.0%      95.3%
  License and implementation
    services...................     20.1       15.5        6.2        5.4        5.3        9.3       11.5       16.0        4.7
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
        Total revenue..........    100.0      100.0      100.0      100.0      100.0      100.0      100.0      100.0      100.0
Costs and expenses:
  Cost of data management
    services...................     50.9       45.1       58.7       59.8       60.9       59.4       57.7       52.0       60.7
  Cost of licenses and
    implementation services....      9.1        5.4        3.1        0.3        1.9        4.4        6.3        5.3        1.9
  Sales and marketing..........     19.1       24.7       19.7       22.2       18.2       18.5       12.5       10.6       10.7
  General and administrative...     11.0        9.7       11.0       10.0        9.4        9.1       12.9       14.4       14.5
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
        Total costs and
          expenses.............     90.1       84.9       92.5       92.3       90.4       91.4       89.4       82.3       87.8
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Income from operations.........      9.9       15.1        7.5        7.7        9.6        8.6       10.6       17.7       12.2
Other expenses, net............      3.6        2.9        3.9        3.8        2.9        3.6        2.7        3.7        3.8
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Income from continuing
  operations before income
  taxes........................      6.3       12.2        3.6        3.9        6.7        5.0        7.9       14.0        8.4
Provision (benefit) for income
  taxes........................      0.4        0.9       (1.4)       0.4        0.5        0.3        0.6      (27.0)       0.6
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Net income from continuing
  operations...................      5.9       11.3        5.0        3.5        6.2        4.7        7.3       41.0        7.8
Loss from operations of
  discontinued division, net of
  tax..........................     (1.1)      (9.5)      (1.0)      (2.9)      (4.9)     (10.8)        --         --         --
Loss from disposal of
  discontinued division........       --         --         --         --         --      (35.2)        --         --         --
                                  ------     ------     ------     ------     ------    -------     ------     ------     ------
Net income (loss)..............      4.8%       1.8%       4.0%       0.6%       1.3%     (41.3)%      7.3%      41.0%       7.8%
                                  ======     ======     ======     ======     ======    =======     ======     ======     ======
Cost of data management
  services as a percent of data
  management services
  revenue......................     63.7%      53.4%      62.6%      63.3%      64.2%      65.5%      65.3%      61.9%      63.7%
                                  ======     ======     ======     ======     ======    =======     ======     ======     ======
Cost of licenses and
  implementation services as a
  percent of licenses and
  implementation services
  revenue......................     45.5%      34.7%      50.4%       4.7%      36.2%      47.4%      54.8%      33.2%      41.5%
                                  ======     ======     ======     ======     ======    =======     ======     ======     ======

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception the Company has funded its operations through cash provided by operations, supplemented by equity and debt financing and leases on capital equipment. As of March 31, 1998, the Company had $1.2 million in cash and cash equivalents and $2.9 million in net accounts receivable. In 1996, the Company generated cash from financing activities through the issuance of shares of Convertible Preferred Stock for $4.0 million. In addition, the Company borrowed $4.0 million in 1997 from a bank. The loan bears interest at 11% through May 31, 1999, and at 12% thereafter through maturity. Principal payments of $250,000 are due beginning on March 31, 2001, and will be payable at each subsequent quarter end through December 31, 2002. Principal payments of $500,000 are due on March 31, 2003 and at each subsequent quarter end, with the final payment due November 30, 2003. The Company may prepay the loan after June 30, 1998; however, a prepayment premium will be due equal to 4% of the amount outstanding if prepaid between June 30, 1998 and November 30, 1998, 3% if prepaid between December 1, 1998 and November 30, 1999 and 2% if prepaid between December 1, 1999 and November 30, 2000. The loan is secured by a first priority security interest in substantially all of the Company's assets. As of the date of this Prospectus, the Company was in compliance with all covenants related to this debt. The Company intends to use a portion of the proceeds from this offering to prepay the $4.0 million of borrowings and to pay a prepayment premium of $160,000.


     The Company used cash in 1996 and 1997 of $2.4 million and $2.6 million, respectively, for the purchase of capital assets, primarily for use in the delivery of its data management services. The Company anticipates making a comparable level of capital expenditures during 1998, although it currently has no material commitments for capital expenditures. The Company also paid $2.5 million and $3.6 million in 1996 and 1997, respectively, toward its lease obligations for capital equipment. The Company hired a significant number of new employees in 1996, 1997 and the first three months of 1998, and expects to continue hiring a significant number of additional employees during the remainder of 1998.


     The Company has a line of credit with a bank equal to the lesser of 75% of qualifying accounts receivable or $2.0 million available to meet operating needs. Amounts borrowed under the line of credit bear interest at prime rate plus 1% (9.5% at April 30, 1998) and are due April 15, 1999. The Company intends to renew this line of credit. The credit line is collateralized by certain assets of the Company. As of March 31, 1998, $450,000 was outstanding on the line of credit. During 1996 and 1997, the Company had net borrowings under its bank notes and line of credit of $623,000 and $2.8 million, respectively. The Company intends to use a portion of the proceeds from this offering to repay the $450,000 outstanding under its line of credit.

     The Company is designing its services and products to be Year 2000 capable and tests third-party software that is incorporated with the Company's services and products. There can be no assurance, however, that the Company's services and products, particularly when such services and products incorporate third-party software, will contain all necessary date code changes in time. The Company expects to incur approximately $125,000 in costs in 1998 in making its services and products Year 2000 compliant. Any additional unanticipated expenses could have an adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Year 2000 Capability."


     The Company believes that the remaining net proceeds from this offering, together with cash generated from operations, will be sufficient to fund its anticipated working needs, capital expenditures and any potential future acquisitions for at least 1999. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any unplanned acquisitions of businesses or assets, the Company may be required to seek additional sources of capital. Sources of additional capital may include public and private equity and debt financings, sales of nonstrategic assets and other financing arrangements.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." This statement, effective for fiscal years beginning after December 15, 1997, would require the Company to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined by Concepts Statement No. 6, "Elements of Financial Statements," as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted SFAS 130 in the first quarter of 1998, however, the Company did not have any transactions which would require additional disclosure under SFAS 130.

     Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluation of segment performance and deciding how to allocate resources to segments. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial statements.

                                    BUSINESS

THE COMPANY

     SCC Communications Corp. ("SCC" or the "Company") is the leading provider of 9-1-1 operations support systems ("OSS") services to incumbent local exchange carriers ("ILECs"), competitive local exchange carriers ("CLECs") and wireless carriers in the United States. The Company has redefined the U.S. market for 9-1-1 OSS by creating the first and largest 9-1-1 service bureau, the SCC National Data Services Center ("NDSC"), with over 70 million subscriber data records under management throughout North America. The Company manages the data that enable a 9-1-1 call to be routed to the appropriate public safety agency with accurate and timely information about the caller's identification and location. Through SCC's NDSC, the Company offers a comprehensive, cost-effective solution to the 9-1-1 service provisioning needs of ILECs, CLECs and wireless carriers by enabling them to outsource virtually all aspects of the operations of their 9-1-1 data management services, including system activation, routine data administration, event transaction processing and performance management, with a high level of security and survivability. In addition, the Company licenses its 9-1-1 OSS software to carriers that wish to manage the delivery of 9-1-1 data management services in-house. Representative carriers using SCC's solution include Ameritech, AT&T Wireless Services, BellSouth, MCI, Sprint PCS and Worldcom Network SVCS.

     ILECs, CLECs and wireless carriers require a 9-1-1 solution that cost effectively provides a high degree of data integrity and reliability, allows them to comply with regulatory mandates, and addresses their need to provide additional value-added services. Through SCC's NDSC, the Company provides the data management services that ILECs, CLECs and wireless carriers need to deliver 9-1-1 calls to the appropriate PSAP, along with critical information such as the caller's location and call-back number that PSAPs need to respond effectively to emergencies. Complex data screening and preparation are completed to initialize properly the underlying systems necessary for 9-1-1 call routing and information display for the call taker. SCC's NDSC frequently receives and processes electronic transmissions from ILECs, CLECs and wireless carriers detailing subscriber and coverage updates and public safety jurisdiction boundary changes from PSAPs. Records identified as potentially having problems are automatically separated for manual review and analysis by SCC data integrity analysts. Using the updated information, SCC's 9-1-1 OSS then provides the information to route the 9-1-1 call and transmit essential information to the emergency service provider.

INDUSTRY BACKGROUND

     Historically, telecommunications carriers in the United States operated in a highly regulated environment, with both local and long distance service providers operating as monopolies. The U.S. telecommunications market opened to competition with the 1984 breakup of AT&T into seven independent Regional Bell Operating Companies ("RBOCs"). In the early 1990's, the RBOCs and other ILECs, anticipating regulatory changes that would introduce competition in their local exchange markets, began restructuring their service models to provide increased operating efficiencies and new revenue opportunities. Competitive pressures on the ILECs intensified with the passage of the Telecommunications Act of 1996 (the "1996 Act"), which allowed CLECs, long distance carriers and wireless carriers to enter local exchange markets. In addition, the regulatory mandates of the 1996 Act required each carrier to modify its technical infrastructure to allow for fair and equal access by other carriers. ILECs, CLECs and wireless carriers began to seek competitive advantages by differentiating their service offerings, improving service quality, decreasing time to market, introducing new services and increasing cost efficiencies. To gain these advantages, carriers streamlined their business practices, in part by updating technological infrastructure.

     Previously, carriers operated effectively using closed and proprietary systems to provision and manage their networks. In order to deliver services demanded by an increasingly competitive market, service providers today require more advanced service provisioning, operations, customer care and billing, and planning and engineering systems. These systems that collectively constitute a carrier's OSS directly support the routine processes and procedures of a carrier's telecommunications operating infrastructure. Historically, carriers' OSS have typically been "legacy" mainframe-based systems that in many cases utilized incompatible and inflexible software and technologies. These OSS were further strained by the many incremental changes that

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

had been made in order to accommodate new technologies, such as new advanced switching capabilities, and the proliferation of value-added services, such as greater consumer choice in mix of services. Recent improvements in OSS, however, have allowed carriers to offer more advanced services by incorporating new technologies to improve the reliability of existing infrastructure and to comply with the regulatory requirements of the 1996 Act. For example, next-generation customer care and billing systems, which interact with multiple carriers' systems across the increasingly complex telecommunications network environment, collect and process customer usage data and generate invoices, enhance the billing collection process, and provide information regarding customer behavior. 9-1-1, another essential OSS service, similarly requires close coordination of data and network elements, because changes in customer service information usually affect the data needed for 9-1-1 services.

     9-1-1 service involves the routing of emergency calls to the appropriate public safety answering point ("PSAP") responsible for dispatching police, fire and other emergency services. Most jurisdictions in the United States now provide enhanced 9-1-1 services ("Enhanced 9-1-1 or E9-1-1"), which also provide the caller's telephone number and location to the call taker at the PSAP. When a caller dials 9-1-1, information about the caller's location, telephone number and the jurisdictionally appropriate PSAP must be quickly accessed from carriers' network and mission-critical data servers. Carriers need current, accurate information about their subscribers in order to facilitate a prompt response to a 9-1-1 call. Each service order received by a carrier and each change in PSAP jurisdiction, including expansion to accommodate new addresses, may affect the information required for the proper handling of a 9-1-1 call. Thus, delivery of 9-1-1 service presents a difficult OSS challenge for carriers because it requires the coordination of data from multiple sources, the review and processing of the data, the resolution of data errors and conflicts and the insertion of the data into network and mission-critical data servers.

     Today, 9-1-1 is a fundamental element of local exchange service and carriers' OSS infrastructure. According to the National Emergency Number Association, more than 85% of the current wireline telephone subscribers in the United States are covered by some type of 9-1-1 service and 95% of that coverage is E9-1-1 service. The provisioning of 9-1-1 services presents even greater challenges for wireless carriers, since the mobility of wireless callers makes the callers' locations difficult to determine. The Cellular Telephone Information Association estimates that approximately 83,000 9-1-1 calls are made each day from wireless phones, representing approximately 25% of all 9-1-1 calls. The Company believes that approximately 25% of wireless callers cannot identify their locations. Most of the existing wireless infrastructure requires modification to enhance the location data so that wireless calls can be accurately routed to the appropriate PSAP. Recognizing the public safety need for improved wireless 9-1-1 services, the Federal Communications Commission (the "FCC") issued Report & Order 94-102 (the "Order") on June 12, 1996, a directive that mandated the adoption of 9-1-1 technology by wireless carriers in two phases. Phase I required wireless carriers to provide to requesting PSAPs at the time of a 9-1-1 call, the caller's telephone number and location of the receiving cell site. Wireless carriers had to comply with Phase I mandates by the later of April 1, 1998, or six months after the PSAP request. Phase II requires wireless carriers to locate a 9-1-1 caller to within 125 meters, subject to FCC guidelines. Wireless carriers must comply with Phase II mandates for requesting PSAPs by October 1, 2001. The FCC wireless mandates, the wireless industry's desire to continue to improve emergency services and increasing pressure from public safety agencies have rapidly accelerated the demand for E9-1-1 wireless services.

     ILECs, CLECs and wireless carriers require a 9-1-1 solution that cost effectively provides a high degree of data integrity and reliability, allows them to comply with regulatory mandates, and addresses their need to provide additional value-added services. ILECs are seeking to reduce the significant capital expenditures associated with supporting rapidly evolving 9-1-1 infrastructure and upgrading their 9-1-1 data management and network control services to meet PSAP requirements and technological advancements. CLECs and wireless carriers, many of which are relatively small and new to the markets in which they are now competing, are seeking to increase their own subscriber bases while minimizing their investment in OSS technology infrastructure and personnel, as well as in the relationships with PSAPs necessary to provide 9-1-1 service. ILECs, CLECs and wireless carriers are also seeking a comprehensive 9-1-1 solution that effectively operates in multiple geographic locations over a wide variety of legacy systems. In addition, the 9-1-1 OSS services

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

offered by carriers and other service providers increasingly include complementary add-on products and services, such as public warning services, that enable them to reduce costs and generate value-added services for their customers. Carriers with these requirements may choose to develop their own proprietary solutions, to license the 9-1-1 OSS software and manage the delivery of the 9-1-1 services themselves, or to outsource their 9-1-1 OSS needs.

THE SCC SOLUTION

     The Company has redefined the U.S. market for 9-1-1 OSS by creating the first and largest 9-1-1 service bureau, the SCC National Data Services Center, with over 70 million subscriber data records under management throughout North America. Through its NDSC, the Company offers a comprehensive, cost-effective solution to the 9-1-1 service provisioning needs of ILECs, CLECs and wireless carriers by enabling them to outsource virtually all aspects of the operations of their 9-1-1 data management services, including system activation, routine data administration, event transaction processing and performance management, with a high level of security and survivability. The Company delivers an outsourcing solution that can interface with each carrier's proprietary or open system. In addition, the Company licenses its 9-1-1 OSS software to carriers that wish to control the delivery of 9-1-1 services in-house. The Company believes that its solution offers the following principal features and benefits:

          Focus on Data Integrity. The accuracy of subscriber records that identify and provide location information regarding the caller is an essential element of 9-1-1 service. Using its software solution, SCC conducts more than 60 logical tests to prepare the data for use in 9-1-1 operations. The Company's systems interface with other elements of a carrier's OSS to provide timely and accurate subscriber location information. Transactions identified by the system as requiring further analysis are researched and resolved by a team of data integrity analysts.

          Survivability and Reliability. SCC offers large scale, mission-critical transaction processing through reliable, scalable operating platforms. To provide high assurance of continued service, SCC has designed systems that provide critical 9-1-1 data with multiple layers of redundancy by deploying over 20 fault-tolerant, geographically dispersed servers to provide multiple sources of 9-1-1 data. Since the launch of its NDSC more than three years ago, SCC's systems for 9-1-1 information delivery have provided uninterrupted service to its customers. SCC has also developed a comprehensive disaster recovery program for its central data administration operations.

          Leading-Edge Technology. The Company believes it is the technological leader in the 9-1-1 data management services industry based on its advances in the areas of systems architecture, spatial data management and advanced network integration. The Company's innovations include advance intelligent call routing support, local number portability ("LNP") data transaction support, technologies that improve 9-1-1 availability, a transaction-based map maintenance system, a spatial coordinate-based E9-1-1 management system and large-scale Internet applications for E9-1-1. The Company was the first to demonstrate data management support capable of interfacing with wireless systems that complied with both the Phase I and Phase II mandates of the Order, and also has developed systems for the use of spatial coordinate data for use in managing and routing non-address specific 9-1-1 calls.

          Flexible Business Model. PSAPs generally pay carriers a capitated rate based on the number of subscribers located in a particular PSAP's jurisdiction. By outsourcing its data management and service provisioning needs to the Company, a carrier can avoid costly capital expenditures and fix its expenses for 9-1-1 services on a per subscriber basis. Additionally, outsourcing allows carriers to customize their service packages both to meet the needs of their subscribers and to comply with regulatory mandates. The Company provides CLECs and wireless carriers with clearinghouse services to format and insert subscriber data into the appropriate 9-1-1 systems. Alternatively, carriers may elect to license 9-1-1 OSS software directly from the Company and manage the 9-1-1 data themselves.

STRATEGY

     The Company's objective is to be the leading national provider of 9-1-1 OSS and other complementary services to ILECs, CLECs and wireless carriers. SCC focuses on developing innovative and automated solutions to provide customers with a comprehensive system for managing large amounts of dynamic subscriber information. Key elements of the Company's strategy are to:

          Maintain and Extend Leadership Position in Wireline 9-1-1 Data Management Market. SCC currently manages more than 70 million wireline subscriber data records out of an estimated 178 million total wireline telephone subscriber records in the United States. The Company intends to maintain and extend its market leadership in the wireline 9-1-1 OSS systems market by adding new service and license customers, increasing the number of subscriber data records under management, enhancing its existing 9-1-1 services and supporting the evolving telecommunications infrastructure.

          Capitalize on Emerging Wireless Carrier Opportunities. The Company believes there is a significant opportunity to offer outsourcing services to wireless carriers given the growing public demand for effective wireless 9-1-1 services and the FCC mandates for minimum service performance. The Company intends to take advantage of this opportunity by leveraging its position as the first company to offer both Phase I and Phase II compliant solutions and its large market share in both the wireline and wireless data management services industry.

          Maintain and Extend Leadership Position in National Clearinghouse Services. The Company believes opportunities exist to sell 9-1-1 clearinghouse services to CLECs which, in order to activate 9-1-1 service for their customers, must provide subscriber and network information that is compatible with an ILEC's 9-1-1 OSS. CLECs and wireless carriers, many of which are relatively small and new to the markets in which they are now competing, are seeking to grow their own subscriber bases while minimizing their investment in OSS technology infrastructure and personnel, as well as in the relationships with PSAPs and other service providers necessary to provide 9-1-1 services. SCC plans to build upon its position as a neutral, carrier-independent service provider by working cooperatively with newly emerging dial tone providers, including CLECs, fixed-position wireless carriers and cable television carriers, to increase its sales of 9-1-1 clearinghouse services.

          Provide Additional Services to Telecommunications Carriers. ILECs, CLECs and wireless carriers are seeking to apply emerging technologies in response to competitive pressures and regulatory mandates. For example, the Company has developed off-switch routing capabilities for carriers that have deployed the advanced intelligent network and created LNP transaction sets in response to the LNP mandates of the 1996 Act. By leveraging the experience and economies of scale it has obtained in managing the 9-1-1 OSS infrastructure for multiple carriers, the Company is well-positioned to continue to develop and offer flexible, scalable solutions that allow carriers to cost-effectively support new technological developments and regulatory mandates.

          Develop Applications for New Commercial Products. By leveraging its core competency of managing dynamic subscriber location information, the Company believes that it is well-positioned to expand into additional markets outside 9-1-1 OSS services. The Company currently has under development new products and services such as dynamic call routing for multi-location call centers for both telecommunications carriers and others and improved address information for operations areas of telecommunications carriers such as their billing, ordering and provisioning departments.

          Expand International Operations. SCC believes that a significant opportunity to generate additional long-term revenue may be created by partnering with established telecommunications carriers and systems integration firms to design, implement, maintain and operate effective, reliable emergency communications systems in countries other than the United States or Canada. The Company intends to expand internationally to address the needs of this market for telecommunications emergency services.

There can be no assurance that the Company will achieve its objective or any of the key elements of its strategy. See "Risk Factors."

SERVICES AND PRODUCTS

     SCC's 9-1-1 OSS solution enables a 9-1-1 call to be routed to the appropriate PSAP along with accurate and timely information about the caller's identification and location. Complex data screening and preparation is completed to initialize properly the underlying systems necessary for 9-1-1 call routing and information display for the call taker. SCC's NDSC frequently receives and processes electronic transmissions from ILECs, CLECs and wireless carriers detailing subscriber and coverage updates and public safety jurisdiction boundary changes from PSAPs. Records identified as potentially having problems are automatically separated for manual review and analysis by SCC data integrity analysts. Using the updated information, SCC's 9-1-1 OSS then provides the information to route the 9-1-1 call and transmit essential information to the emergency service provider.

                                    [CHART]

(1) When a caller dials 9-1-1, the call is directed to the 9-1-1 voice switch.

(2) The 9-1-1 switch queries SCC's dispersed 9-1-1 servers to determine the jurisdictionally appropriate PSAP. The 9-1-1 OSS automatically responds with call routing information.

(3) The 9-1-1 voice switch routes the call to the appropriate PSAP.

(4) Simultaneously, SCC's 9-1-1 OSS directs subscriber information, including caller's address and call-back number, to call-taker's screen at the PSAP.

(5) PSAP dispatches personnel and equipment to assist.

BASE SERVICES OF SCC NATIONAL DATA SERVICES CENTER

     Through SCC's NDSC, the Company provides the data management services that ILECs, CLECs and wireless carriers need to deliver 9-1-1 calls to the appropriate PSAP, along with critical information such as caller location and call-back number that PSAPs need to respond effectively to emergencies. Services include:

          System Preparation and Administration. Before providing 9-1-1 data management services to its customers, SCC must collect, organize, review and analyze the data necessary to initialize the system properly. Data preparation includes collecting information on PSAP jurisdictional boundaries, performing a full inventory of addresses located in an area and loading the subscriber information into the Company's systems. To improve data quality and, therefore, 9-1-1 service, the Company performs diagnostic reviews and analyses of information loaded into the NDSC systems. SCC engages over 80 data integrity analysts to facilitate the creation, maintenance and transition of key information.

          Routine Data Administration. SCC's NDSC receives and automatically processes service order updates from ILECs, CLECs and wireless carriers on a regular basis, in order to maintain current data in the 9-1-1 OSS. Service order updates include address changes, telephone number changes and other information pertinent to 9-1-1 call processing. To maintain reliable 9-1-1 service, SCC usually receives between 100,000 and 500,000 service orders per day and frequently receives boundary updates from PSAPs reflecting changes in jurisdiction boundaries for PSAP responses. When SCC receives a service order update or jurisdiction change, information received must be checked for complete and appropriate data, and then distributed throughout SCC's network of geographically dispersed servers.

          Event Transaction Processing. When a caller dials 9-1-1 in an area served by the Company, a request for information is automatically generated by the PSAP answering the call and sent to one of the Company's fault-tolerant servers. The server rapidly responds to the call taker with information from the OSS database regarding the caller's location and call-back number. Automated support is also available for real-time switch control to direct the routing of the call.

          Performance Management. SCC monitors and reports the performance of its service operations by measuring response time, systems availability, data accuracy and error resolution intervals, among other performance measurements. Using these measurements as a basis, SCC designs and implements programs to improve continuously the 9-1-1 OSS services provided by its NDSC.

          Mapping Services. Since traditional mapping services do not provide the frequent updates necessary for the provision of emergency services, SCC maintains a team of geographic information system experts, who work with carriers and public safety officials to document, review and analyze call routing boundaries and specific address information. The mapping services department uses advanced tools to improve existing mapping information with new and more detailed geographical information for optimal management of 9-1-1 call records. The mapping services department also assists in system preparation and quality control programs to provide the SCC's NDSC with current geographical information.

          Clearinghouse Services. SCC's clearinghouse department provides a single point of contact to process and format 9-1-1 data for CLECs and independent telephone companies. CLECs and independent telephone companies can utilize the services of the Company's clearinghouse department to offer service in numerous localities without having to independently develop the 9-1-1 OSS systems, procedures and expertise necessary for each community. CLECs and independent telephone companies electronically transmit subscriber information to the clearinghouse department. The information is then reformatted to comply with the destination community's local standards, tested for detectable errors and delivered to the appropriate 9-1-1 data systems. The Company can process information for its clearinghouse customers even if the data will be inserted in a system operated by a carrier that does not utilize the Company's services or products.

ENHANCED SERVICES OF SCC NATIONAL DATA SERVICES CENTER

     The Company offers enhancements to its 9-1-1 OSS services that provide additional features and functionality. These services are targeted to specific markets and are sold directly by the Company or indirectly through the Company's customers.

     9-1-1Net. 9-1-1Net, an online tool, creates an active communication channel serving the NDSC, carriers and PSAPs. Through 9-1-1Net, users can view live address routing rules, send address updates, review inbound call load, error statistics and ALI discrepancy reports, and receive new product updates.

     Private Switch ALI. Private telephone switches, commonly known as PBX's, create a challenge for E9-1-1 operations because information describing the individual caller's phone station or extension within a PBX may not be available to the network receiving the 9-1-1 call. In the case of large facilities such as campuses, hotels and hospitals, emergency response personnel may not have adequate information to quickly determine the location of the caller. Private Switch ALI allows PBX system managers to create and transmit appropriate data records that identify a caller's extension or location within a facility for the 9-1-1 OSS.

     9-1-1Connect. SCC provides wireless carriers with 9-1-1 OSS services that are similar to those provided to wireline customers and that fully comply with Phase I of the Order. Once a wireless carrier receives a request from a PSAP to activate wireless 9-1-1 services, SCC's program managers develop a plan with the wireless carrier to activate service, including development of ILEC network interconnections for both data and voice that are specific to the local wireless network configuration and interface requirements. The program managers develop graphic coverage area maps that are superimposed on maps of current public safety agency boundaries. Routing recommendations can then be made and coordinated with the appropriate PSAP.

     Subscriber ALI. The Company is currently preparing to test Subscriber ALI, which is designed to allow subscribers to supply personal information in their 9-1-1 records such as medical condition, disability and language of choice. When a subscriber calls 9-1-1, data previously provided by the subscriber will be displayed along with traditional 9-1-1 information to the PSAP. A subscriber also can designate a third party to be notified in the event a 9-1-1 call is initiated from the subscriber's telephone. For example, parents away from home would be notified when a child or babysitter calls 9-1-1 from their telephone. The Company currently anticipates that this service will be available by late 1998.

     Emergency Warning and Evacuation System. The Company is currently developing its Emergency Warning and Evacuation System to initiate outbound calls selectively in the event of potential disasters such as flash flooding, hazardous materials incidents, industrial accidents and localized weather events. The Emergency Warning and Evacuation System will utilize spatially classified location information and up-to-date telephone subscriber data and will be able to deliver voice or fax warnings to a geographically targeted population. SCC intends to offer its Emergency Warning and Evacuation System by late 1998.

LICENSE PRODUCTS

     The Company offers 9-1-1 OSS software to customers that elect to manage their own 9-1-1 data records rather than outsourcing such operations to SCC. SCC also provides custom software development services to customers with specific or local requirements through its engineering department. The engineering department develops, customizes and enhances the software using a structured approach to perform requirements analysis, software development and quality assurance.

COMMERCIAL SERVICES

     Many of the underlying elements used by the Company in managing large volumes of dynamic subscriber information have commercial applications in other industries. For instance, the Company has developed and is testing a dynamic call routing system that will allow telecommunications carriers to support real-time assignment of routing destinations for calls processed in public telecommunications networks. Historically, calls have been routed pursuant to preplanned and preprogrammed routing instructions. The Company's dynamic call assignment will allow greater flexibility in call routing to respond to call load or other complex non-network factors. The Company also intends to offer improved address information to other operations areas of telecommunications carriers such as their billing, ordering and provisioning departments. Carriers can increase efficiencies and improve customer service by responding to service calls with more accurate subscriber location information.

SERVICE AND PRODUCT PRICING

     Pricing for SCC's NDSC services usually includes a non-recurring initial fee due upon execution of a contract with a customer. Thereafter, customers generally pay a monthly fee based on the number of subscriber records maintained by the NDSC and upon the services selected by the customer. The Company typically enters into ten-year agreements for wireline base services and two to five-year agreements for wireless base services. During the contract term, SCC may offer customers enhanced services, which may be provided on a revenue sharing basis. SCC also licenses software, hardware and professional services necessary for the management of 9-1-1 services to its customers in exchange for license and implementation services fees and maintenance fees.

SERVICE INFRASTRUCTURE AND ARCHITECTURE

     The Company's operations include central data administration and distributed systems for real-time 9-1-1 transaction support. Based on large scale, fault-tolerant Tandem computers, the Company's major processing systems are configured to provide high reliability. They are also designed to provide significant capacity for continued growth using the Tandem NSK scalable message-based architecture.

     The Company's central data administration systems, located in Boulder, Colorado, are a key element of its 9-1-1 OSS, and are used to perform routine data maintenance and to support new customer transition and initial system loads. SCC's NDSC also maintains a central monitoring facility in Boulder that operates 24 hours a day, seven days a week. Data network access for the central administration systems is provided using traditional T-1 connectivity to the networks operated by SCC and its customers. To improve reliability and survivability, the primary links are designed to have three or more backup paths to access SCC's distributed networks, including VSAT satellite links. A "hot-site" emergency business recovery facility has been established in New York and can be activated to continue routine operations in the event of a disaster at the Boulder site. Electronic processing necessary to handle actual 9-1-1 calls is geographically distributed and remains a local service for each region, so SCC's central data administration systems are not in the actual 9-1-1 call path.

     Distributed throughout the U.S., the Company's real-time 9-1-1 OSS servers are located in shared, hardened computer facilities. The systems are deployed in pairs or quads. System pairs are intentionally distributed to different geographic locations to provide an additional level of reliability. These systems provide data display for thousands of public safety agencies throughout the service areas of SCC's customers. Direct interface to telephone control switches is also supported on these platforms, providing the information necessary to route calls to the jurisdictionally appropriate PSAP. The Company also uses a number of Microsoft NT servers for internal administrative processing and extranet support.

CUSTOMERS


     The Company provides its services to a range of telecommunications service providers, including ILECs, CLECs and wireless carriers. The Company also licenses its software and provides 9-1-1 data clearinghouse services directly and indirectly to over 600 independent telephone companies. During the year ended December 31, 1996, the Company recognized approximately 82% of total revenue from continuing operations from Ameritech and U.S. WEST, each of which accounted for greater than 10% of the Company's revenue in such periods. During the year ended December 31, 1997, the Company recognized approximately 81% of total revenue from Ameritech, BellSouth Inc. and U.S. WEST customers, each of which accounted for greater than 10% of the Company's revenue in such period. During the three months ended March 31, 1998, the Company recognized approximately 92% of total revenue from Ameritech, AT&T, BellSouth Inc. and U.S. WEST customers, each of which accounted for greater than 10% of the Company's revenue in such period. No other customers accounted for more than 10% of the Company's total revenue in such periods. See "Risk Factors -- Reliance on Significant Customers."

     The Company typically enters into contracts with carriers and their affiliates to provide services to some or all of the carrier's operating entities. Set forth below is a list of carriers utilizing the Company's services or products, which the Company believes are representative of the Company's overall customer base.

     ILECs. The Company's customers include Ameritech, BellSouth Inc. and U.S. WEST.

     CLECs. The Company's customers include ICG Telecom, MCI and Worldcom Network SVCS.

     Wireless Carriers. The Company's customers include 3608 Communications Company, AT&T Wireless Services, Sprint PCS, U.S. WEST Wireless and Vanguard Cellular Systems.

     License Customers. The Company's license customers include Bell Atlantic, Bell Canada, Pacific Bell and GTE Network Services.

SALES AND MARKETING

     The Company's marketing efforts are focused on targeting key carriers and PSAPs in each geographical market through advertising in telecommunications industry publications, participation in trade shows, presentations at technical conferences and other initiatives. Additionally, SCC employees serve as the chairpersons and members of key standards committees related to emergency communications services. The Company's sales strategy relies on direct channels of distribution for its services. The Company has dedicated account teams to work with each existing and potential customer. The Company's account teams develop relationships with 9-1-1 service providers through a consultative, problem-solving sales process and work closely with customers and potential customers to determine how their needs can be fulfilled by the Company's services. As of April 30, 1998, the Company employed 18 persons in its sales and marketing organization. Sales cycles range from six months to over two years. See "Risk Factors -- Significant Fluctuations in Quarterly Results of Operations" and "-- Lengthy Sales Cycle."

RESEARCH AND DEVELOPMENT

     The Company directs its research and development efforts toward providing highly scalable applications that enable a more efficient 9-1-1 OSS process that improves data quality. Development efforts currently in process are focused on further embedding and using spatial coordinate data to manage geographic assignment and other data, further enhancing the Company's wireless offerings. These offerings include improving the Company's software, integrating standard Web browser technology, and the development of decision support systems. By late 1998, the Company expects to introduce Subscriber ALI, which will allow subscribers to append medical and other important data to their ALI record, and Emergency Warning and Evacuation System, which will allow PSAPs to call all numbers in a given area and warn of imminent danger. Research and development expenses totaled approximately $338,000, $230,000 and $738,000 for December 31, 1995, 1996, and 1997, respectively. See "-- Products and Services -- Enhanced Services of SCC National Data Services Center" and "Risk Factors -- Dependence on New Products; Rapid Technological Change."

COMPETITION

     The market for 9-1-1 OSS solutions is intensely competitive and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the market for 9-1-1 OSS solutions include effectiveness with existing infrastructure, reliability, manageability, technical features, wireless support, performance, ease of use, price, scope of product offerings, and customer service and support. Although the Company believes that its solution competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service support, technical and other competitive resources.

     The Company's principal competitors generally fall within one of three categories: internal development departments of major carriers or consulting firms that support such departments; relatively smaller companies that offer applications with limited scope; and larger companies that are either in the process of entering the Company's market or have the potential to develop products and services that compete with the Company's service offerings. Potential customers sometimes rely on their own internal development teams to formulate 9-1-1 OSS systems or to retain consultants to undertake such a project. The Company believes that its 9-1-1 OSS solution competes favorably with internally developed systems, which are expensive to develop and maintain, may not provide a comprehensive, reliable approach to 9-1-1 OSS services, and may not provide the flexibility to adapt readily to regulatory, technological and market changes.

     In addition, a number of companies currently market or have under development software products and services to provide 9-1-1 administration. The Company competes with a few smaller companies, including XYPoint Corporation, for the provision of 9-1-1 OSS services to wireless carriers, although the Company expects more significant competition to emerge in the future. The Company believes that, to date, none of these relatively smaller companies offer products or services that are as robust in features or as comprehensive in scope as the Company's products and services. Although it is likely that the product development efforts of these companies eventually will enable them to offer a line of products or services to compete with the Company's current service offerings, the Company intends to continue to dedicate significant resources for product and service development in order to expand the Company's capabilities ahead of these competitors. Notwithstanding, the Company expects additional competition from these established competitors and from other emerging companies. Mergers or consolidations among these competitors or acquisitions of these companies by larger competitors would make them more formidable competitors to the Company. There can be no assurance that the Company's current and potential competitors will not develop products and services that may be more effective than the Company's current or future 9-1-1 data management solutions or that the Company's technologies and offerings will not be rendered obsolete by such developments.

     Finally, there are a number of companies that currently market and sell various products and services to telecommunications carriers, such as billing software and advanced telecommunications equipment, that have been broadly adopted by the Company's customers and potential customers. In addition, vendors of telecommunications software and hardware in the future may enhance their products to include functionality that is currently provided by the Company's solutions. The widespread inclusion of the functionality of the Company's service offerings as standard features of other telecommunications software or hardware could render the Company's services obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's services. Furthermore, even if the 9-1-1 functionality provided as standard features by telecommunications software or networking hardware is more limited than that of the Company's services, there can be no assurance that a significant number of customers would not elect to accept more limited functionality in lieu of purchasing additional products or services. For example, Lucent Technologies offers carriers software systems with functionality similar to the Company's services. Many of these larger companies have longer operating histories, greater name recognition, accesses to larger customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products and services, than the Company. The Company believes that the entry of these larger companies into its market will require them to undertake operations that are currently not within their core areas of expertise, and thus expose them to significant uncertainties in the product development process or in providing a range of products and services to comprehensively address the 9-1-1 requirements which the Company's services addresses. However, if these companies were to introduce products or services that effectively compete with the Company's service offerings, they could be in a position to substantially lower the price of their 9-1-1 products and services or to bundle such products and services with their other product and service offerings.

     For the foregoing reasons, there can be no assurance that the Company will be able to compete successfully against its current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would materially and adversely affect the Company's business, financial condition and results of operations. See "Risk Factors -- Highly Competitive Market; Competition."

PROPRIETARY RIGHTS

     The Company's success and its ability to compete depends significantly upon its proprietary rights. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. Further, the Company may be subject to additional risks as it enters into transactions in foreign countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources, and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology, or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's technology. There also can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

     As the number of entrants to the Company's markets increases and the functionality of the Company's products and services increases and overlaps with the products and services of other companies, the Company may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In certain of its customer agreements, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the revenue the Company may have received from the customer. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products or services. Any claims or litigation, with or without merit, could be time consuming, result in costly litigation or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, and could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of April 30, 1998, the Company employed 249 full-time employees in eight states. Of these employees, 34 were involved in research and development, 18 in sales and marketing, 165 in technical support and operations and 32 in administration and finance. No employees are covered by any collective bargaining agreements. The Company believes that its relationships with its employees are good.

FACILITIES

     The Company's principal administrative, sales and marketing, research and development and support facilities consist of approximately 80,000 square feet of office space in Boulder, Colorado. The Company occupies these premises under a lease expiring December 31, 2002. As of March 31, 1998, the annual base rent for this facility was approximately $670,000; however, the lease agreement provides for periodic defined increases in rent through the lease term.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation that it believes could have a material adverse effect on the Company or its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Directors and executive officers and their ages as of April 30, 1998, are as follows:

NAME                                 AGE    POSITION
----                                 ---    --------
George K. Heinrichs..............    40     President, Chief Executive Officer and Director
John J. Sims.....................    42     Chief Operating Officer
Nancy K. Hamilton................    45     Chief Financial Officer
John G. Hill(1)..................    57     Director
Darrell A. Williams(1)(2)........    38     Director
David Kronfeld(2)................    50     Director

------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     George K. Heinrichs has been the President and a Director of the Company since he cofounded the Company in 1979, and also has served as Chief Executive Officer since February 1995. Prior to founding the Company, Mr. Heinrichs served in a variety of public safety and criminal justice positions.

     John J. Sims has been Chief Operating Officer of the Company since November 1995. From 1977 until October 1995, Mr. Sims was employed by Tandem Computers, Inc., where he held a number of positions including Vice President of Sales and General Manager for Worldwide Telecommunications, Director of Materials Management, Vice President of Management Information Systems and Vice President of the Tandem Alliance Group.

     Nancy K. Hamilton has been the Chief Financial Officer and Senior Vice President of the Company since December 1993. Prior to joining the Company, Ms. Hamilton was Vice President and Chief Financial Officer of Fischer Imaging Corp., a manufacturer of medical imaging systems, from January 1993 to November 1993. Prior to January 1993, Ms. Hamilton served in a variety of senior management positions, including Chief Financial Officer, at NBI, Incorporated, which at that time was a developer of hardware and software and a systems integrator.

     John G. Hill has been a Director of the Company since January 1990. Since 1989, Mr. Hill has been a general partner of Hill, Carman Ventures, a limited partnership which is the general partner of The Hill Partnership III, a venture capital fund and a stockholder of the Company. Since 1981, Mr. Hill has been the General Partner of Hill Ventures. Mr. Hill currently serves as a director of Genicom Corporation, a provider of midrange printer solutions, network integration and multivendor services.

     David Kronfeld has been a Director of the Company since March 1998 and previously served as a Director of the Company from February 1992 until July 1996. Mr. Kronfeld has been a manager of JK&B Management L.L.C. since its founding in October 1995. Since 1989, Mr. Kronfeld has been a general partner of Boston Capital Ventures Limited Partnership, Boston Capital Ventures II Limited Partnership, Boston Capital Ventures III, L.P. and Business Development Partners, L.P., all of which are venture capital funds and stockholders of the Company, and a general partner of Boston Capital Ventures, a venture capital fund.

     Darrell A. Williams has been a Director of the Company since February 1998. Mr. Williams is Vice President, Venture Capital in the Ameritech Development Corporation, which he joined in January 1995. From 1992 to 1995, Mr. Williams was Director, Investment Acquisitions and Divestitures of Ameritech Corporation.

BOARD COMMITTEES

     The Company has a standing Audit Committee currently composed of Darrell A. Williams and David Kronfeld. The Audit Committee reviews and supervises the Company's financial controls, including selecting the Company's auditors, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company's financial controls, acting upon recommendations of auditors, and taking such further action as the Committee deems necessary to complete an audit of the books and accounts of the Company, as well as other matters that may come before it or as directed by the Board of Directors of the Company.

     The Company has a standing Compensation Committee currently composed of John G. Hill and Darrell A. Williams. The Compensation Committee reviews and acts on matters relating to compensation levels and benefits plans for the Company's executive officers and key employees. The Compensation Committee is also responsible for granting stock awards, stock options, stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned during the 1997 fiscal year for services rendered in all capacities to the Company and its subsidiaries during such fiscal year by the Company's Chief Executive Officer and each of the two other executive officers whose annual bonus and salary for such fiscal year exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                          ANNUAL COMPENSATION        SHARES
                                                          --------------------     UNDERLYING
NAME AND PRESENT PRINCIPAL POSITION                        SALARY      BONUS       OPTIONS(1)
-----------------------------------                       --------    --------    ------------
George K. Heinrichs...................................    $173,746    $180,000       66,667
  President and Chief Executive Officer
John J. Sims..........................................     225,000     100,000      120,000
  Chief Operating Officer
Nancy K. Hamilton.....................................     148,750     100,000       57,333
  Chief Financial Officer and Senior Vice President

------------

(1) The options listed in the table were granted under the 1990 Stock Option Plan. See "-- Option Grants During Last Fiscal Year."

OPTION GRANTS DURING LAST FISCAL YEAR

     The following table sets forth information concerning the stock option grants made to each of the Named Officers in the 1997 fiscal year.

                     OPTION GRANTS DURING LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                           PERCENT OF                               ANNUAL RATES OF
                             NUMBER OF       TOTAL                                    STOCK PRICE
                             SECURITIES     OPTIONS      EXERCISE                  APPRECIATION FOR
                             UNDERLYING    GRANTED TO     PRICE                     OPTION TERM(2)
                              OPTIONS     EMPLOYEES IN     PER      EXPIRATION   ---------------------
NAME                         GRANTED(1)   FISCAL YEAR     SHARE        DATE         5%          10%
----                         ----------   ------------   --------   ----------   --------     --------
George K. Heinrichs........    66,667         19.6%       $7.50      10/21/07    $314,449     $776,875
John J. Sims...............    66,666         19.7         6.00      02/18/07     251,555      637,491
                               53,334         15.7         7.50      10/21/07     251,561      637,505
Nancy K. Hamilton..........    15,666          4.6         4.50      02/18/07      44,335      112,354
                               41,667         12.3         7.50      10/21/07     196,531      498,049

------------

(1) The options were granted to each of the Named Officers pursuant to the 1990 Stock Option Plan. Each option vests 24% one year from the date of grant and 2% each month thereafter.

(2) The five percent and ten percent assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There can be no assurance provided to the option holder or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed five percent and ten percent levels or at any other defined level.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning option exercises and option holdings for the 1997 fiscal year with respect to each of the Named Officers. None of the Named Officers exercised any options during the 1997 fiscal year.

                                                                          VALUE OF UNEXERCISED IN-THE-MONEY
                                  NUMBER OF SECURITIES UNDERLYING                     OPTIONS AT
                              UNEXERCISED OPTIONS AT DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                              ----------------------------------------    ----------------------------------
NAME                          EXERCISABLE               UNEXERCISABLE     EXERCISABLE         UNEXERCISABLE
----                          ------------              --------------    ------------        --------------
George K. Heinrichs.........    220,785                    115,514         $2,924,482           $  976,656
John J. Sims................     54,558                    175,501            652,139            1,538,509
Nancy K. Hamilton...........     96,483                     78,667          1,232,315              670,835

------------

(1) There was no public trading market for the Common Stock on December 31, 1997. Accordingly, solely for purposes of this table, the values in these columns have been calculated on the basis of the assumed initial public offering price of $14.00 per share (rather than a determination of the fair market value of the Common Stock on December 31, 1997), less the aggregate exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board was formed in 1995, and the current members of the Compensation Committee are John G. Hill and Darrell Williams. Prior to April 1998, George K. Heinrichs and Mr. Hill were the members of the Compensation Committee. Throughout the year ended December 31, 1997, Mr. Heinrichs was an officer of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     Directors currently are not compensated for serving on the Board of Directors. The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board of Directors. The Company has not previously granted non-employee Board members options to purchase shares of Common Stock, although the Company may grant options to its non-employee directors in the future at the discretion of the Board. See "-- Benefit Plans -- 1998 Stock Incentive Plan."

BENEFIT PLANS

  1998 Stock Incentive Plan

     The Company's 1998 Stock Incentive Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's 1990 Stock Option Plan, as amended (the "Predecessor Plan"). The 1998 Plan was adopted by the Board and the stockholders on April 7, 1998 (the "Plan Effective Date").

     A total of 1,901,055 shares of Common Stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on April 7, 1998, including the shares subject to outstanding options and (ii) an additional increase of approximately 500,000 shares. In addition, the share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 1999 calendar year, by an amount equal to 3% of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 731,000 shares. To the extent any unvested shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after the date on which the Common Stock is first registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at the exercise price paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1998 Plan, but in no event shall more than 476,776 shares be added to the reserve from such repurchases. In no event may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year.

     On the date on which the Common Stock is first registered under Section 12 of the Exchange Act, outstanding options issued under the Predecessor Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

     The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program, under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, in the Plan Administrator's discretion, be granted options to purchase shares of Common Stock at an exercise price not less than their fair market value on the grant date; (ii) the Stock Issuance Program, under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services; (iii) the Salary Investment Option Grant Program, which may, in the Plan Administrator's discretion, be activated for one or more calendar years and thereby allow executive officers and other highly compensated employees the opportunity to invest a portion of their base salary in special below-market stock option grants; (iv) the Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date; and (v) the Director Fee Option Grant Program, which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and thereby allows non-employee Board members the opportunity to apply all or any portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants. The Discretionary Option Grant, Stock Issuance Program and Automatic Option Program become effective on the date on which the Underwriting Agreement to be executed in connection with this offering is executed (the "Underwriting Date"). The implementation date of the Salary Investment Option Grant Program and the Director Fee Option Program will be decided by the Compensation Committee.

     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance, and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members.

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     The Company has not previously granted non-employee Board members options to purchase shares of Common Stock. However, under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically be granted an option to purchase 15,000 shares of Common Stock on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting held on or after the Underwriting Date, each non-employee Board member who is to continue to serve as a non-employee Board member (including individuals who joined the Board prior to the Underwriting Date) will automatically be granted an option to purchase 3,000 shares of Common Stock, provided such individual has served on the Board for at least six months.

     Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 15,000 share automatic option grant will vest over a four-year period, as follows: (i) 25% of the option shares upon the optionee's completion of one year of Board service measured from the grant date and (ii) the balance of the option shares in a series of 36 successive equal monthly installments upon the optionee's completion of each additional month of service measured from the first anniversary of the grant date. The shares subject to each annual 3,000 share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, the shares subject to each automatic option grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of the annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the calendar year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of
(i) April 30, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

  1998 Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1998 and approved by the Company's stockholders in April 1998. A total of 200,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. There is automatically added to the Purchase Plan in March of each year (i) that number of shares needed to restore the maximum aggregate shares available to 200,000 shares or (ii) a lesser amount determined by the Board. The Purchase Plan, which is intended to qualify under Section 423 of the Code, provides for two six-month offering periods each year beginning on the first of January and the first of July, respectively; however, the initial offering period began on

March 1, 1998 and continues through December 31, 1998. The Purchase Plan is administered by a committee of at least two disinterested Directors appointed by the Board. Employees (including officers and employee directors) of the Company are eligible to participate if they are employed by the Company on a regular full time or part time basis and if they are regularly scheduled to work more than 20 hours per week. The Purchase Plan permits eligible employees to purchase shares of Common Stock through periodic payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Amended and Restated Certificate of Incorporation does not, however, eliminate or limit the personal liability of a Director for (i) any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the Director derived an improper personal benefit.

     The Company's Restated Bylaws, which will become effective upon the closing of this offering, provide that the Company shall indemnify its Directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company plans to enter into indemnification agreements (the "Indemnification Agreements") with each of its Directors and executive officers, effective upon the effectiveness of the Registration Statement of which this Prospectus forms a part. The indemnification agreements will contain provisions that require the Company, among other things, to indemnify its Directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as Directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are desirable to attract and retain qualified Directors and officers. The Company has obtained an insurance policy covering Directors and officers for claims that such Directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

EMPLOYMENT AGREEMENTS AND COMPENSATION PLAN

  Employment Agreements

     The Company does not presently have any employment contracts with the Named Officers.

  Management Incentive Compensation Plan

     In early 1998, the Compensation Committee of the Board of Directors approved a Management Incentive Compensation Plan, under which selected key employees, including executive officers, are eligible to receive bonus payments. At the beginning of the year, financial objectives were established and approved by the Compensation Committee for each participant in the program. A minimum performance level must be achieved by the Company before any bonus may be earned by a participant. Thereafter, an established progression rewards higher levels of achievement with greater bonus payments. Aggregate bonuses payable under the Management Incentive Compensation Plan in any one year will be limited to a pre-determined percentage of each participant's salary.

                              CERTAIN TRANSACTIONS

     In connection with the Company's Series F Preferred Stock Financing on March 5, 1996, the Company and the holders of Convertible Preferred Stock entered into a Fourth Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, holders of Convertible Preferred Stock that will be converted into Common Stock in connection with this offering have the right, beginning six months after the date of this offering and subject to certain limitations and conditions, to require the Company to file registration statements under the Securities Act to register all or a part of their shares of Common Stock. The Company, in certain circumstances, may defer such registrations, and the Underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders, the holders of Convertible Preferred Stock are entitled to include their shares of Common Stock in such registration, subject to marketing and other limitations. Generally, the Company is required to bear all of the expenses of such registration. Ameritech Development Corp., which holds in the aggregate 23.5% of the outstanding capital stock of the Company (on an as-converted basis), The Hill Partnership III, L.P. (the "Hill Partnership"), which holds in the aggregate 25.7% of the outstanding capital stock of the Company (on an as-converted basis), Boston Capital Ventures Limited Partnership and its affiliates, which hold in the aggregate 25.0% of the outstanding capital stock of the Company (on an as-converted basis), are parties to the Registration Rights Agreement. John G. Hill, an affiliate of The Hill Partnership, and Darrell A. Williams, an affiliate of Ameritech Development Corp., are Directors of the Company.

     The Company provides 9-1-1 OSS services pursuant to a 9-1-1 Services Agreement dated as of August 31, 1994, as amended, between Ameritech Information Systems, Inc. and the Company. Pursuant to a Master Lease dated as of March 11, 1996, with Ameritech Credit Corporation, the Company leases certain personal property. Additionally, the Company is a party to a Consulting Agreement dated October 27, 1997 with Ameritech Mobile Communications, Inc. pursuant to which the Company performed a market survey regarding the provision of 9-1-1 service to cellular telephone subscribers. Ameritech Information Systems, Inc., Ameritech Credit Corporation and Ameritech Mobile Communications, Inc. are affiliates of Ameritech Development Corp. The Company received net proceeds of approximately $3,226,000, $6,606,000 and $6,959,000 in 1995, 1996 and 1997,
respectively, pursuant to these agreements.

     The Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from an unaffiliated third party. Any future transactions between the Company and any of its officers, Directors or principal stockholders will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

     The Company plans to enter into the Indemnification Agreements with its Directors and executive officers, effective upon the effectiveness of the Registration Statement of which this Prospectus forms a part. Subject to the provisions of the Indemnification Agreements, the Company shall indemnify and advance expenses to such Directors and executive officers in connection with their involvement in any event or occurrence that arises in their capacity as, or as a result of, their positions with the Company. See
"Management -- Limitations on Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 1998, and as adjusted to reflect the sale of 3,300,000 shares of the Company's Common Stock offered hereby by (i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's Directors,
(iii) each of the Named Officers, (iv) all current executive officers and Directors as a group and (v) other Selling Stockholders.


                                                      SHARES                               SHARES
                                                BENEFICIALLY OWNED      NUMBER       BENEFICIALLY OWNED
                                               PRIOR TO OFFERING(1)       OF        AFTER OFFERING(1)(11)
                                               --------------------     SHARES      ---------------------
                                                 NUMBER     PERCENT   OFFERED(11)     NUMBER     PERCENT
                                               ----------   -------   -----------   ----------   --------
5% STOCKHOLDERS, DIRECTORS, NAMED OFFICERS
AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
GROUP
The Hill Partnership III(2)..................   2,139,516    25.6%       311,989    1,827,527      17.5%
  A Limited Partnership 885 Arapahoe Boulder,
  Colorado 80302
John G. Hill(2)..............................   2,139,516    25.6        311,989    1,827,527      17.5
Boston Capital Ventures Limited                 2,083,945    25.0        304,477    1,779,468      17.0
  Partnership(3).............................
  45 School Street Boston, Massachusetts
  02109
David Kronfeld(3)............................   2,083,945    25.0        304,477    1,779,468      17.0
Ameritech Development Corporation(4).........   1,961,054    23.5        285,965    1,675,089      16.0
  30 S. Wacker Drive, 37th Floor Chicago,
  Illinois 60606
Darrell A. Williams(4).......................   1,961,054    23.5        285,965    1,675,089      16.0
George K. Heinrichs(5).......................     454,317     5.3         32,174      422,143       4.0
Nancy K. Hamilton(6).........................     109,634     1.3         10,500       99,134         *
John J. Sims(7)..............................      87,432     1.0             --       87,432         *
All Directors and executive officers as a       6,835,898    77.9        945,105    5,890,793      54.2
  group (6 persons)(8).......................
OTHER SELLING STOCKHOLDERS
John Quinlan.................................     389,976     4.7         49,314      340,662       3.3
Stephen Meer(9)..............................     304,052     3.6         42,380      261,672       2.5
R. Chris Roark...............................     276,082     3.3         21,757      254,325       2.4
Donald Van Wie...............................     212,227     2.5         14,000      198,227       1.9
Banc One Capital Partners, II, LLC (10)......     195,148     2.3         97,574       97,574         *
  c/o Banc One Capital Corporation
  150 East Gay Street
  Columbus, Ohio 43215
Jesse Simmons................................      75,000       *          5,250       69,750         *
David Paulson................................      71,666       *          8,166       63,500         *
Ronald J. Carroll............................      63,000       *          4,410       58,590         *
Steve Lowe...................................      37,666       *          2,636       35,030         *
Michael Radicella............................      20,000       *            700       19,300         *
Mark Flolid..................................      19,333       *          1,353       17,980         *
Frances Esterbrook...........................      12,916       *            904       12,012         *
David Hose...................................      10,866       *            606       10,260         *
Kriston Chapman..............................       9,260       *          2,100        7,160         *
Patrick Sloter...............................       8,044       *            567        7,477         *

                                                      SHARES                               SHARES
                                                BENEFICIALLY OWNED      NUMBER       BENEFICIALLY OWNED
                                               PRIOR TO OFFERING(1)       OF        AFTER OFFERING(1)(11)
                                               --------------------     SHARES      ---------------------
                                                 NUMBER     PERCENT   OFFERED(11)     NUMBER     PERCENT
                                               ----------   -------   -----------   ----------   --------
Robert Umbreit...............................       5,602       *          1,423        4,179         *
Gary Ellis...................................       3,373       *            595        2,778         *
Thomas Barlow................................       2,533       *            420        2,113         *
Paul Brill...................................       2,400       *            168        2,232         *
Robert G. Heil...............................       1,200       *            136        1,064         *
Jim Fitch....................................       1,000       *            210          790         *
David Oberto.................................         666       *             75          591         *
Todd Kridel..................................         216       *            151           65         *

------------

 *   Less than 1%

 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act, based on information furnished by the persons listed, and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired upon the exercise of options within 60 days following April 30, 1998. However, shares that may be acquired upon the exercise of options are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The address for Messrs. Heinrichs, Sims, Hill, Williams and Kronfeld and Ms. Hamilton is c/o SCC Communications Corp., 6285 Lookout Road, Boulder, Colorado 80301. This table assumes no exercise of the Underwriters' over-allotment option. Percentage of ownership is based on 8,342,007 shares of Common Stock, pro forma outstanding on March 31, 1998, and 10,442,853 shares of Common Stock to be outstanding after completion of this offering.

 (2) The general partner of the Hill Partnership III, L.P., is Hill Carman Ventures, L.P. John G. Hill, a Director of the Company, and Carl D. Carman are the general partners of Hill Carman Ventures, L.P., and have joint voting and investment control over the shares held by the Hill Partnership III, L.P. Mr. Hill and Mr. Carman disclaim beneficial ownership of such shares except to the extent of their pecuniary interest in Hill Carman Ventures, L.P.


 (3) Includes 314,818 shares held by Boston Capital Ventures, Limited Partnership, 314,818 shares held by Boston Capital Ventures II, Limited Partnership and 1,454,309 shares held by Boston Capital Ventures III Limited Partnership. The general partner of Boston Capital Ventures Limited Partnership is BC&V Limited Partnership. The general partner of Boston Capital Ventures II Limited Partnership is Boston Capital Partners II. The general partner of Boston Capital Ventures III Limited Partnership is BD Partners Limited Partnership. David Kronfeld, a Director of the Company, is a general partner of certain of the entities associated with the Boston Capital Ventures entities. Mr. Kronfeld disclaims beneficial ownership of any of the shares owned by Boston Capital Ventures Limited Partnership, Boston Capital Ventures II Limited Partnership and Boston Capital Ventures III Limited Partnership, except to the extent of his pecuniary interest in certain Boston Capital Ventures entities.


 (4) Ameritech Development Corporation is a wholly-owned subsidiary of Ameritech Corporation, a publicly traded company. Darrell A. Williams, a Director of the Company, is a Vice President of Ameritech Development Corporation, the board of directors of which has voting and investment control over the shares held by Ameritech Development Corporation. Mr. Williams disclaims beneficial ownership of such shares.


 (5) Includes options to purchase 234,063 shares of Common Stock, all of which were immediately exercisable or exercisable within 60 days of April 30, 1998. Includes 4,618 shares held by Mr. Heinrichs' minor daughter and 4,618 shares held by Mr. Heinrichs' minor son. Mr. Heinrichs disclaims beneficial ownership of his children's shares. Excludes options to purchase 102,236 shares of Common Stock, none of which were exercisable within 60 days of April 30, 1998.


 (6) Includes options to purchase 109,634 shares of Common Stock, all of which were immediately exercisable or exercisable within 60 days of April 30, 1998. Excludes options to purchase 65,516 shares of Common Stock, none of which were exercisable within 60 days of April 30, 1998.

 (7) Includes options to purchase 87,432 shares of Common Stock, all of which were immediately exercisable or exercisable within 60 days of April 30, 1998. Excludes options to purchase 142,627 shares of Common Stock, none of which were exercisable within 60 days of April 30, 1998.

 (8) See Notes (2) through (7). Includes options to purchase 431,129 shares of Common Stock, all of which were immediately exercisable or exercisable within 60 days of April 30, 1998. Excludes options to purchase 310,379 shares of Common Stock, none of which were exercisable within 60 days of April 30, 1998.

 (9) Includes options to purchase 67,148 shares of Common Stock, all of which were immediately exercisable or exercisable within 60 days of April 30, 1998. Excludes options to purchase 23,334 shares of Common Stock, none of which were exercisable within 60 days of April 30, 1998.

(10) Consists of a warrant to purchase Common Stock.


(11) If the underwriters' option is exercised in full, each of the following Selling Stockholders will sell the following number of additional shares and, thereafter, will own beneficially the number and percent of shares indicated parenthetically: The Hill Partnership III, 32,595 shares (1,794,932 shares, 16.7%); John G. Hill, 32,595 shares (1,794,932 shares,
     16.7%); Boston Capital Ventures Limited Partnership, 31,810 shares (1,747,658 shares, 16.2%); David Kronfeld, 31,810 shares (1,747,658 shares,
     16.2%); Ameritech Development Corporation, 29,876 shares (1,645,213 shares, 15.3%); Darrell A. Williams, 29,876 shares (1,645,213 shares, 15.3%);
     George K. Heinrichs, 13,789 shares (411,433 shares, 3.7%); Nancy K. Hamilton, 4,500 shares (94,634 shares, less than one percent); John Quinlan, 21,134 shares (319,528 shares, 3.0%); Stephen Meer, 18,164 shares (243,508 shares, 2.2%); R. Chris Roark, 9,325 shares (245,000 shares,
     2.3%); Donald Van Wie, 6,000 shares (192,227 shares, 1.8%); Jesse Simmons, 2,250 shares (67,500 shares, less than one percent); David Paulson, 3,501 shares (59,999 shares, less than one percent); Ronald J. Carroll, 1,890 shares (56,700 shares, less than one percent); Steve Lowe, 1,131 shares (33,899 shares, less than one percent); Michael Radicella, 300 shares (19,000 shares, less than one percent); Mark Flolid, 580 shares (17,400 shares, less than one percent); Frances Esterbrook, 388 shares (11,624 shares, less than one percent); David Hose, 260 shares (10,000 shares, less than one percent); Kriston Chapman, 900 shares (6,260 shares, less than one percent); Patrick Sloter, 243 shares (7,234 shares, less than one percent); Robert Umbreit, 610 shares (3,569 shares, less than one percent); Gary Ellis, 255 shares (2,523 shares, less than one percent); Thomas Barlow, 180 shares (1,933 shares, less than one percent); Paul Brill, 72 shares (2,160 shares, less than one percent); Robert G. Heil, 59 shares (1,005 shares, less than one percent); Jim Fitch, 90 shares (700 shares, less than one percent); David Oberto, 33 shares (558 shares, less than one percent); and Todd Kridel, 65 shares (0 shares, 0%).

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 30,000,000 shares of Common Stock, $.001 par value, and 15,000,000 shares of undesignated preferred stock, $.001 par value (the "Preferred Stock").

COMMON STOCK

     As of April 30, 1998, there were 8,342,853 shares of Common Stock outstanding held of record by 124 stockholders. As of April 30, 1998, options to purchase an aggregate of 1,114,046 shares of Common Stock were also outstanding. See "Management -- Stock Plans."

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and have cumulative voting rights with respect to the election of directors. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue 15,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Under the Registration Rights Agreement, the holders of approximately 6,188,575 shares of Common Stock and their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares ("Registrable Securities") under the Securities Act. Under the terms of the Registration Rights Agreement, the holders of at least 50% of the Registrable Securities may require, on two occasions after six months from the effective date of this offering, that the Company use its best efforts to register the Registrable Securities for public resale. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The Holders may also require the Company on an unlimited number of occasions to register all or a portion of their Registrable Securities on Form S-3 under the Securities Act when use of such form becomes available to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. In addition, the Company need not effect a registration within six months following a previous registration, or after such time as all Holders may sell under Rule 144(k) all shares of Common Stock to which such registration rights apply. See "Certain Transactions."

     Additionally, the holder of a warrant to purchase 195,148 shares of Common Stock is entitled to request registration of such shares pursuant to a separate registration rights agreement. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account or for other security holders exercising registration rights, the warrant holder is entitled to notice of such registration and is entitled to include shares of such Common Stock therein. The warrant will be exercised in full upon the closing of this offering.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  Amended and Restated Certificate of Incorporation and Restated Bylaws

     The Company's Amended and Restated Certificate of Incorporation authorizes the Board to establish one or more series of undesignated Preferred Stock, the terms of which can be determined by the Board at the time of issuance. See
"-- Preferred Stock." The Amended and Restated Certificate of Incorporation also provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, effective upon the closing of this offering, the Company's Restated Bylaws will not permit stockholders of the Company to call a special meeting of stockholders; only the Company's Chief Executive Officer, President or Chairperson of the Board or a majority of the Board will be permitted to call a special meeting of stockholders. The Restated Bylaws also will require that stockholders give advance notice to the Company's Secretary of any nominations for Director or other business to be brought by stockholders at any stockholders' meeting and require a vote of 66 2/3% of the stockholders or a majority of the members of the Board to amend the Restated Bylaws. These provisions of the Amended and Restated Certificate of Incorporation and the Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company.

  Delaware Anti-Takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, there will be 10,442,007 shares of Common Stock of the Company outstanding, based on shares outstanding as of April 9, 1998. There were also approximately 637,270 shares covered by vested options outstanding, which are not considered to be outstanding shares. Of the outstanding shares, 3,361,469 shares, including the 3,300,000 shares of Common Stock sold in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by affiliates of the Company ("Affiliates"), as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus, approximately 16,665 additional shares of Common Stock will become eligible for immediate resale in the public market, subject to compliances to certain of such shares with applicable provisions of Rules 144 and 701 under the Securities Act ("Rule 701").



     The Company, the executive officers and Directors of the Company, and certain security holders of the Company have agreed pursuant to lock-up agreements that they will not, without the prior written consent of BancAmerica Robertson Stephens, offer, sell or otherwise dispose of the shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. Each holder who signed a lock-up agreement has agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. At the end of such 180-day period, approximately 8,706,944 shares of Common Stock (including approximately 671,040 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the approximately 110,068 shares of Common Stock outstanding will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights or upon vesting pursuant to the Company's standard four year vesting schedule. Approximately an additional 442,573 shares issuable upon exercise of existing options will become eligible for sale at various times over a period of less than four years.


     In general, under Rule 144 beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 104,420 shares immediately after the offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted prior to this offering) are also restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by stockholders other than an Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its one-year holding period requirement.

     Prior to this offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.


     In addition, the Company intends to register approximately 90 days after the date of this Prospectus a total of 1,901,055 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1998 Plan or outstanding shares that are subject to repurchase by the Company plus 200,000 shares of Common Stock reserved for issuance under the Purchase Plan. Furthermore, upon expiration of lock-up agreements described above, holders of approximately 6,383,723 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock.

                                  UNDERWRITING


     The Underwriters named below (the "Underwriters"), acting through their representatives, BancAmerica Robertson Stephens and Hambrecht & Quist LLC (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                                               NUMBER
                                                                 OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
BancAmerica Robertson Stephens..............................
Hambrecht & Quist LLC.......................................

                                                              ---------
          Total.............................................  3,300,000
                                                              =========

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $          per share, of which $          may be reallowed to
other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of
this Prospectus, to purchase up to           and           additional shares of
Common Stock, respectively, at the same price per share as the Company and the Selling Stockholders will receive for the 3,300,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,300,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,300,000 shares are being sold. The Company and such Selling Stockholders will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

     Each officer and director and certain holders of shares of the Company's Common Stock have agreed with the Representatives, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. The Company has agreed that during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens,
(i) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or (ii) issue, sell, contract to sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and warrants and the Company's issuance of options and stock under the existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Denver, Colorado. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                    EXPERTS

     The Financial Statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. Copies of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Web site is located at http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

                               GLOSSARY OF TERMS

     "AIN" -- Advanced Intelligent Network. A system of interconnected telephone switches and specialized computers that provides advanced telephone functionality based on computer software rather than software in the telephone switch.

     "ALI" -- Automatic Location Information. The location information associated with the number of the telephone used to dial 9-1-1. ALI Data may include address information, subaddress information (such as office number) and information about the appropriate emergency response organization for the jurisdiction.

     "ANI" -- Automatic Number Identification. The number associated with the telephone from which a 9-1-1 call is placed.

     "cellular" -- Cellular Mobile Telephone System (or CMTS). A wireless telephone system based on a grid of cell sites. Each cell site serves a limited geographic area and contains transmitters, receivers and antennae. Each cell site is connected to centrally-located switching gear and control equipment. Each cellular telephone has a unique identification number which allows the central switch to track and coordinate all mobile phones in the service area, including the hand-offs from one cell site to another.

     "CLECs" -- Competitive Local Exchange Carriers. A company that provides its customers with an alternative to an ILEC for local transport of private line, special access and interstate and local transport of switched access telecommunications services.

     "E9-1-1" -- Enhanced 9-1-1 service. An emergency telephone response service that provides ANI and ALI to the PSAP responsible for dispatching police, fire and other emergency services.

     "FCC" -- Federal Communications Commission.

     "ILECs" -- Incumbent Local Exchange Carriers. A company that provides its customers with local transport of private line, special access and interstate and local transport of switched access telecommunications services. These companies typically are RBOCS or independent companies that were the only suppliers before competition.

     "LNP" -- Local Number Portability. LNP, which enables customers to retain their local phone number when changing service providers, was mandated by the Telecommunications Act of 1996 and regulations promulgated thereunder in order to facilitate a level playing field for local telephone service competition. The implementation of LNP utilizes a new ten-digit telephone number, known as the Location Routing Number, or LRN. The LRN is used by the originating carrier to determine the identity and location of the terminating carrier's switch.

     "NDSC" -- The Company's National Data Services Center. Through the NDSC, the Company offers comprehensive and cost-effective data management services to ILECs, CLECs and wireless carriers, including system activation, routine data administration, transaction processing and performance management with a high level of security and survivability.

     "1996 Act" -- The Telecommunications Act of 1996, which imposed, among other things, new duties on local exchange carriers in order to open local telephone markets to competition.

     "Order" -- Report & Order 94-102 issued by the FCC on June 12, 1996, which mandated the adoption of 9-1-1 technology by wireless carriers in Phase I and Phase II.

     "OSS" -- Operational Support Systems. The systems and procedures that directly support the daily operation of the telecommunications infrastructure. The average local exchange carrier has hundreds of OSS, which may be categorized into service provisioning, operations, customer care and billing, and planning and engineering.

     "PBX" -- Private Branch Exchange. Privately owned switch systems typically used in office buildings, college campuses and apartment complexes that connect calls to a phone company.

     "Phase I" -- Mandate pursuant to the Order that required wireless carriers to provide to requesting PSAP's, at the time of a 9-1-1 call, the caller's telephone number and location of the receiving cell site. Wireless carriers had to comply with Phase I mandates by the later of April 1, 1998, or six months after the PSAP request.

     "Phase II" -- Mandate pursuant to the Order requiring wireless carriers to locate a 9-1-1 caller to within 125 meters, subject to FCC guidelines. Wireless carriers must comply with Phase II mandates for requesting PSAPs by October 1, 2001.

     "PSAP" -- Public Safety Answering Point. A public agency responsible for receiving 9-1-1 calls in a jurisdiction.

     "RBOCs" -- Regional Bell Operating Companies. The seven local exchange carriers that were created in 1984 as a result of the breakup of AT&T.

     "switch" -- A central facility capable of establishing, routing and releasing connections on a per call basis between two or more circuits, services or systems. Switches are used for both wireline and wireless communications networks.

     "VSAT" -- Very Small Aperture Terminal. A data communication system that utilizes high power geosynchronous satellites and small diameter antenna earth stations for communications.

                            SCC COMMUNICATIONS CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-2
Balance Sheets as of December 31, 1996 and 1997 and March
  31, 1998 (unaudited)......................................    F-3
Statements of Operations for the years ended December 31,
  1995, 1996 and 1997 and the three months ended March 31,
  1997 and 1998 (unaudited).................................    F-5
Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 1995, 1996 and 1997 and the three
  months ended March 31, 1998 (unaudited)...................    F-6
Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997 and the three months ended March 31,
  1997 and 1998 (unaudited).................................    F-7
Notes to Financial Statements...............................    F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of SCC Communications Corp.:

     We have audited the accompanying balance sheets of SCC Communications Corp. (a Delaware corporation) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCC Communications Corp. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
  February 20, 1998 (except with
  respect to the matters in
  Notes 2 and 4 as to which the
  dates are March 18, 1998 and
  April 8, 1998)

                            SCC COMMUNICATIONS CORP.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                         DECEMBER 31,                  PRO FORMA
                                                       -----------------   MARCH 31,   MARCH 31,
                                                        1996      1997       1998        1998
                                                       -------   -------   ---------   ---------
                                                                                (UNAUDITED)
                                                                                 (NOTE 2)
                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $    32   $ 2,503    $ 1,177
  Accounts receivable, net of allowance for doubtful
     accounts of approximately $25, $50 and $32 in
     1996, 1997 and 1998, respectively...............    1,376     2,328      2,939
  Unbilled project revenue...........................      806       996        968
  Prepaids and other.................................       46       224        461
  Deferred income taxes -- current portion...........       --     1,300      1,300
  Current assets from discontinued operations (Note
     3)..............................................    4,778        --         --
                                                       -------   -------    -------
          Total current assets.......................    7,038     7,351      6,845
                                                       -------   -------    -------
PROPERTY AND EQUIPMENT, at cost:
  Computer hardware and equipment....................   13,377    18,844     22,468
  Furniture and fixtures.............................      581       709        736
  Leasehold improvements.............................      552       621        662
  Property and equipment from discontinued operations
     (Note 3)........................................      384        --         --
                                                       -------   -------    -------
                                                        14,894    20,174     23,866
  Less -- Accumulated depreciation...................   (4,613)   (8,136)    (9,092)
  Less -- Accumulated depreciation from discontinued
     operations (Note 3).............................     (163)       --         --
                                                       -------   -------    -------
          Total property and equipment...............   10,118    12,038     14,774
                                                       -------   -------    -------
OTHER ASSETS.........................................       62        86         53
DEFERRED INCOME TAXES -- NONCURRENT..................       --     1,200      1,200
SOFTWARE DEVELOPMENT COSTS:
  From continuing operations, net of accumulated
     amortization of $97, $201 and $232 in 1996, 1997
     and 1998, respectively..........................      397       431        456
  From discontinued operations (Note 3), net of
     accumulated amortization of $968 in 1996........      867        --         --
                                                       -------   -------    -------
          Total software development costs...........    1,264       431        456
                                                       -------   -------    -------
                                                       $18,482   $21,106    $23,328
                                                       =======   =======    =======


  The accompanying notes to financial statements are an integral part of these balance sheets.

                            SCC COMMUNICATIONS CORP.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                             DECEMBER 31,                  PRO FORMA
                                                           -----------------   MARCH 31,   MARCH 31,
                                                            1996      1997       1998        1998
                                                           -------   -------   ---------   ---------
                                                                                    (UNAUDITED)
                                                                                     (NOTE 2)
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.......................................  $   729   $   965   $    748
  Payroll-related accruals...............................      324       780        629
  Other accrued liabilities..............................    1,410     3,039      3,151
  Current portion of notes payable (Note 6)..............    2,005       986        450
  Current portion of capital lease obligations (Note
     6)..................................................    3,346     1,638      1,817
  Deferred contract revenue..............................    2,310     2,613      2,081
  Current liabilities from discontinued operations (Note
     3)..................................................    4,259        --         --
                                                           -------   -------   --------
          Total current liabilities......................   14,383    10,021      8,876
LONG-TERM DEBT:
  Notes payable, net of current portion (Note 6).........      145     4,000      4,000
  Discount on long-term note payable (Note 4)............       --    (1,430)    (1,356)
  Capital lease obligations, net of current portion (Note
     6)..................................................    3,173     4,321      6,998
                                                           -------   -------   --------
          Total liabilities..............................   17,701    16,912     18,518
                                                           -------   -------   --------
COMMITMENTS AND CONTINGENCIES (Notes 1, 8 and 12)
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note
  4)
  (Series A, B, C, D, E and F) $.001 par value; 6,188,575
     shares authorized; 6,188,575 and 6,188,575 shares
     issued and outstanding; entitled to $13,849 and
     $14,589 in 1996 and 1997, respectively, in
     liquidation or upon redemption if requested by the
     holders after September 1, 1998, stated at
     redemption value (none outstanding pro forma).......   13,849    14,589     14,774          --
PUTABLE COMMON STOCK WARRANT (Note 4)....................       --     1,472      1,521          --
STOCKHOLDERS' EQUITY (DEFICIT) (Note 5):
  Preferred stock, $.001 par value; 15,000,000 shares
     authorized; none issued or outstanding (Note 2).....       --        --         --          --
  Common stock, $.001 par value; 30,000,000 shares
     authorized; 1,840,899, 1,994,281 and 1,994,534
     shares issued in 1996, 1997 and 1998, respectively,
     and 8,378,257 shares issued pro forma...............        2         2          2           8
  Additional paid-in capital.............................      298       452        453      16,742
  Treasury stock, 36,250 shares, at cost.................       (3)       (3)        (3)         (3)
  Stock subscriptions receivable.........................      (19)      (99)       (99)        (99)
  Accumulated deficit....................................  (13,346)  (12,219)   (11,838)    (11,838)
                                                           -------   -------   --------    --------
          Total stockholders' equity (deficit)...........  (13,068)  (11,867)   (11,485)   $  4,810
                                                           -------   -------   --------    ========
                                                           $18,482   $21,106   $ 23,328
                                                           =======   =======   ========


  The accompanying notes to financial statements are an integral part of these balance sheets.

                            SCC COMMUNICATIONS CORP.

                            STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                              THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                                  ------------------------------------   -----------------------
                                                     1995         1996         1997         1997         1998
                                                  ----------   ----------   ----------   ----------   ----------
                                                                                               (UNAUDITED)
REVENUE:
  Data management services......................  $    3,531   $   13,165   $   24,005   $    4,861   $    7,533
  Licenses and implementation services..........       3,882        1,637        3,067          271          369
                                                  ----------   ----------   ----------   ----------   ----------
         Total revenue..........................       7,413       14,802       27,072        5,132        7,902
COSTS AND EXPENSES:
  Cost of data management services..............       2,840        7,996       15,378        3,123        4,798
  Cost of licenses and implementation
    services....................................       1,041          596        1,283           98          153
  Sales and marketing...........................       2,016        3,204        3,850          933          843
  General and administrative....................         830        1,533        3,227          485        1,146
                                                  ----------   ----------   ----------   ----------   ----------
         Total costs and expenses...............       6,727       13,329       23,738        4,639        6,940
                                                  ----------   ----------   ----------   ----------   ----------
INCOME FROM OPERATIONS..........................         686        1,473        3,334          493          962
OTHER INCOME (EXPENSE):
  Interest and other income.....................          41           34           88           60           30
  Interest and other expense....................        (409)        (561)        (967)        (210)        (331)
                                                  ----------   ----------   ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES.........................................         318          946        2,455          343          661
PROVISION (BENEFIT) FOR INCOME TAXES (Note 7)...          16            9       (2,328)          24           46
                                                  ----------   ----------   ----------   ----------   ----------
NET INCOME FROM CONTINUING OPERATIONS...........         302          937        4,783          319          615
DISCONTINUED OPERATIONS (Note 3):
  Loss from operations of discontinued division,
    net of tax..................................      (1,746)        (562)        (876)        (253)          --
  Loss from disposal of discontinued division...          --           --       (2,032)          --           --
                                                  ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS)...............................      (1,444)         375        1,875           66          615
                                                  ==========   ==========   ==========   ==========   ==========
Dividends accrued on Series D, E and F
  mandatorily redeemable convertible preferred
  stock.........................................        (329)        (673)        (740)        (185)        (185)
Common stock warrant put price adjustment.......          --           --           (8)          --          (49)
                                                  ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK....  $   (1,773)  $     (298)  $    1,127   $     (119)  $      381
                                                  ==========   ==========   ==========   ==========   ==========
NET INCOME (LOSS) FROM CONTINUING OPERATIONS PER
  SHARE (Note 2):
  Basic.........................................  $    (0.02)  $     0.15   $     2.17   $     0.07   $     0.20
                                                  ==========   ==========   ==========   ==========   ==========
  Diluted.......................................  $    (0.02)  $     0.11   $     0.54   $     0.04   $     0.07
                                                  ==========   ==========   ==========   ==========   ==========
NET INCOME (LOSS) PER SHARE
  Basic.........................................  $    (1.07)  $    (0.17)  $     0.61   $    (0.07)  $     0.20
                                                  ==========   ==========   ==========   ==========   ==========
  Diluted.......................................  $    (1.07)  $     0.05   $     0.21   $     0.01   $     0.07
                                                  ==========   ==========   ==========   ==========   ==========
SHARES USED IN COMPUTING NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS PER SHARE AND NET INCOME
  (LOSS) PER SHARE (Note 2):
  Basic.........................................   1,652,379    1,790,230    1,857,413    1,808,015    1,958,143
                                                  ==========   ==========   ==========   ==========   ==========
  Diluted.......................................   1,652,379    8,299,362    8,788,816    8,659,789    9,143,534
                                                  ==========   ==========   ==========   ==========   ==========


  The accompanying notes to financial statements are an integral part of these statements.

                            SCC COMMUNICATIONS CORP.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                    TOTAL
                                 COMMON STOCK      ADDITIONAL       STOCK        TREASURY STOCK                  STOCKHOLDERS
                              ------------------    PAID-IN     SUBSCRIPTIONS   ----------------   ACCUMULATED      EQUITY
                               SHARES     AMOUNT    CAPITAL      RECEIVABLE     SHARES    AMOUNT     DEFICIT      (DEFICIT)
                              ---------   ------   ----------   -------------   -------   ------   -----------   ------------
BALANCES, at December 31,
  1994......................  1,296,260    $ 1        $231          $(14)       (36,250)   $(3)     $(11,276)      $(11,061)
  Series E mandatorily
    redeemable convertible
    preferred stock
    ("Convertible Preferred
    Stock") issued at $2.55
    per share in exchange
    for notes payable and
    cancellation of
    warrants................         --     --         (28)           --             --     --            --            (28)
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock...................         --     --          --            --             --     --          (329)          (329)
  Exercise of stock options,
    at various prices per
    share ranging from $0.12
    to $0.30................    525,188      1          75            (5)            --     --            --             71
  Net loss..................         --     --          --            --             --     --        (1,444)        (1,444)
                              ---------    ---        ----          ----        -------    ---      --------       --------
BALANCES, at December 31,
  1995......................  1,821,448      2         278           (19)       (36,250)    (3)      (13,049)       (12,791)
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock...................         --     --          --            --             --     --          (672)          (672)
  Exercise of stock options,
    at various prices per
    share ranging from $0.12
    to $1.50................     19,451     --          20            --             --     --            --             20
  Net income................         --     --          --            --             --     --           375            375
                              ---------    ---        ----          ----        -------    ---      --------       --------
BALANCES, at December 31,
  1996......................  1,840,899      2         298           (19)       (36,250)    (3)      (13,346)       (13,068)
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock...................         --     --          --            --             --     --          (740)          (740)
  Exercise of stock options,
    including stock issued
    at $0.12 and $3.00 per
    share in exchange for
    notes receivable........    153,382     --         154           (80)            --     --            --             74
  Common stock warrant put
    price adjustment
    (Note 4)................         --     --          --            --             --     --            (8)            (8)
  Net income................         --     --          --            --             --     --         1,875          1,875
                              ---------    ---        ----          ----        -------    ---      --------       --------
BALANCES, at December 31,
  1997......................  1,994,281      2         452           (99)       (36,250)    (3)      (12,219)       (11,867)
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock (unaudited).......         --     --          --            --             --     --          (185)          (185)
  Exercise of stock options
    at $3.00 per share
    (unaudited).............        253     --           1            --             --     --            --              1
  Common stock warrant put
    price adjustment
    (unaudited).............         --     --          --            --             --     --           (49)           (49)
  Net income (unaudited)....         --     --          --            --             --     --           615            615
                              ---------    ---        ----          ----        -------    ---      --------       --------
Balances, at March 31, 1998
  (unaudited)...............  1,994,534    $ 2        $453          $(99)       (36,250)   $(3)     $(11,838)      $(11,485)
                              =========    ===        ====          ====        =======    ===      ========       ========


  The accompanying notes to financial statements are an integral part of these statements.

                            SCC COMMUNICATIONS CORP.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                              THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                              ---------------------------   ----------------
                                                               1995      1996      1997      1997     1998
                                                              -------   -------   -------   ------   -------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(1,444)  $   375   $ 1,875   $   66   $   615
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities --
    Amortization and depreciation...........................    1,062     2,242     3,534      765       985
    Amortization of note payable discount...................        5        --        33       --        74
    Gain on disposal of assets..............................       (7)       --       (40)      --        --
    Loss on disposal of discontinued division...............       --        --     2,032       --        --
    Provision for estimated losses on contracts.............       82      (321)     (196)     (10)      (25)
    Provision (recovery) of doubtful accounts...............      (16)       --        25       --       (18)
    Deferred income tax benefit.............................       --        --    (2,500)      --        --
    Change in --
      Accounts receivable...................................   (1,370)      102      (977)     262      (593)
      Unbilled project revenue..............................      235      (778)     (190)     321        28
      Prepaids and other....................................     (116)      327      (202)    (180)     (204)
      Accounts payable......................................     (108)      309       236    1,040      (217)
      Accrued liabilities...................................      (46)      477     1,337      325       (14)
      Deferred contract revenue.............................    1,916    (1,932)      303     (123)     (532)
    Decrease in current assets and liabilities from
      discontinued operations...............................     (162)   (1,257)      110     (809)       --
                                                              -------   -------   -------   ------   -------
        Net cash provided by (used in) operating
          activities........................................       31      (456)    5,380    1,657        99
                                                              -------   -------   -------   ------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (455)   (2,361)   (2,646)    (548)     (399)
  Proceeds from sale of net assets..........................       14        --       603       --        --
  Software development costs................................     (159)     (226)     (142)     (27)      (56)
                                                              -------   -------   -------   ------   -------
        Net cash used in investing activities...............     (600)   (2,587)   (2,185)    (575)     (455)
                                                              -------   -------   -------   ------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable...................      800     2,150     4,275       --        --
  Proceeds from issuance of convertible notes payable.......    1,000        --        --       --        --
  Principal payments on notes payable.......................     (552)   (1,527)   (1,439)    (329)     (536)
  Principal payments on capital lease obligations...........     (467)   (2,528)   (3,634)    (479)     (435)
  Exercise of stock options.................................       71        20        74        4         1
  Proceeds from issuance of Series F Convertible Preferred
    Stock...................................................       --     3,956        --       --        --
                                                              -------   -------   -------   ------   -------
        Net cash provided by (used in) financing
          activities........................................      852     2,071      (724)    (804)     (970)
                                                              -------   -------   -------   ------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      283      (972)    2,471      278    (1,326)
CASH AND CASH EQUIVALENTS, beginning of period..............      721     1,004        32       32     2,503
                                                              -------   -------   -------   ------   -------
CASH AND CASH EQUIVALENTS, end of period....................  $ 1,004   $    32   $ 2,503   $  310   $ 1,177
                                                              =======   =======   =======   ======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $   400   $   611   $   942   $  181   $   367
                                                              =======   =======   =======   ======   =======
  Cash paid during the period for taxes.....................  $    17   $     4   $    18   $   11   $    71
                                                              =======   =======   =======   ======   =======
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING
  ACTIVITIES:
  Conversion of debt and accrued interest thereon to Series
    E Convertible Preferred Stock...........................  $ 2,633   $    --   $    --   $   --   $    --
                                                              =======   =======   =======   ======   =======
  Dividends accrued on Series D, E and F Convertible
    Preferred Stock.........................................  $   329   $   673   $   740   $  185   $   185
                                                              =======   =======   =======   ======   =======
  Common stock issued to employees in exchange for employee
    notes receivable........................................  $     5   $    --   $    80   $   --   $    --
                                                              =======   =======   =======   ======   =======
  Property acquired with capital leases.....................  $ 3,735   $ 5,327   $ 3,074   $  462   $ 3,291
                                                              =======   =======   =======   ======   =======
  Cancellation of common stock warrants.....................  $   101   $    --   $    --   $   --   $    --
                                                              =======   =======   =======   ======   =======
  Conversion of debt and accrued interest thereon to Series
    F Convertible Preferred Stock...........................  $    --   $ 1,044   $    --   $   --   $    --
                                                              =======   =======   =======   ======   =======


  The accompanying notes to financial statements are an integral part of these statements.

                            SCC COMMUNICATIONS CORP.

                         NOTES TO FINANCIAL STATEMENTS
              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

(1) ORGANIZATION, BUSINESS AND LIQUIDITY

     SCC Communications Corp., doing business as SCC (the "Company"), is a Delaware corporation. The Company is the leading provider of 9-1-1 operations support systems services to incumbent local exchange carriers, competitive local exchange carriers and wireless carriers in the United States. The Company manages the data which enables 9-1-1 calls to be routed to the appropriate public safety agency with accurate and timely information about the caller's identification and location. In addition, the Company licenses its 9-1-1 software to carriers that wish to manage the delivery of 9-1-1 data management services in-house.

LIQUIDITY

     Although the Company had a working capital deficit at December 31, 1997, the Company generated net income from continuing operations before income taxes of approximately $2,455,000 while also generating positive operating cash flows of approximately $5,400,000 in 1997. The Company believes that its operating cash and its line of credit, which has been renewed through April 15, 1999, will be adequate to meet its cash requirements for operations for the next twelve months.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATING CYCLE

     Assets and liabilities related to contracts are included in current assets and liabilities in the accompanying balance sheets since they will be liquidated in the normal course of contract completion, although this may require more than one year.

PROPERTY AND EQUIPMENT

     Depreciation of property and equipment is computed using the straight-line method over estimated useful lives of three to five years for computer hardware and equipment, five years for furniture and fixtures and the life of the lease for leasehold improvements. The costs of repairs and maintenance are expensed while enhancements to existing assets are capitalized.

SOFTWARE DEVELOPMENT COSTS

     The Company expenses the costs of developing computer software until technological feasibility is established and capitalizes all costs incurred from that time until the software is available for general customer release. Technological feasibility for the Company's computer software products is based upon the earlier of the achievement of (a) a detail program design free of high-risk development issues or (b) completion of a working model. Costs of major enhancements to existing products with a wide market are capitalized while routine maintenance of existing products is charged to expense as incurred. The establishment of technological feasibility and the ongoing assessment of the recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology.

     Capitalized software costs are amortized on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product which is typically five years. Accumulated amortization of capitalized software costs from continuing operations totaled $38,000, $97,000 and $201,000, respectively, for the years ended December 31, 1995, 1996 and 1997, and is included in cost of data management services and licenses and implementation services in the statements of operations.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

REVENUE RECOGNITION

     The Company's revenue is derived from 9-1-1 data management services and certain license fees and related implementation services that the Company provides to telephone companies. Revenue from data management services generally consists of a non-recurring initial fee and monthly recurring revenue. The non-recurring initial fee is recognized using the percentage-of-completion method over the period required to convert the customer's data to the Company's system and otherwise prepare for implementation. Revenue from recurring monthly services is recognized in the period the services are rendered. Related expenses are recognized as they are incurred and are included in cost of data management services in the accompanying statements of operations.

     Because the Company's software requires significant modification for each customer, revenue related to software license fees and implementation of the Company's 9-1-1 systems at customer sites is recognized using the percentage-of-completion method. Such contracts include a license fee for the use of the Company's software and service fees for the installation and customization of the system. The Company's costs to install its systems include direct labor and expenses. Such costs are included in cost of licenses and implementation services.

     In applying the percentage-of-completion method, revenue and related costs are recognized based on the percentage that labor hours incurred to date bear to total estimated labor hours. Revenue recognized in excess of amounts billed is reflected as unbilled project revenue and amounts billed in excess of revenue recognized are reflected as deferred contract revenue in the accompanying balance sheets. The Company recognizes any known or anticipated loss on contracts in process when such losses are determined to exist.

     Revenue from licenses and implementation services includes customer support revenue which is recognized ratably over the related contract period on a straight-line basis. Costs related to customer support revenue are included in cost of licenses and implementation services in the accompanying statements of operations.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company's customers are generally telecommunications service providers; accordingly, the Company's accounts receivable are concentrated in the telecommunications industry. The Company's principal customers (Note 11) accounted for 86% and 40% of the Company's accounts receivable as of December 31, 1996 and 1997, respectively. The Company has no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

RESEARCH AND DEVELOPMENT

     Research and development efforts consist of salaries, supplies and other related costs. These costs are expensed as incurred and totaled approximately $388,000, $230,000 and $738,000 for the years ended December 31, 1995, 1996 and
1997, respectively. These costs are included in cost of data management services and licenses and implementation services in the accompanying statements of operations and do not include development costs incurred as part of the efforts performed under licenses and implementation services contracts with the Company's customers.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include highly liquid investments with original maturities of 90 days or less.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments include cash and cash equivalents, accounts receivable and debt obligations. The carrying amounts for cash and cash equivalents and accounts receivable approximate fair market value because of the short maturity of these instruments. The fair value of notes and capital lease obligations are estimated based on current rates available for similar debt with maturities and securities, and at December 31, 1996 and 1997, approximates the carrying value.

INCOME TAXES

     The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS 109"), which requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities. SFAS 109 also requires recognition of deferred tax assets for the expected future tax effects of loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, on a more likely than not basis, are not expected to be realized (Note 7).

STOCK BASED COMPENSATION PLANS

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option and other stock-based compensation plans for employees and directors. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," for such options and stock-based plans for employees and directors (Note 5).

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.

EARNINGS PER SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," by retroactively restating loss per share amounts for all periods presented. "Basic income (loss) per share" is determined by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. "Diluted income (loss) per share" includes the effects of potentially issuable common stock, but only if dilutive (i.e., a loss per share is never reduced). The treasury stock method, using the average price of the Company's common stock for the period, is applied to determine dilution from options and warrants. The if-converted method is used for convertible securities. Potentially dilutive common stock options that were excluded from the calculation of diluted income per share

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

because their effect is antidilutive totaled 230,316 and 298,017 in 1996 and 1997, respectively, and 46,801 for the three months ended March 31, 1997. Because of the reported net loss available to common shareholders in 1995, 4,920,954 shares of mandatorily redeemable convertible preferred stock ("Convertible Preferred Stock") and 497,078 common stock options were excluded from the calculation of diluted net loss per share because their effect is antidilutive.

     A reconciliation of the numerators and denominators used in computing per share net income (loss) from continuing operations is as follows:


                                                                               THREE MONTHS
                                         YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                   ------------------------------------   -----------------------
                                      1995         1996         1997         1997         1998
                                   ----------   ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
Numerator:
  Net income from continuing
     operations (numerator for
     diluted loss per share for
     1996 and 1997)..............  $  302,000   $  937,000   $4,783,000   $  319,000   $  615,000
  Dividends on Convertible
     Preferred Stock.............    (329,000)    (673,000)    (740,000)    (185,000)    (185,000)
  Common stock warrant put price
     adjustment..................          --           --       (8,000)          --      (49,000)
                                   ----------   ----------   ----------   ----------   ----------
          Numerator for basic
            income (loss) per
            share from continuing
            operations (and, for
            1995, diluted loss
            per share)...........  $  (27,000)  $  264,000   $4,035,000   $  134,000   $  381,000
                                   ==========   ==========   ==========   ==========   ==========
Denominator for basic income
  (loss) per share:
  Weighted average common shares
     outstanding.................   1,652,379    1,790,230    1,857,413    1,808,015    1,958,143
                                   ==========   ==========   ==========   ==========   ==========
Denominator for diluted income
  (loss) per share:
  Convertible Preferred Stock....          --    5,970,710    6,188,575    6,188,575    6,188,575
  Weighted average common shares
     outstanding.................   1,652,379    1,790,230    1,857,413    1,808,015    1,958,143
  Options issued to employees....          --      538,422      720,605      663,199      801,668
  Putable common stock warrant...          --           --       22,223           --      195,148
                                   ----------   ----------   ----------   ----------   ----------
          Denominator for diluted
            income (loss) per
            share................   1,652,379    8,299,362    8,788,816    8,659,789    9,143,534
                                   ==========   ==========   ==========   ==========   ==========

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

     Income (loss) per common share was computed as follows:


                                                                        THREE MONTHS
                                            YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                            ------------------------   ---------------
                                             1995     1996     1997     1997     1998
                                            ------   ------   ------   ------   ------
                                                                         (UNAUDITED)
Basic income (loss) per share:
  Income (loss) per share from continuing
     operations...........................  $(0.02)  $ 0.15   $ 2.17   $ 0.07   $ 0.20
  Net loss per share from discontinued
     operations...........................   (1.05)   (0.32)   (1.56)   (0.14)      --
                                            ------   ------   ------   ------   ------
          Basic income (loss) per share...  $(1.07)  $(0.17)  $ 0.61   $(0.07)  $ 0.20
                                            ======   ======   ======   ======   ======
Diluted income (loss) per share:
  Income (loss) per share from continuing
     operations...........................  $(0.02)  $ 0.11   $ 0.54   $ 0.04   $ 0.07
  Net loss per share from discontinued
     operations...........................   (1.05)   (0.06)   (0.33)   (0.03)      --
                                            ------   ------   ------   ------   ------
          Diluted income (loss) per
            share.........................  $(1.07)  $ 0.05   $ 0.21   $ 0.01   $ 0.07
                                            ======   ======   ======   ======   ======


REVERSE STOCK SPLIT AND INCREASE IN AUTHORIZED SHARES

     On March 18, 1998, the Company's Board of Directors authorized a one-for-three reverse stock split to be effective upon the effective date of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission. All share amounts, equivalent share amounts and per share amounts have been adjusted retroactively to reflect the reverse stock split. The Company's Board of Directors also authorized an increase in authorized common stock to 30,000,000 shares and authorized 15,000,000 shares of undesignated preferred stock.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." This statement, effective for fiscal years beginning after December 15, 1997, would require the Company to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined by Concepts Statement No. 6, "Elements of Financial Statements," as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted SFAS 130 in the first quarter of 1998, however, the Company did not have any transactions which would require additional disclosure under SFAS 130.

     Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluation of segment performance and deciding how to allocate resources to segments. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial statements.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

UNAUDITED PRO FORMA INFORMATION


     The Company is contemplating a public offering of its common stock. If such an offering is consummated, all of the Convertible Preferred Stock (Note 4) outstanding as of the closing date will be converted into shares of common stock. In addition, the put option related to common stock warrants will expire upon completion of the offering and the common stock warrants will be exercised for $100 into shares of common stock. The pro forma stockholders' equity in the balance sheet as of December 31, 1997 reflects the conversion of all outstanding Convertible Preferred Stock and the exercise of the common stock warrant to stockholders' equity (deficit). Had the conversion of the Convertible Preferred Stock occurred on January 1, 1997, basic and diluted net income per share from continuing operations would have been $0.59 and $0.54, respectively for the year ended December 31, 1997.


INTERIM RESULTS (UNAUDITED)

     The accompanying balance sheet as of March 31, 1998, the statements of operations and of cash flows for the three months ended March 31, 1997 and 1998, and the statement of stockholders' equity (deficit) for the three months ended March 31, 1998 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year balances to conform to the current year presentation.

(3) DISCONTINUED OPERATIONS

     On June 30, 1997, the Company sold the net assets of its Premise Products Division. The sale resulted in a net loss of $2,032,000. The net losses of this division are included in the statements of operations as loss from operations of discontinued division. Revenue from the division for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, were $8,798,000, $12,274,000 and $5,785,000, respectively.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

(4) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND PUTABLE COMMON STOCK WARRANT

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has the following Convertible Preferred Stock authorized, issued and outstanding at March 31, 1998, with the following liquidation or redemption prices:

                                                 SHARES
                                               AUTHORIZED,    LIQUIDATION OR     ORIGINAL
                                               ISSUED AND       REDEMPTION       PURCHASE
                                               OUTSTANDING        PRICE            PRICE
                                               -----------    --------------    -----------
Series A...................................     1,515,152      $ 1,500,000      $ 1,500,000
Series B...................................     1,010,101        1,000,000        1,000,000
Series C...................................       442,328          730,000          730,000
Series D...................................       912,123        2,403,000        1,614,458
Series E...................................     1,083,381        3,308,000        2,632,617
Series F...................................     1,225,490        5,833,000        5,000,000
                                                ---------      -----------      -----------
                                                6,188,575      $14,774,000      $12,477,075
                                                =========      ===========      ===========

     The activity of Series A through Series F Convertible Preferred Stock issued and outstanding for the periods ended December 31, 1995, 1996 and 1997 and March 31, 1998, is as follows:

                                                        SHARES ISSUED AND OUTSTANDING
                               -------------------------------------------------------------------------------
                               SERIES A    SERIES B    SERIES C   SERIES D   SERIES E    SERIES F      TOTAL
                               ---------   ---------   --------   --------   ---------   ---------   ---------
BALANCES, at December 31,
  1994.......................  1,515,152   1,010,101   442,328    912,123           --          --   3,879,704
  Series E Convertible
    Preferred Stock issued at
    $2.43 per share in
    exchange for notes
    payable and cancellation
    of warrants..............         --          --        --         --    1,083,381          --   1,083,381
                               ---------   ---------   -------    -------    ---------   ---------   ---------
BALANCES, at December 31,
  1995.......................  1,515,152   1,010,101   442,328    912,123    1,083,381          --   4,963,085
  Series F Convertible
    Preferred Stock issued at
    $4.08 per share in
    exchange for cash and
    notes payable............         --          --        --         --           --   1,225,490   1,225,490
                               ---------   ---------   -------    -------    ---------   ---------   ---------
BALANCES, at December 31,
  1996 and 1997 and March 31,
  1998 (unaudited)...........  1,515,152   1,010,101   442,328    912,123    1,083,381   1,225,490   6,188,575
                               =========   =========   =======    =======    =========   =========   =========

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

     The activity related to the liquidation or redemption value of Series A through Series F Convertible Preferred Stock for the periods ended December 31, 1995, 1996 and 1997 and March 31, 1998 is as follows:

                                                       LIQUIDATION OR REDEMPTION VALUE
                           ---------------------------------------------------------------------------------------
                            SERIES A     SERIES B    SERIES C    SERIES D     SERIES E     SERIES F       TOTAL
                           ----------   ----------   --------   ----------   ----------   ----------   -----------
BALANCES, at December 31,
  1994...................  $1,500,000   $1,000,000   $730,000   $1,984,000   $       --   $       --   $ 5,214,000
  Series E Convertible
    Preferred Stock
    issued at $2.43 per
    share in exchange for
    notes payable and
    cancellation of
    warrants.............          --           --         --           --    2,633,000           --     2,633,000
  Dividends accrued on
    Series D and E
    Convertible Preferred
    Stock................          --           --         --      129,000      200,000           --       329,000
                           ----------   ----------   --------   ----------   ----------   ----------   -----------
BALANCES, at December 31,
  1995...................   1,500,000    1,000,000    730,000    2,113,000    2,833,000           --     8,176,000
  Series F Convertible
    Preferred Stock
    issued at $4.08 per
    share in exchange for
    cash and notes
    payable..............          --           --         --           --           --    5,000,000     5,000,000
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock................          --           --         --      129,000      211,000      333,000       673,000
                           ----------   ----------   --------   ----------   ----------   ----------   -----------
BALANCES, at December 31,
  1996...................   1,500,000    1,000,000    730,000    2,242,000    3,044,000    5,333,000    13,849,000
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock................          --           --         --      129,000      211,000      400,000       740,000
                           ----------   ----------   --------   ----------   ----------   ----------   -----------
BALANCES, at December 31,
  1997...................   1,500,000    1,000,000    730,000    2,371,000    3,255,000    5,733,000    14,589,000
  Dividends accrued on
    Series D, E and F
    Convertible Preferred
    Stock (unaudited)....          --           --         --       32,000       53,000      100,000       185,000
                           ----------   ----------   --------   ----------   ----------   ----------   -----------
BALANCES, at March 31,
  1998 (unaudited).......  $1,500,000   $1,000,000   $730,000   $2,403,000   $3,308,000   $5,833,000   $14,774,000
                           ==========   ==========   ========   ==========   ==========   ==========   ===========

     In March 1996, the Company authorized and issued 1,225,490 shares of Series F Convertible Preferred Stock, with a liquidation or redemption price of $5,000,000. The Company received cash proceeds of $3,956,000 and converted its $1,000,000 note payable and accrued interest thereon of $44,000 to a stockholder of the Company to Series F Convertible Preferred Stock in this offering.

     In the event of any liquidation, holders of Convertible Preferred Stock would be entitled to preference in the amounts stated above. Any remaining assets would be distributed to common and convertible preferred stockholders as defined. At the request of the convertible preferred stockholders on any date after March 1, 1998 (on March 18, 1998, the Convertible Preferred Stockholders agreed to extend the date to September 1, 1998), the Convertible Preferred Stock is redeemable at the above amounts. Such redemption, if requested, will be paid in three installments as follows: first, the Company will redeem 50% of the then-outstanding

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

Convertible Preferred Stock ten days subsequent to the redemption request (the "Optional Redemption Date"); then 25% on the first anniversary of the Optional Redemption Date; and finally, 25% on the second anniversary of the Optional Redemption Date.

     Annual dividends of 8% accrue on Series A, B, C, D, E and F Convertible Preferred Stock when and if declared by the Board of Directors. Upon redemption or liquidation, a dividend of 8% per annum will accrue from the original issuance date of the Series D, E and F Convertible Preferred Stock. Accordingly, the Series D, E and F Convertible Preferred Stock in the accompanying balance sheets include the accrual of such dividends through December 31, 1997. No distributions may be made to common stockholders until declared and accrued preferred stock dividends have been distributed. Common stock dividends may not be made at a rate higher than the Convertible Preferred Stock dividends.

     Each share of Series A, B, C, D, E and F is convertible at the option of the holder into one share of common stock. The conversion rate is subject to adjustment if sales of common stock, or equivalent options, excluding sales to employees under provisions of the stock option plan (see below), are made at a price lower than the original issue price of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will be automatically converted into common stock upon completion of a $10 million firmly underwritten public offering at a minimum price of at least $6.00 per share or immediately upon conversion of 75% of the Convertible Preferred Stock into common stock.

     During 1994, the Company issued notes payable to three of its existing investors totaling $2,558,000. The notes were convertible into Series E at $3.00 per share and were interest bearing at 4% per annum. The investors received warrants to purchase 200,000 shares of the Company's common stock for $600. The warrants, exercisable for $.03 per share, were recorded at their estimated fair market value of $100,000 and this amount was reflected as additional paid-in capital. The notes payable were discounted by this amount and the discount was being amortized as interest expense over the term of the debt. The notes were due upon a public offering of the Company's common stock with a per share price of at least $6.00 and aggregate proceeds of at least $10 million. Absent a public offering prior to maturity, the notes were due or convertible into Series E Convertible Preferred Stock, at the Company's option, on May 1, 1995. The warrants had an expiration date of May 1, 1995. In January 1995, the debt and accrued interest was replaced with new debt of $2,633,000 with similar terms, convertible into 1,083,381 shares of Series E Convertible Preferred Stock (at $2.43 per share). The warrants were canceled. The new debt was immediately converted into 1,083,381 shares of Series E Convertible Preferred Stock, with a liquidation or redemption price at that date of $2,633,000.

PUTABLE COMMON STOCK WARRANT

     In November 1997, the Company borrowed $4,000,000 from Banc One Capital Partners II, LLC (the "Lender") (Note 6). In connection with the loan, the Lender received a warrant to purchase 195,148 shares of the Company's common stock for $100. Under the warrant, if the Company does not complete a qualified public offering as defined in the related agreement within twelve months of the date of the agreement, the number of shares under the warrant is increased by an additional 97,574 shares of the Company's common stock. If the Company does not complete a qualified public offering as defined in the related agreement within eighteen months of the date of the agreement, the number of shares under the warrant is increased by another 97,574 shares of the Company's common stock. The Company recorded $1,464,000 for the estimated value of the shares exercisable under the warrant as a discount on long-term note payable in the accompanying balance sheets and is amortizing the discount into interest expense over the six-year term of the note. The warrant expires on the date which is the earliest of (i) the date on which a qualified initial public offering is completed, (ii) the date on which a disposition or non-surviving combination is consummated,
(iii) the date on which the Lender exercises its rights under a co-sale agreement to sell all of its warrant shares or (iv) 90 days after the maturity date of the related note.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

     In addition, at any time after the occurrence of a put trigger event and prior to a qualified public offering, as defined, the Lender may require the Company to purchase all, but not less than all, of the common shares underlying the warrant. A put trigger event is defined as the first to occur of any of the following events: (1) the sixth anniversary date of the agreement; (2) a disposition as defined in the agreement; (3) a non-surviving combination as defined in the agreement; (4) the date upon which the Company prepays in full the outstanding principal, interest and assessments, if any, on the note; or (5) an acceleration event caused by a default of the note. The put price is calculated as the greater of the market determined value amount as defined in the agreement or an amount equal to six times earnings before interest, taxes, depreciation and amortization for the preceding twelve months, reduced by current outstanding indebtedness, increased by the fair market value of all marketable securities, and divided by the number of fully diluted common shares outstanding. On December 31, 1997, the Company recorded an amount equal to the number of shares under the warrant times the difference between the current market value, as defined, and the market value of the shares at the time the warrant was issued. This amount of $8,000 was recorded as an increase in the value of the putable common stock warrant and charged to accumulated deficit in the accompanying financial statements.

     The Lender is entitled to request registration of such shares pursuant to a registration rights agreement. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account or for other security holders exercising registration rights, the warrant holder is entitled to notice of such registration and is entitled to include shares of such common stock therein.

     Pursuant to an agreement with the Lender, dated April 8, 1998, the warrant will be exercised automatically just before or contemporaneously with the effectiveness of a qualified initial public offering.

(5) STOCKHOLDERS' EQUITY (DEFICIT)

STOCK SUBSCRIPTIONS RECEIVABLE

     In September 1997, in connection with the sale of the Company's Premise Products Division, several former employees of the Company signed full recourse promissory notes to the Company to exercise their vested stock options. The notes accrue interest at 6.07% per annum. The principal and accrued interest thereon are due the earlier of September 28, 2000 or ninety days after the Company becomes subject to the reporting requirements under Section 13 of the Securities Exchange Act of 1934, as amended.

STOCK OPTION PLAN

     The Company's 1990 Stock Option Plan (the "1990 Option Plan"), as amended by the Company's Board of Directors, provides officers and employees options to purchase up to 2,262,205 shares of common stock of the Company. Under the terms of the 1990 Option Plan, the Board of Directors may grant officers and employees either nonqualified or incentive stock options, as defined by the Internal Revenue Service. The purchase price of the shares subject to incentive stock options will be the fair market value of the common stock on the date the option is granted. Options granted under the 1990 Option Plan are exercisable up to ten years from the date of the grant and are contingent upon continued employment with the Company.

     In October 1995, the Company granted an option to purchase 66,666 shares of common stock to an officer of the Company. The option is exercisable at $6.00 per share and was issuable contingent on the attainment of certain objectives. During 1997, the Company's Board of Directors determined that the officer had met the objectives required under the agreement, causing the options to be issued. No compensation expense was recorded on this option because the exercise price exceeded the fair market value of the shares.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123")

     SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted under the 1990 Option Plan during 1995, 1996 and 1997, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                       1995         1996         1997
                                                     ---------    ---------    ---------
Risk-free interest rate............................      5.85%        6.16%        6.41%
Expected dividend yield............................      0.00%        0.00%        0.00%
Expected lives outstanding.........................  5.0 years    5.0 years    5.0 years
Expected volatility................................     0.001%       0.001%       0.001%

     To estimate lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested. All options are initially assumed to vest. Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's common stock is not yet publicly traded, the expected market volatility was assumed to be zero. Actual volatility of the Company's common stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

     The total fair value of options granted under the 1990 Option Plan was computed to be approximately $260,000, $187,000 and $499,000 for the years ended December 31, 1995, 1996 and 1997, respectively. These amounts are amortized ratably over the vesting periods of the options or recognized at date of grant if no vesting period is required. Pro forma stock-based compensation, net of the effect of forfeitures, was $26,000, $80,000 and $232,000 for 1995, 1996 and
1997, respectively.

     A summary of stock options under the 1990 Option Plan as of December 31, 1995, 1996 and 1997 and changes during the years then ended are presented below:

                                  1995                   1996                   1997
                          --------------------   --------------------   --------------------
                                      WEIGHTED               WEIGHTED               WEIGHTED
                                      AVERAGE                AVERAGE                AVERAGE
                                      EXERCISE               EXERCISE               EXERCISE
                           SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                          ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning
  of year...............  1,470,386    $0.81       919,958    $1.35     1,073,908    $1.68
  Granted...............    403,666     2.34       231,983     3.12       270,016     6.93
  Exercised.............   (525,188)    0.15       (19,450)    0.99      (153,382)    1.00
  Canceled..............   (428,906)    1.35       (58,583)    1.92       (83,932)    2.46
                          ---------              ---------              ---------
Outstanding at end of
  year..................    919,958    $1.35     1,073,908    $1.68     1,106,610    $3.03
                          =========              =========              =========
Weighted average fair
  value of options
  granted...............  $    0.63              $    0.81              $    1.80
                          =========              =========              =========

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

     The following table summarizes information about the options outstanding at December 31, 1997:

                                               OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                       ------------------------------------   ----------------------
                                                      WEIGHTED
                                                       AVERAGE     WEIGHTED     NUMBER      WEIGHTED
                                         NUMBER       REMAINING    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF                            OUTSTANDING   CONTRACTUAL   EXERCISE       AT        EXERCISE
EXERCISE PRICES                        AT 12/31/97      LIFE        PRICE      12/31/97      PRICE
---------------                        -----------   -----------   --------   -----------   --------
$0.12 -- 0.30........................     239,325     3.2 years     $0.18       239,325      $0.18
$0.75 -- 1.80........................     365,000     7.0 years      1.47       260,540       1.41
$3.00 -- 6.00........................     287,018     8.7 years      4.02        71,501       3.03
$7.50 -- 9.00........................     215,267     9.8 years      7.53            --         --
                                        ---------                               -------
                                        1,106,610     7.2 years     $3.03       571,366      $1.11
                                        =========                               =======

     If the Company had accounted for its stock-based compensation plan in accordance with SFAS 123, the Company's net income from continuing operations would have been reported as follows:


                                                       1995        1996         1997
                                                     --------    --------    ----------
Net income from continuing operations:
  As reported......................................  $302,000    $937,000    $4,783,000
  Pro forma........................................  $276,000    $857,000    $4,551,000
Basic income (loss) from continuing operations per
  share:
  As reported......................................  $  (0.02)   $   0.15    $     2.17
  Pro forma........................................  $  (0.03)   $   0.10    $     2.05
Diluted net income (loss) from continuing
  operations per share:
  As reported......................................  $  (0.02)   $   0.11    $     0.54
  Pro forma........................................  $  (0.03)   $   0.10    $     0.52


(6) LONG-TERM DEBT

     At December 31, 1996 and 1997 and March 31, 1998, notes payable and long-term debt consisted of the following:

                                                     DECEMBER 31,
                                              --------------------------     MARCH 31,
                                                 1996           1997            1998
                                              -----------    -----------    ------------
                                                                            (UNAUDITED)
Borrowings on revolving line of credit
  bearing interest at prime plus 1.0% (9.50%
  at March 31, 1998), due April 15, 1999.
  Collateralized by certain assets of the
  Company. Maximum borrowing amount of 75%
  of qualified accounts receivable up to
  $2,000,000................................  $ 1,950,000    $   950,000    $    450,000

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

                                                     DECEMBER 31,
                                              --------------------------     MARCH 31,
                                                 1996           1997            1998
                                              -----------    -----------    ------------
                                                                            (UNAUDITED)
Secured promissory note to a bank, bearing
  interest at prime plus 1% (9.50% at
  December 31, 1997), minimum monthly
  payments in varying amounts, currently
  $16,000, including imputed interest of
  9.50% per annum due February 1998 with a
  final payment of $20,000, collateralized
  by certain assets of the Company..........      200,000         36,000              --
Note payable to Banc One Capital Partners
  II, LLC, bearing interest at 11% through
  May 31, 1999, and 12% thereafter, interest
  is payable the last day of each month.
  Quarterly principal payments of $250,000
  from March 31, 2001 through December 31,
  2002, then $500,000 per quarter due at
  each subsequent quarter, thereafter. The
  final payment is due November 30, 2003.
  (Note 4)..................................           --      4,000,000       4,000,000
Capitalized lease obligations for equipment
  due on various dates through October 1,
  2002, minimum monthly payments in varying
  amounts, currently $397,000 including
  imputed interest ranging from 3.75% to
  10.25% per annum, collateralized by the
  related assets with a net book value of
  $7,366,000 $8,101,000 and $7,495,000,
  respectively..............................    6,519,000      5,959,000       8,815,000
                                              -----------    -----------    ------------
                                                8,669,000     10,945,000      13,265,000
Less -- Current portion.....................   (5,351,000)    (2,624,000)     (2,267,000)
                                              -----------    -----------    ------------
                                              $ 3,318,000    $ 8,321,000    $ 10,998,000
                                              ===========    ===========    ============

     The Company may prepay the $4,000,000 note payable with Banc One Capital Partners II, LLC after June 30, 1998, however, a prepayment premium will be due equal to 4% of the amount outstanding if prepaid between June 30, 1998 and November 30, 1998, 3% if prepaid between December 1, 1998 and November 30, 1999 and 2% if prepaid between December 1, 1999 and November 30, 2000.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

     Debt maturities of notes payable and long-term debt as of March 31, 1998, are as follows:

                                                  CAPITAL        NOTES
                                                  LEASES        PAYABLE         TOTAL
                                                -----------    ----------    -----------
1998, nine months.............................  $ 1,812,000    $  450,000    $ 2,262,000
1999..........................................    2,893,000            --      2,893,000
2000..........................................    2,631,000            --      2,631,000
2001..........................................    2,040,000     1,000,000      3,040,000
2002..........................................    1,285,000     1,250,000      2,535,000
Thereafter....................................           --     1,750,000      1,750,000
                                                -----------    ----------    -----------
                                                 10,661,000     4,450,000     15,111,000
Less -- Amount related to interest............   (1,846,000)           --     (1,846,000)
                                                -----------    ----------    -----------
Principal portion of future obligations.......    8,815,000     4,450,000     13,265,000
Less -- Current portion.......................   (1,817,000)     (450,000)    (2,267,000)
                                                -----------    ----------    -----------
                                                $ 6,998,000    $4,000,000    $10,998,000
                                                ===========    ==========    ===========

(7) INCOME TAXES

     The Company has operated in three countries, the United States, Canada and Australia. For income tax return reporting purposes, the Company has approximately $9,600,000 of net operating loss carryforwards; approximately $364,000 of research and development tax credit carryforwards and $39,000 of alternative minimum tax credit carryforwards available to offset future federal taxable income or federal tax liabilities in the United States. The research and development credit and net operating loss carryforwards expire at various dates through 2011. The Company also has $208,000 of foreign tax credit carryforwards.

     The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryforwards available to be used in any given year upon the occurrence of certain events including significant changes in ownership of the Company. In accordance with certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), a greater than 50% change in ownership of a company within a three year period results in an annual limitation on the Company's ability to utilize its net operating loss carryforwards from tax periods prior to the ownership change.

     Deferred income tax assets and liabilities at December 31, 1996 and 1997, were as follows:


                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1997
                                                            -----------    -----------
Depreciation differences..................................  $  (377,000)   $  (630,000)
Accrued liabilities and other.............................      374,000        656,000
Deferred revenue..........................................      596,000        438,000
Net operating loss carryforwards..........................    3,312,000      3,564,000
Tax credit carryforwards..................................      647,000        611,000
Less -- Valuation allowance...............................   (4,552,000)    (2,139,000)
                                                            -----------    -----------
                                                            $        --    $ 2,500,000
                                                            ===========    ===========



     As of December 31, 1997, the Company reversed $2,500,000 of the valuation allowance on part of its deferred tax assets, as the Company believes it is more likely than not that such tax benefits will be realized.



     Management believes the entire tax benefit of $4,552,000 as of December 31, 1996 and the remaining tax benefit of $2,139,000 as of December 31, 1997, do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for such net tax asset.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)


     The components of the provision (benefit) for income taxes attributable to income from operations as of December 31, 1995, 1996 and 1997, were as follows:



                                                               DECEMBER 31,
                                                    ----------------------------------
                                                     1995        1996         1997
                                                    -------    --------    -----------
Current provision (benefit) --
  State...........................................  $ 2,000    $ 69,000    $   172,000
  Foreign.........................................   14,000     (60,000)            --
                                                    -------    --------    -----------
                                                    $16,000    $  9,000    $   172,000
Deferred benefit, federal and state...............       --          --     (2,500,000)
                                                    -------    --------    -----------
Income tax provision (benefit)....................  $16,000    $  9,000    $(2,328,000)
                                                    =======    ========    ===========


     The income tax provision for the three months ended March 31, 1997 and 1998 is comprised of current provision in states where the Company did not have net operating loss carryforwards available to offset net income.

     The components of the provision for income taxes attributable to income from discontinued operations as of December 31, 1995, 1996 and 1997, were as follows:

                                                               DECEMBER 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
Current provision --
  Foreign...........................................  $    --    $146,000    $100,000
                                                      =======    ========    ========

     A reconciliation of income tax provision computed by applying the federal income tax rate of 34% to income from continuing operations before income taxes as of December 31, 1995, 1996 and 1997, is as follows:


                                                             DECEMBER 31,
                                                 -------------------------------------
                                                   1995         1996          1997
                                                 ---------    ---------    -----------
Computed normal tax provision..................  $ 108,000    $ 322,000    $   835,000
Tax effect of permanent differences............     11,000       21,000         34,000
State tax, net of federal tax impact...........     15,000       44,000        113,000
Canada tax.....................................     14,000           --             --
Change in valuation allowance attributable to
  continuing operations........................   (132,000)    (378,000)    (3,310,000)
                                                 ---------    ---------    -----------
Income tax provision (benefit).................  $  16,000    $   9,000    $(2,328,000)
                                                 =========    =========    ===========


     The provision for income taxes is attributable to continuing operations and discontinued operations as follows:


                                                             DECEMBER 31,
                                                 -------------------------------------
                                                   1995         1996          1997
                                                 ---------    ---------    -----------
Provision attributable to continuing
  operations...................................  $ 148,000    $ 387,000    $   982,000
Change in valuation allowance attributable to
  continuing operations........................   (132,000)    (378,000)    (3,310,000)
                                                 ---------    ---------    -----------
Net provision (benefit) attributable to
  continuing operations........................     16,000        9,000     (2,328,000)
                                                 ---------    ---------    -----------
Benefit attributable to discontinued
  operations...................................   (705,000)    (432,000)      (797,000)
Change in valuation allowance attributable to
  discontinued operations......................    705,000      578,000        897,000
                                                 ---------    ---------    -----------
Net provision attributable to discontinued
  operations...................................         --      146,000        100,000
                                                 ---------    ---------    -----------
          Total income tax provision
            (benefit)..........................  $  16,000    $ 155,000    $(2,228,000)
                                                 =========    =========    ===========

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

(8) COMMITMENTS

     The Company leases its office and research facilities and certain equipment under operating lease agreements which expire through December 2002. Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $505,000, $621,000 and $718,000, respectively. Future minimum lease obligations under these agreements are as follows:

1998.....................................................  $1,716,000
1999.....................................................   1,662,000
2000.....................................................   1,388,000
2001.....................................................   1,385,000
2002.....................................................   1,407,000
                                                           ----------
          Total..........................................  $7,558,000
                                                           ==========

(9) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan under which eligible employees may defer up to 15% of their compensation. The Company may make matching contributions and discretionary contributions if approved by the Board of Directors. For 1995, 1996 and 1997, no employer matching or discretionary contributions were made to the 401(k) plan.

(10) RELATED PARTY TRANSACTION

     The Company provides data management and certain consulting services to and leases equipment from entities in which a stockholder of the Company has an ownership interest. A representative of the stockholder is a member of the Company's Board of Directors. The Company received net proceeds of approximately $3,226,000, $6,606,000 and $6,959,000 in 1995, 1996 and 1997, respectively, pursuant to these agreements. Amounts due to the stockholder under the lease agreements net of amounts due to the Company for services rendered as of December 31, 1996 and 1997 were $3,158,000 and $5,148,000, respectively. The leases have interest rates ranging from 9.25% to 9.50%, require monthly payments and have expiration dates varying through October 2002.

(11) MAJOR CUSTOMERS

     Revenue from certain customers exceeded 10% of total revenue for the respective year as follows: 44%, 20% and 24% in 1995; 47% and 35% in 1996; and 30%, 29% and 22% in 1997. Contracts with certain of these customers have a ten-year duration and provide for fixed monthly fees based upon the number of subscriber records managed and upon the services selected by the customer.

(12) LEGAL MATTERS

     The Company is subject to various claims and business disputes in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, management anticipates that the ultimate outcome of the issues will not have a material impact on the financial statements.

(13) SUBSEQUENT EVENTS (UNAUDITED)

     On March 18, 1998, the Company's Board of Directors authorized the filing of a Registration Statement with the Securities and Exchange Commission covering the proposed sale of shares of its common stock to the public.

                            SCC COMMUNICATIONS CORP.

              (INCLUDING INFORMATION RELATED TO UNAUDITED PERIODS)

     On March 18, 1998, the Company adopted an employee stock purchase plan ("ESPP") under which eligible employees may contribute up to 10% of their salaries through payroll deductions to purchase shares of the Company's common stock. The first offering period of the ESPP began March 1, 1998 and will end December 31, 1998. Thereafter, offering periods will be successive six month periods. At the end of each offering period, amounts contributed by employees will be used to purchase shares of the Company's common stock at a price equal to 85% of the lower of the closing price of the common stock on the first day or last day of the offering period. The Company's Board of Directors has authorized the issuance of up to 200,000 shares under the ESPP and may terminate the ESPP at any time. At January 1 of each year, the shares available under the ESPP will be restored to 200,000, although the Company's Board of Directors may elect to restore a lesser number of shares.

     On April 7, 1998, the Company adopted the 1998 Stock Incentive Plan ("1998 Plan"), which is a successor to the 1990 Option Plan, to become effective upon a qualified initial public offering. A total of 1,901,055 shares have been authorized for issuance under the 1998 Plan, including shares authorized under the 1990 Option Plan. The shares reserved for issuance will increase automatically on the first trading day of each calendar year, beginning with the 1999 calendar year, by 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. The 1998 Plan allows for issuances of options to officers, non-employee Board members and consultants, as provided for under the terms of the 1998 Plan.

                                   [SCC LOGO]

                       [BECAUSE EVERY CALL IS IMPORTANT.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.

Registration fee............................................    $ 16,793
Nasdaq National Market fee..................................      78,875
NASD fee....................................................       6,193
Blue Sky fees and expenses..................................       7,500
Printing and engraving expenses.............................     125,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     126,000
Transfer Agent and Registrar fees...........................       2,500
Miscellaneous expenses......................................     137,139
                                                                --------
          TOTAL.............................................    $800,000
                                                                ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Effective as of the closing of this offering, Article VII, Section 1 of the Restated Bylaws of the Company will provide that the Company shall indemnify its Directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder will continue as to a person who has ceased to be a Director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a Director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a Director or officer of the Company (or was serving at the Company's request as a Director or officer of another corporation) will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, effective as of the closing of this offering, Article V, Section (A) of the Company's Amended and Restated Certificate of Incorporation will provide that a Director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived any improper personal benefit.

     The Company intends to enter into indemnification agreements with each of its Directors and executive officers, effective upon the effectiveness of this Registration Statement. Generally, the indemnification agreements will attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements will provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company, or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements will provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     The Company has purchased directors' and officers' liability insurance.

     The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each Director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since March 31, 1995, the Company has sold and issued the following unregistered securities.

          (1) From March 31, 1995 to May 18, 1998, the Company issued an aggregate of 749,078 options to purchase Common Stock with exercise prices ranging from $0.30 to $12.75 per share under the 1990 Option Plan and an aggregate of 235,912 shares of Common Stock were issued through the exercise of options granted under the 1990 Option Plan for an aggregate exercise price of $159,908. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- Benefit Plans" in the form of the Prospectus included herein.

          (2) On March 5, 1996, the Company issued an aggregate of 1,225,490 shares of Series F Preferred Stock to three investors for an aggregate consideration of $5,000,000.

          (3) On November 20, 1997, the Company issued a warrant to purchase that number of Common Shares of the Company representing between two percent and four percent of the fully diluted Common Stock of the Company, depending upon certain circumstances, to Banc One Capital Partners II, LLC in connection with a loan agreement.

     The sales and issuances of securities in the above transactions were deemed to be exempt under the Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


        EXHIBIT
         NUMBER                                    DESCRIPTION
        -------                                    -----------
          1.1*             -- Form of Underwriting Agreement.
          3.1*             -- Form of Amended and Restated Certificate of Incorporation
                              of the Company to become effective immediately prior to
                              the closing of the offering.
          3.2*             -- Form of Restated Bylaws of the Company to be effective
                              upon the closing of the offering.
          4.1*             -- Form of Certificate for Common Stock.
          4.2*             -- Reference is made to Exhibits 3.1 and 3.2.
          5.1*             -- Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
         10.1*             -- Fourth Amended and Restated Registration Rights
                              Agreement, dated March 5, 1996.
         10.2*             -- 1990 Stock Option Plan.
         10.3*             -- 1998 Stock Incentive Plan.
         10.4              -- 1998 Employee Stock Purchase Plan, as amended.
         10.5*             -- Form of Directors' and Officers' Indemnification
                              Agreement.
         10.6+             -- 9-1-1 Services Agreement between Ameritech Information
                              Systems, Inc. and SCC Communications Corp., signed August
                              31, 1994.
         10.7+             -- Agreement for Services between SCC Communications Corp.
                              and U S West Communications, Inc. dated December 28,
                              1995.
         10.8+             -- Services Agreement No. PR-9026-L between SCC
                              Communications Corp. and BellSouth Telecommunications,
                              Inc. dated October 13, 1995.
         10.9+             -- Wireless E9-1-1 Agreement between SCC Communications
                              Corp. and Ameritech Mobile Communications, Inc. dated
                              April 1998.
         10.10+            -- Asset Purchase Agreement between SCC Communications Corp.
                              and Printrak International, Inc., dated July 18, 1997.
         10.11*            -- Amendment One to Asset Purchase Agreement between SCC
                              Communications Corp. and Printrak International, Inc.
         10.12*            -- Bank One Loan Agreement dated April 15, 1997, effective as of July 1, 1996.
         10.13*            -- Banc One Capital Partners and SCC Communications Corp.
                              Senior Subordinated Note and Warrant Purchase Agreement,
                              dated November 20, 1997.
         10.14*            -- Banc One Senior Subordinated Note due November 30, 2003.
         10.15*            -- Banc One Warrant Certificate.
         10.16*            -- Banc One and SCC Communications Corp. Option Agreement,
                              dated November 20, 1997.
         10.17*            -- Banc One and SCC Communications Corp. Registration Rights
                              Agreement, dated November 20, 1997.
         10.18*            -- Co-Sale Agreement, dated November 20, 1997, between SCC
                              Communications Corp., George Heinrichs, John Sims, Nancy
                              Hamilton, The Hill Partnership III, Ameritech Development
                              Corporation and Boston Capital Ventures Limited
                              Partnership and Banc One Capital Partners.
         10.19*            -- Preemptive Rights Agreement between Banc One Capital
                              Partners and SCC Communications Corp.

        EXHIBIT
         NUMBER                                    DESCRIPTION
        -------                                    -----------
         10.20*            -- Master Lease Agreement Between Ameritech Credit
                              Corporation and SCC Communications Corp., dated March 11,
                              1996.
         10.21+            -- Consulting Agreement Between SCC Communications Corp. and
                              Ameritech Mobile Communications, Inc. dated October 27,
                              1997
         10.22*            -- Bank One Loan Change in Terms Agreement effective as of
                              April 15, 1998.
         23.1*             -- Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
         23.2              -- Consent of Arthur Andersen LLP, Independent Public
                              Accountants.
         24.1*             -- Power of Attorney.
         27.1              -- Financial Data Schedule (for the year ended December 31,
                              1997).
         27.2              -- Financial Data Schedule (for the three months ended March
                              31, 1998).


------------


*   Previously filed.


+   Confidential treatment has been requested for a portion of these exhibits.

     (b) Financial Statement Schedules included separately in the Registration Statement.

     All financial statement schedules have been omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on June 23, 1998.


                                            SCC COMMUNICATIONS CORP.

                                            By:    /s/ NANCY K. HAMILTON
                                              ----------------------------------
                                                      Nancy K. Hamilton
                                                   Chief Financial Officer
                                                  and Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities indicated on June 23, 1998.


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            President, Chief Executive Officer and
-----------------------------------------------------    Director (Principal Executive Officer)
                 George K. Heinrichs

                /s/ NANCY K. HAMILTON                  Chief Financial Officer and Senior Vice
-----------------------------------------------------    President (Principal Financial and
                  Nancy K. Hamilton                      Accounting Officer)

                          *                            Chief Operating Officer
-----------------------------------------------------
                    John J. Sims

                          *                            Director
-----------------------------------------------------
                    John G. Hill

                          *                            Director
-----------------------------------------------------
                 Darrell A. Williams

                          *                            Director
-----------------------------------------------------
                   David Kronfeld

             *By: /s/ NANCY K. HAMILTON
  ------------------------------------------------
                  Nancy K. Hamilton
                 As Attorney-in-fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                    DESCRIPTION
        -------                                    -----------

         1.1*              -- Form of Underwriting Agreement.
         3.1*              -- Form of Amended and Restated Certificate of Incorporation
                              of the Company to become effective immediately prior to
                              the closing of the offering.
         3.2*              -- Form of Restated Bylaws of the Company to be effective
                              upon the closing of the offering.
         4.1*              -- Form of Certificate for Common Stock.
         4.2*              -- Reference is made to Exhibits 3.1 and 3.2.
         5.1*              -- Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
        10.1*              -- Fourth Amended and Restated Registration Rights
                              Agreement, dated March 5, 1996.
        10.2*              -- 1990 Stock Option Plan.
        10.3*              -- 1998 Stock Incentive Plan.
        10.4               -- 1998 Employee Stock Purchase Plan, as amended.
        10.5*              -- Form of Directors' and Officers' Indemnification
                              Agreement.
        10.6+              -- 9-1-1 Services Agreement between Ameritech Information
                              Systems, Inc. and SCC Communications Corp., signed August
                              31, 1994.
        10.7+              -- Agreement for Services between SCC Communications Corp.
                              and U S West Communications, Inc. dated December 28,
                              1995.
        10.8+              -- Services Agreement No. PR-9026-L between SCC
                              Communications Corp. and BellSouth Telecommunications,
                              Inc. dated October 13, 1995.
        10.9+              -- Wireless E9-1-1 Agreement between SCC Communications
                              Corp. and Ameritech Mobile Communications, Inc. dated
                              April 1998
        10.10+             -- Asset Purchase Agreement between SCC Communications Corp.
                              and Printrak International, Inc., dated July 18, 1997.
        10.11*             -- Amendment One to Asset Purchase Agreement between SCC
                              Communications Corp. and Printrak International, Inc.
        10.12*             -- Bank One Loan Agreement dated April 15, 1997, effective as of July 1, 1996.
        10.13*             -- Banc One Capital Partners and SCC Communications Corp.
                              Senior Subordinated Note and Warrant Purchase Agreement,
                              dated November 20, 1997.
        10.14*             -- Banc One Senior Subordinated Note due November 30, 2003.
        10.15*             -- Banc One Warrant Certificate.
        10.16*             -- Banc One and SCC Communications Corp. Option Agreement,
                              dated November 20, 1997.
        10.17*             -- Banc One and SCC Communications Corp. Registration Rights
                              Agreement, dated November 20, 1997.
        10.18*             -- Co-Sale Agreement, dated November 20, 1997, between SCC
                              Communications Corp., George Heinrichs, John Sims, Nancy
                              Hamilton, The Hill Partnership III, Ameritech Development
                              Corporation and Boston Capital Ventures Limited
                              Partnership and Banc One Capital Partners.
        10.19*             -- Preemptive Rights Agreement between Banc One Capital
                              Partners and SCC Communications Corp.

        EXHIBIT
         NUMBER                                    DESCRIPTION
        -------                                    -----------
        10.20*             -- Master Lease Agreement Between Ameritech Credit
                              Corporation and SCC Communications Corp., dated March 11,
                              1996.
        10.21+             -- Consulting Agreement Between SCC Communications Corp. and
                              Ameritech Mobile Communications, Inc. dated October 27,
                              1997.
        10.22*             -- Bank One Loan Change in Terms Agreement effective as of
                              April 15, 1998.
        23.1*              -- Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
        23.2               -- Consent of Arthur Andersen LLP, Independent Public
                              Accountants.
        24.1*              -- Power of Attorney.
        27.1               -- Financial Data Schedule (for the year ended December 31,
                              1997).
        27.2               -- Financial Data Schedule (for the three months ended March
                              31, 1998).


------------


*   Previously filed.


 + Confidential treatment has been requested for a portion of these Exhibits.